Exhibit 10.7

EXECUTION VERSION

REVOLVING CREDIT AGREEMENT

among

COLUMBIA PIPELINE PARTNERS LP,

as Borrower,

NISOURCE INC.,

COLUMBIA PIPELINE GROUP, INC.,

CPG OPCO LP,

COLUMBIA ENERGY GROUP,

CPG OPCO GP LLC,

as Guarantors,

THE LENDERS PARTY HERETO,

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Administrative Agent,

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.

as Syndication Agent,

CREDIT SUISSE SECURITIES (USA) LLC

and

ROYAL BANK OF CANADA,

as Co-Documentation Agents

WELLS FARGO SECURITIES, LLC

THE BANK OF TOKYO-MITSUBISHI UFJ, LTD.

CREDIT SUISSE SECURITIES (USA) LLC

and

ROYAL BANK OF CANADA

Joint Lead Arrangers and Joint Bookrunners

Dated as of December 5, 2014

i

ii

ANNEXES, EXHIBITS AND SCHEDULES

ANNEX A	Pricing Grid
EXHIBIT A	Form of Assignment and Assumption
EXHIBIT B	Form of Opinions of Vinson & Elkins LLP and Schiff Hardin LLP
EXHIBIT C	Revolving Loan Borrowing Request
EXHIBIT D	Letter of Credit Extension Request
EXHIBIT E	Form of Revolving Note
EXHIBIT F	Interest Election Request
EXHIBIT G	Prepayment Notice
EXHIBIT H-1	Form of U.S. Tax Certificate (Foreign Lenders That Are Not Partnerships)
EXHIBIT H-2	Form of U.S. Tax Certificate (Foreign Participants That Are Not Partnerships)
EXHIBIT H-3	Form of U.S. Tax Certificate (Foreign Participants That Are Partnerships)
EXHIBIT H-4	Form of U.S. Tax Certificate (Foreign Lenders That Are Partnerships)
SCHEDULE 2.01	Lenders and Commitments
SCHEDULE 4.01	Restricted Subsidiaries
SCHEDULE 6.01(e)	Existing Agreements

iii

REVOLVING CREDIT AGREEMENT, dated as of December 5, 2014 (this “Agreement”), among COLUMBIA PIPELINE PARTNERS LP, a Delaware limited partnership, as Borrower (the “Borrower”), NISOURCE INC., a Delaware corporation (“NiSource”), COLUMBIA PIPELINE GROUP, INC., a Delaware corporation (“CPG”), CPG OPCO LP, a Delaware limited partnership (“OpCo”), COLUMBIA ENERGY GROUP, a Delaware corporation (“Columbia”), CPG OPCO GP LLC, a Delaware limited liability company, each as a Guarantor (collectively the “Guarantors”), the Lead Arrangers and other Lenders from time to time party hereto, the Co-Documentation Agents party hereto, THE BANK OF TOKYO-MITSUBISHI UFJ, LTD., as Syndication Agent and WELLS FARGO BANK, NATIONAL ASSOCIATION, as administrative agent for the Lenders hereunder (in such capacity, the “Administrative Agent”).

WITNESSETH:

WHEREAS, the Borrower, each Guarantor and the Lenders have agreed to enter, subject to the terms and conditions set forth therein, into a revolving credit facility in an aggregate amount of $500,000,000;

NOW, THEREFORE, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01. Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan is, or the Loans comprising such Borrowing are, bearing interest at a rate determined by reference to the Alternate Base Rate.

“Acquisition” means the direct or indirect purchase or acquisition, whether in one or more related transactions, by any Credit Party of any Person or group of Persons (or any Capital Stock in any Person or group of Persons) or any related group of assets, liabilities or securities of any Person or group of Persons.

“Act” means the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)).

“Additional Commitment Lender” has the meaning assigned to such term in Section 2.21(c).

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agent Party” has the meaning assigned to such term in Section 11.01(g).

“Aggregate Commitments” means the aggregate amount of the Commitments of all Lenders, as in effect from time to time. As of the date hereof, the Aggregate Commitments equal $500,000,000.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1% and (c) 1.0% per annum plus the LIBO Rate applicable to an Interest Period of one month on such day (or if such day is not a Business Day, the immediately preceding Business Day), provided that, for the avoidance of doubt, the LIBO Rate for any day shall be based on the rate appearing on Reuters Screen LIBOR01 Page (or on any successor or substitute page of such page) at approximately 11:00 a.m. London time on such day. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the one-month LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the one-month LIBO Rate, respectively.

“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to CPG or its Subsidiaries from time to time concerning or relating to bribery, corruption or money laundering.

“Applicable Percentage” means, with respect to any Lender, the percentage of the Aggregate Commitments represented by such Lender’s Commitment; provided that, in the case of Section 2.20 when a Defaulting Lender shall exist, “Applicable Percentage” shall mean the percentage of the Aggregate Commitments (disregarding any Defaulting Lender’s Commitment) represented by such Lender’s Commitment. If the Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Commitments most recently in effect, giving effect to any assignments and to any Lender’s status as a Defaulting Lender at the time of determination.

“Applicable Rate” means, for any day, with respect to any ABR Loan or Eurodollar Revolving Loan or with respect to the Facility Fees and the LC Risk Participation Fee payable hereunder, as the case may be, the applicable rate per annum determined pursuant to the Pricing Grid.

“Arrangers” means each of Wells Fargo Securities, LLC, The Bank of Tokyo-Mitsubishi UFJ, LTD., Credit Suisse Securities (USA) LLC and Royal Bank of Canada.

“Asset Sale” means (a) any conveyance, sale, lease, sublease, assignment, transfer or other disposition (including by way of merger or consolidation and including any Sale and Leaseback Transaction) of any property excluding sales of inventory and dispositions of Cash Equivalents, in each case, in the ordinary course of business, by any Credit Party and (b) any issuance or sale of any Capital Stock of any Credit Party or of any Joint Venture, in each case, to any Person other than (i) CPG or (ii) any other Credit Party (other than the Borrower) or (iii) other than for purposes of Section 6.01(c), the Borrower and its Restricted Subsidiaries.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 11.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.

“Authorized Officer” means the president, chief financial officer or the treasurer of the Borrower; provided that solely with respect to the submission of a Borrowing Request, “Authorized Officer” shall also mean the assistant treasurer or the treasury operations manager of the Borrower.

“Availability Period” means the period from and including the Effective Date to but excluding the Termination Date.

“Available Cash” means the amount permitted to be distributed by the Borrower pursuant to its Organizational Documents as in effect on the Effective Date.

“Bankruptcy Event” means, with respect to any Person, such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof, provided, further, that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States of America or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Beneficiary” has the meaning set forth in Section 10.01.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Board of Directors” means, with respect to any Person, (i) in the case of any corporation, the board of directors of such Person, (ii) in the case of any limited liability company, the board of managers (or equivalent) of such Person, (iii) in the case of any partnership, the board of directors (or equivalent) of the general partner of such Person and (iv) in any other case, the functional equivalent of the foregoing.

“Borrower” means Columbia Pipeline Partners LP, a Delaware limited partnership.

“Borrowing” means Loans of the same Type, made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect.

“Borrowing Request” means a request by the Borrower for a Revolving Borrowing in accordance with Section 2.02.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that, when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

“Capital Expenditures” means expenditures made and liabilities incurred that should, in accordance with GAAP, be classified and accounted for as capital expenditures.

“Capital Lease” means, as to any Person, any lease of real or personal property in respect of which the obligations of the lessee are required, in accordance with GAAP, to be capitalized on the balance sheet of such Person.

“Capital Stock” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person other than a corporation (including, but not limited to, all common stock and preferred stock and partnership, membership and joint venture interests or units in a Person), and any and all warrants, rights or options to purchase any of the foregoing.

“Cash Account” has the meaning set forth in Section 8.01.

“Cash Equivalents” means:

(a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof;

(b) investments in commercial paper maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, the highest credit rating obtainable from S&P or from Moody’s;

(c) investments in certificates of deposit, banker’s acceptances and time deposits maturing within 180 days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof which has a combined capital and surplus and undivided profits of not less than $500,000,000;

(d) fully collateralized repurchase agreements with a term of not more than thirty (30) days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (c) above; and

(e) money market funds that (i) comply with the criteria set forth in SEC Rule 2a-7 under the Investment Company Act of 1940, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $5,000,000,000.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act, 42, U.S.C. Section 9601 et seq., as amended.

“Change in Law” means the occurrence, after the date of this Agreement (or with respect to any Lender, if later, the date on which such Lender becomes a Lender), of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rules, guideline, requirement or directive (whether or not having the force of law) by any Governmental Authority; provided, however, that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder, issued in connection therewith or in implementation thereof, and (ii) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States of America or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law” regardless of the date enacted, adopted, issued or implemented.

“Change of Control” means the occurrence of any of the following after the NiSource Release Date:

(a) other than in connection with the Specified Separation Transaction, any “person” or “group” within the meaning of Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended, shall become the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended) of more than 50% of the then outstanding voting Capital Stock of CPG;

(b) other than in connection with the Specified Separation Transaction, Continuing Directors of CPG shall cease to constitute at least a majority of the directors constituting the Board of Directors of CPG;

(c) a consolidation or merger of CPG shall occur after which the holders of the outstanding voting Capital Stock of CPG immediately prior thereto hold less than 50% of the outstanding voting Capital Stock of the surviving entity;

(d) other than in connection with the Specifed Separation Transaction, more than 50% of the outstanding voting Capital Stock of CPG shall be transferred to an entity of which CPG owns less than 50% of the outstanding voting Capital Stock;

(e) there shall occur a sale of all or substantially all of the assets of CPG;

(f) there shall occur a sale of all or substantially all of the assets of any Guarantor, other than (i) the merger or consolidation of Columbia with or into any other Loan Party or (ii) the sale of Capital Stock of Opco by Columbia or CPG to the Borrower;

(g) MLP GP shall cease to be a Wholly-Owned Subsidiary of CPG;

(h) Columbia shall cease to be a Wholly-Owned Subsidiary of CPG, other than as a result of the merger or consolidation of Columbia with or into any other Loan Party;

(i) OpCo GP shall cease to be a Wholly-Owned Subsidiary of the Borrower;

(j) CPG and the Borrower collectively shall cease to own, directly or indirectly, 100% of the Capital Stock of OpCo;

(k) MLP GP ceases to be the general partner of the Borrower; or

(l) OpCo GP ceases to be the general partner of OpCo.

“Closing Date” means the date on which this Agreement has been executed and delivered by each of the Borrower, each Guarantor, the initial Lenders, the LC Banks and the Administrative Agent.

“Co-Documentation Agents” means Credit Suisse Securities (USA) LLC and Royal Bank of Canada, in their respective capacities as co-documentation agents for the Lenders hereunder.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” means, collectively, all property of whatever kind and nature subject or purported to be subject from time to time to a Lien under any Security Document.

“Columbia” means Columbia Energy Group, a Delaware corporation.

“Commercial Operation Date” means, with respect to any Material Project, the date on which such Material Project achieves commercial operation.

“Commitment” means, with respect to each Lender, the commitment of such Lender to make Revolving Loans hereunder and to participate in Letters of Credit issued hereunder as set forth herein, as such commitment may be (a) reduced from time to time or terminated pursuant to Section 2.07 or Section 2.09 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 11.04. The initial amount of each Lender’s Commitment is (x) the amount set forth on Schedule 2.01 opposite such Lender’s name; or (y) the amount set forth in the Assignment and Assumption pursuant to which such Lender shall have assumed its Commitment, as applicable.

“Communications” has the meaning assigned to such term in Section 11.01(g).

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated Funded Indebtedness” means, with respect to the Borrower, CPG and CPG’s Restricted Subsidiaries, on a consolidated basis in accordance with GAAP, without duplication, (a) all Indebtedness of such Persons set forth in clauses (a), (b) (c) (solely to the extent such obligations are non-contingent) and (d) of the definition of “Indebtedness” and (b) obligations of such Person under direct or indirect guarantees in respect of, and obligations (contingent or otherwise) to purchase or otherwise acquire, or otherwise to assure a creditor against loss in respect of, Indebtedness of others of the kinds referred to in clause (a) of this definition.

“Consolidated Interest Coverage Ratio” means, for any Test Period, the ratio of (x) Consolidated OpCo EBITDA for such Test Period to (y) Consolidated Interest Expense for such Test Period.

“Consolidated Interest Expense” means, for any period, with respect to the Borrower, CPG and CPG’s Restricted Subsidiaries, the cash interest expense (including without limitation interest expense under Capital Lease obligations that is treated as interest in accordance with GAAP), net of gross cash interest income, of the Borrower, CPG and CPG’s Restricted Subsidiaries, in each case determined on a consolidated basis in accordance with GAAP, with respect to all outstanding Indebtedness of the Borrower, CPG and CPG’s Restricted Subsidiaries allocable to such period in accordance with GAAP (including, without limitation, all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers acceptance financing and net costs under interest rate Hedging Agreements to the extent such net costs are allocable to such period and treated as interest in accordance with GAAP). In the event that the Borrower, CPG and CPG’s Restricted Subsidiaries shall have completed a Permitted Acquisition since the beginning of the relevant period Consolidated Interest Expense shall be determined for such period on a Pro Forma Basis as if such Permitted Acquisition, and any related incurrence or repayment of Indebtedness, had occurred at the beginning of such period. In addition, (a) to the extent directly related to the Transactions or any Permitted Acquisition, debt issuance costs, debt discount or premium and other financing fees and expenses shall be excluded from the calculation of Consolidated Interest Expense and (b) Consolidated Interest Expense shall be calculated after giving effect to Hedging Agreements (including associated costs), but excluding unrealized gains and losses with respect to Hedging Agreements.

“Consolidated Net Tangible Assets” means, at any date of determination, the aggregate amount of assets (less applicable reserves and other properly deductible items) after deducting therefrom (a) all current liabilities and (b) all goodwill, trade names, trademarks, patents, unamortized debt discount and expense (to the extent included in said aggregate amount of assets) and other like intangibles, all as set forth on the most recent consolidated balance sheet of the Credit Parties and computed in accordance with GAAP.

“Consolidated OpCo Amortization Expense” means, for any period, the amortization expense of OpCo and its Wholly-Owned Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.

“Consolidated OpCo Depreciation Expense” means, for any period, the depreciation expense of OpCo and its Wholly-Owned Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP.

“Consolidated OpCo EBITDA” means, for any period, Consolidated OpCo Net Income for such period, adjusted by:

(x) adding thereto, in each case only to the extent (and in the same proportion) deducted in determining such Consolidated OpCo Net Income:

(a) Consolidated OpCo Interest Expense for such period,

(b) Consolidated OpCo Amortization Expense for such period,

(c) Consolidated OpCo Depreciation Expense for such period,

(d) Consolidated OpCo Tax Expense for such period, and

(e) the aggregate amount of all other non-cash charges reducing Consolidated OpCo Net Income (excluding any non-cash charge that results in an accrual of a reserve for cash charges in any future period) for such period, and

(y) subtracting therefrom the aggregate amount of all non-cash items increasing Consolidated OpCo Net Income (other than the accrual of revenue or recording of receivables in the ordinary course of business) for such period.

Prior to the Commercial Operation Date (but including the fiscal quarter in which such Commercial Operation Date occurs), with respect to any Material Project, Consolidated OpCo EBITDA may include, at the Borrower’s option, a material project adjustment consisting of a percentage (based on the then-current completion percentage of such Material Project as of the date of determination) of an amount to be approved by the Administrative Agent as the projected Consolidated OpCo EBITDA attributable to such Material Project for the first 12-month period following the scheduled Commercial Operation Date of such Material Project (such amount to be determined based on projected revenues from customer contracts, projected revenues that are determined by the Administrative Agent, in its discretion, to otherwise be highly probable, the creditworthiness and applicable projected production of the prospective customers, capital and other costs, operating and administrative expenses, scheduled Commercial Operation Date, commodity price assumptions and other factors deemed appropriate by Administrative Agent); provided that such adjustment to Consolidated OpCo EBITDA occurs for the fiscal quarter in which construction or expansion of such Material Project commences and for each fiscal quarter thereafter until the Commercial Operation Date of such Material Project (including the fiscal quarter in which such Commercial Operation Date occurs, but net of any actual Consolidated OpCo EBITDA attributable to such Material Project following such Commercial Operation Date to the extent such actual Consolidated OpCo EBITDA attributable to such Material Project was included in the calculation of Consolidated OpCo EBITDA for such fiscal quarter); provided further that if the actual Commercial Operation Date does not occur by the scheduled Commercial Operation Date, then the foregoing amount shall be reduced, for quarters ending after the scheduled Commercial Operation Date to (but excluding) the first full quarter after its Commercial Operation Date, by the following percentage amounts depending on the period of delay (based on the period of actual delay or then-estimated delay, whichever is longer): (i) 90 days or less, 0%, (ii) longer than 90 days, but not more than 180 days, 25%, (iii) longer than 180 days but not more than 270 days, 50%, (iv) longer than 270 days but not more than 365 days, 75%, and (v) longer than 365 days, 100%.

Beginning with the first full fiscal quarter following the Commercial Operation Date of a Material Project and for the two immediately succeeding fiscal quarters, an amount equal to the projected Consolidated OpCo EBITDA attributable to such Material Project for the balance of the four full fiscal quarter period following such Commercial Operation Date, may, at the Borrower’s option, be added to actual Consolidated OpCo EBITDA for such fiscal quarters.

Notwithstanding the foregoing, (a) no such additions to Consolidated OpCo EBITDA for a Material Project shall be allowed with respect to any Material Project unless: (i) at least 30 days (or such lesser period as is reasonably acceptable to the Administrative Agent) prior to the beginning of the first fiscal quarter in which such Consolidated OpCo EBITDA attributable to such Material Project is to be included (the “Initial Quarter”), the Borrower shall have delivered to the Administrative Agent written pro forma projections of Consolidated OpCo EBITDA attributable to such Material Project, and (ii) prior to the last day of the Initial Quarter, the Administrative Agent shall have approved such projections and shall have received such other information and documentation as the Administrative Agent may reasonably request, all in form and substance satisfactory to the Administrative Agent, and (b) the aggregate amount of all Consolidated OpCo EBITDA adjustments attributable to Material Projects during any period shall be limited to 20% of the total actual Consolidated OpCo EBITDA for such period.

Consolidated OpCo EBITDA shall be calculated on a Pro Forma Basis to give effect to the any Permitted Acquisition and Asset Sale by OpCo or any of its Wholly-Owned Restricted Subsidiaries, in each case, involving consideration (including the assumption of Indebtedness) in excess of $100,000,000 consummated at any time on or after the first day of the Test Period thereof as if the Transactions and each such Permitted Acquisition had been effected on the first day of such period and as if each such Asset Sale had been consummated on the first day of such period.

“Consolidated OpCo Interest Expense” means, for any period, with respect to OpCo and its Wholly-Owned Restricted Subsidiaries, the interest expense (including without limitation interest expense under Capital Lease obligations that is treated as interest in accordance with GAAP), net of gross interest income, of OpCo and its Wholly-Owned Restricted Subsidiaries, in each case determined on a consolidated basis in accordance with GAAP, with respect to all outstanding Indebtedness of OpCo and its Wholly-Owned Restricted Subsidiaries allocable to such period in accordance with GAAP (including, without limitation, all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers acceptance financing and net costs under interest rate Hedging Agreements to the extent such net costs are allocable to such period and treated as interest in accordance with GAAP). In the event that OpCo and its Wholly-Owned Restricted Subsidiaries shall have completed a Permitted Acquisition since the beginning of the relevant period Consolidated Interest Expense shall be determined for such period on a Pro Forma Basis as if such Permitted Acquisition, and any related incurrence or repayment of Indebtedness, had occurred at the beginning of such period. In addition, (a) to the extent directly related to the Transactions or any Permitted Acquisition by OpCo or any of its Wholly-Owned Restricted Subsidiaries, debt issuance costs, debt discount or premium and other financing fees and expenses shall be excluded from the calculation of Consolidated Interest Expense and (b) Consolidated Interest Expense shall be calculated after giving effect to Hedging Agreements (including associated costs), but excluding unrealized gains and losses with respect to Hedging Agreements.

“Consolidated OpCo Net Income” means, for any period, the consolidated net income (or loss) of OpCo and its Wholly-Owned Restricted Subsidiaries determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded from such net income (to the extent otherwise included therein), without duplication:

(a) the net income (or loss) of any Person (other than OpCo and its Wholly-Owned Restricted Subsidiaries) in which any Person other than OpCo and its Wholly-Owned Restricted Subsidiaries has an ownership interest, except to the extent that cash in an amount equal to any such income has actually been received by OpCo and its Wholly-Owned Restricted Subsidiaries during such period;

(b) any gain (or loss), together with any related provisions for taxes on any such gain (or the tax effect of any such loss to the extent the loss is able to be utilized), realized during such period by OpCo and its Wholly-Owned Restricted Subsidiaries upon any Asset Sale (other than any dispositions in the ordinary course of business) by OpCo or any of its Wholly-Owned Restricted Subsidiaries;

(c) gains and losses due solely to fluctuations in currency values and the related tax effects determined in accordance with GAAP for such period;

(d) non-cash earnings resulting from any reappraisal, revaluation or write-up of assets;

(e) unrealized gains and losses with respect to Hedging Obligations for such period; and

(f) any extraordinary gain (or extraordinary loss), giving effect to any related provision for taxes on any such gain (or the tax effect of any such loss), recognized by OpCo and its Wholly-Owned Restricted Subsidiaries during such period;

provided that, without duplication, Consolidated OpCo Net Income for such period shall (x) not include the cumulative effect of a change in accounting principles during such period and (y) (to the extent not otherwise included therein) be increased to the extent of the amount of cash dividends or cash distributions or other payments paid in cash (or to the extent converted into cash) to OpCo and or any of its Wholly-Owned Restricted Subsidiaries in respect of such period from any Person that is not a Wholly-Owned Restricted Subsidiary of OpCo and its Wholly-Owned Restricted Subsidiaries, or that is accounted for by the equity method of accounting.

“Consolidated OpCo Tax Expense” means, for any period, the tax expense of OpCo and its Wholly-Owned Restricted Subsidiaries, for such period, determined on a consolidated basis in accordance with GAAP.

“Continuing Directors” means, as to any Person, (a) all members of the Board of Directors of such Person who have held office continually since the Effective Date, and (b) all members of the Board of Directors of such Person who were elected as directors after the Effective Date and whose nomination for election was approved by a vote of at least 50% of the Continuing Directors.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“CPG” means Columbia Pipeline Group, Inc., a Delaware corporation.

“CPG Credit Facility” means that certain Revolving Credit Agreement among CPG, as borrower, each of Columbia, OpCo GP and OpCo, each as a guarantor, JPMorgan Chase Bank, N.A., as Administrative Agent, and the lenders party thereto.

“CPPL MLP OpCo Percentage” means the percentage of the outstanding Capital Stock of OpCo owned, directly or indirectly, by the Borrower from time to time.

“Credit Documents” means (a) this Agreement, any promissory notes executed pursuant to Section 2.10, and any Assignment and Assumptions, (b) any certificates, opinions and other documents required to be delivered pursuant to Section 3.01 or 3.02 and (c) any other documents delivered by a Loan Party pursuant to or in connection with any one or more of the foregoing.

“Credit Party” means, without duplication, each of the Borrower, the Guarantors and each of their Restricted Subsidiaries; and “Credit Parties” means the Borrower, the Guarantors and each of their Restricted Subsidiaries, collectively.

“Creditor Party” means the Administrative Agent, any LC Bank or any other Lender.

“Debt for Borrowed Money” means, as to any Person, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all Capital Lease obligations of such Person, and (d) all obligations of such Person under synthetic leases, tax retention operating leases, off-balance sheet loans or other off-balance sheet financing products that, for tax purposes, are considered indebtedness for borrowed money of the lessee but are classified as operating leases under GAAP.

“Default” means any event or condition that constitutes an Event of Default or that, upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Defaulting Lender” means any Lender that (a) has failed, within two Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans, (ii) fund any portion of its participations in Letters of Credit or (iii) pay over to any Creditor Party any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding set forth in Section 3.03 (specifically identified and including the particular default, if any) has not been satisfied, (b) has notified the Borrower or any Creditor Party in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a loan under this Agreement set forth in Section 3.03 cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after request by a Creditor Party, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations to fund prospective Loans and participations in then outstanding Letters of Credit under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon such Creditor Party’s receipt of such certification in form and substance satisfactory to it and the Administrative Agent, or (d) has become the subject of a Bankruptcy Event.

“Disqualified Capital Stock” means any Capital Stock which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, (a) matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, on or prior to the first anniversary of the Termination Date, (b) is convertible into or exchangeable (unless at the sole option of the issuer thereof) for (i) debt securities or (ii) any Capital Stock referred to in (a) above, in each case at any time on or prior to the first anniversary of the Termination Date, or (c) contains any repurchase obligation which may come into effect prior to payment in full of all Obligations; provided, however, that any Capital Stock that would not constitute Disqualified Capital Stock but for provisions thereof giving holders thereof (or the holders of any security into or for which such Capital Stock is convertible, exchangeable or exercisable) the right to require the issuer thereof to redeem such Capital Stock upon the occurrence of a change in control or an asset sale occurring prior to the first anniversary of the Termination Date shall not constitute Disqualified Capital Stock if such Capital Stock provide that the issuer thereof will not redeem any such Capital Stock pursuant to such provisions prior to the repayment in full of the Obligations.

“Dividend” means, with respect to any Person, that such Person has paid a dividend or returned any equity capital to the holders of its Capital Stock or made any other distribution, payment or delivery of property (other than Qualified Capital Stock of such Person) or cash to the holders of its Capital Stock as such, or redeemed, retired, purchased or otherwise acquired, directly or indirectly, for consideration any of its Capital Stock outstanding (or any options or warrants issued by such Person with respect to its Capital Stock), or shall have permitted any of its Subsidiaries to purchase or otherwise acquire for consideration any of the Capital Stock of such Person outstanding (or any options or warrants issued by such Person with respect to its Capital Stock).

“Dollars” or “$” refers to lawful money of the United States of America.

“Effective Date” means the date after the Closing Date on which each of the conditions precedent set forth in Section 3.02 have been satisfied or waived by the Lenders in accordance with Section 11.02.

“Electronic Signature” means an electronic sound, symbol, or process attached to, or associated with, a contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or record.

“Electronic System” means any electronic system, including (i) e-mail, (ii) e-fax, (iii) Intralinks®, Syndtrak®, ClearPar® and (iv) any other Internet or extranet-based site, whether such electronic system is owned, operated or hosted by the Administrative Agent and any of its Related Parties or any other Person, providing for access to data protected by passcodes or other security system.

“Environment” means ambient air, surface water and groundwater (including potable water, navigable water and wetlands), the land surface or subsurface strata, natural resources, the workplace or as otherwise defined in any Environmental Law.

“Environmental Laws” means any and all foreign, federal, state, local or municipal laws (including, without limitation, common laws), rules, orders, regulations, statutes, ordinances, codes, decrees, judgments, awards, writs, injunctions, requirements of any Governmental Authority or other requirements of law regulating, relating to or imposing liability or standards of conduct concerning, pollution, waste, industrial hygiene, occupational safety or health, the presence, transport, manufacture, generation, use, handling, treatment, distribution, storage, disposal or release of Hazardous Materials, or protection of human health, plant life or animal life, natural resources or the environment, as now or at any time hereafter in effect.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Credit Parties directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder.

“ERISA Affiliate” means any Person who, for purposes of Title IV of ERISA, is a member of the Borrower’s or any Guarantor’s controlled group, or under common control with the Borrower or any Guarantor, within the meaning of Section 414 of the Code and the regulations promulgated and rulings issued thereunder.

“ERISA Event” means (a) a reportable event, within the meaning of Section 4043 of ERISA, with respect to a Plan unless the 30-day notice requirement with respect thereto has been waived by the PBGC, (b) the provision by the administrator of any Plan of a notice of intent to terminate such Plan, pursuant to Section 4041(a)(2) and 4041(c) of ERISA (including any such notice with respect to a plan amendment referred to in Section 4041(e) of ERISA), (c) the withdrawal by the Borrower or any Guarantor or any of their respective ERISA Affiliates from a Multiple Employer Plan during a plan year for which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA, (d) the failure by the Borrower or any Guarantor or any of their respective ERISA Affiliates to make a payment to a Plan required under Section 302 of ERISA, for which Section 303(k) of ERISA imposes a lien for failure to make required payments, or (e) the institution by the PBGC of proceedings to terminate a Plan, pursuant to Section 4042 of ERISA, or the occurrence of any event or condition which may reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, a Plan.

“Eurocurrency Liabilities” has the meaning assigned to that term in Regulation D of the Board, as in effect from time to time.

“Eurodollar”, when used in reference to any Loan or Borrowing, refers to whether such Loan is, or the Loans comprising such Borrowing are, bearing interest at a rate determined by reference to the LIBO Rate.

“Eurodollar Rate Reserve Percentage” of any Lender for the Interest Period for any Eurodollar Loan means the reserve percentage applicable during such Interest Period (or if more than one such percentage shall be so applicable, the daily average of such percentages for those days in such Interest Period during which any such percentage shall be so applicable) under regulations issued from time to time by the Board (or any successor) for determining the maximum reserve requirement (including, without limitation, any emergency, supplemental or other marginal reserve requirement) for such Lender with respect to liabilities or assets consisting of or including Eurocurrency Liabilities having a term equal to such Interest Period.

“Event of Default” has the meaning assigned to such term in Article VIII.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on (or measured by) its net income or net earnings (however denominated), franchise Taxes and branch profits Taxes, in each case, (i) imposed by the jurisdiction (or any political subdivision thereof) under the laws of which such Recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located or (ii) that are Other Connection Taxes, (b) in case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 2.19) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.17, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 2.17(e) or (f), and (d) any Taxes imposed under FATCA.

“Existing NiSource Credit Agreement” means that certain Second Amended and Restated Revolving Credit Agreement, dated as of September 30, 2013 by and among NiSource Finance Corp., an Indiana corporation, NiSource, the Lenders from time to time party thereto and Barclays Bank PLC, as the Administrative Agent.

“Existing Termination Date” has the meaning assigned to such term in Section 2.21(a).

“Extending Lender” has the meaning assigned to such term in Section 2.21(b).

“Extension Date” has the meaning assigned to such term in Section 2.21(a).

“Extension of Credit” means (a) the making by any Lender of a Revolving Loan, (b) the issuance of a Letter of Credit by any LC Bank or (c) the amendment of any Letter of Credit having the effect of extending the stated termination date thereof, increasing the LC Outstandings, or otherwise altering any of the material terms or conditions thereof.

“Facility Fee” has the meaning set forth in Section 2.12.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreement entered into pursuant to Section 1471(b)(1) of the Code.

“Federal Bankruptcy Code” means Title 11 of the United States Code (11 U.S.C. § 101 et seq.) as now or hereafter in effect, or any successor statute.

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it; provided that if such rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Foreign Lender” means any Lender that is not a U.S. Person.

“GAAP” means generally accepted accounting principles in the United States of America consistent with those applied in the preparation of the financial statements referred to in Section 4.01(e) and (f).

“Governmental Authority” means the government of the United States of America, any other nation, or any political subdivision of the United States of America or any other nation, whether state or local, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank), and any group or body charged with setting financial accounting or regulatory capital rules or standards (including, without limitation, the Financial Accounting Standards Board, the Bank for International Settlements or the Basel Committee on Banking Supervision or any successor or similar authority to any of the foregoing).

“Guarantor” means each of OpCo, Columbia, CPG, OpCo GP and, prior to the NiSource Release Date, NiSource; and “Guarantors” means OpCo, Columbia, CPG, OpCo GP and, prior to the NiSource Release Date, NiSource, collectively.

“Guaranty” means the guaranty of the Guarantors pursuant to Article X of this Agreement.

“Hazardous Materials” means any asbestos; flammables; volatile hydrocarbons; industrial solvents; explosive or radioactive materials; hazardous wastes; toxic substances; liquefied natural gas; natural gas liquids; synthetic gas; oil, petroleum, or related materials and any constituents, derivatives, or byproducts thereof or additives thereto; or any other material, substance, waste, element or compound (including any product) regulated pursuant to any Environmental Law, including, without limitation, substances defined as “hazardous substances,” “hazardous materials,” “contaminants,” “pollutants,” “hazardous wastes,” “toxic substances,” “solid waste,” or “extremely hazardous substances” in (i) CERCLA, (ii) the Hazardous Materials Transportation Act, 49 U.S.C. Section 1801 et seq., (iii) the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901 et seq., (iv) the Federal Water Pollution Control Act, as amended, 33 U.S.C. Section 1251 et seq., (v) the Clean Air Act, 42 U.S.C. Section 7401 et seq., (vi) the Toxic Substances Control Act, 15 U.S.C. Section 2601 et seq., (vii) the Safe Drinking Water Act, 42 U.S.C. Section 300f et seq., or (viii) foreign, state, local or municipal law, in each case, as may be amended from time to time.

“Hedging Agreement” means any agreement with respect to any swap, forward, future or derivative transaction, option, floor, cap, collar or similar agreement, whether exchange traded, “over-the-counter” or otherwise, involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower or the Subsidiaries shall be a Hedging Agreement.

“Hedging Obligations” means obligations under or with respect to Hedging Agreements.

“Impacted Interest Period” has the meaning assigned to such term in the definition of “LIBO Rate”.

“Indebtedness” of any Person means (without duplication) (a) Debt for Borrowed Money, (b) obligations of such Person to pay the deferred purchase price of property or services, except trade accounts payable arising in the ordinary course of business which are not overdue, (c) all obligations, contingent or otherwise, of such Person in respect of any letters of credit, bankers’ acceptances or interest rate, currency or commodity swap, cap or floor arrangements, (d) all indebtedness of others secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the indebtedness secured thereby has been assumed, (e) all amounts payable by such Person in connection with mandatory redemptions or repurchases of preferred stock, and (f) obligations of such Person under direct or indirect guarantees in respect of, and obligations (contingent or otherwise) to purchase or otherwise acquire, or otherwise to assure a creditor against loss in respect of, indebtedness or obligations of others of the kinds referred to in clauses (a) through (e) above.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Credit Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Indemnitee” has the meaning set forth in Section 11.03.

“Index Debt” means (a) prior to the NiSource Release Date, the senior unsecured long-term debt securities of NiSource, without third-party credit enhancement and (b) from and after the NiSource Release Date, the senior unsecured long-term debt securities of CPG, without third-party credit enhancement.

“Ineligible Institution” has the meaning assigned to such term in Section 11.04(b).

“Information” has the meaning set forth in Section 11.12.

“Initial LC Bank” means Wells Fargo Bank, National Association.

“Insufficiency” means, with respect to any Plan, the amount, if any, by which the present value of all vested and unvested accrued benefits under such Plan exceeds the fair market value of assets allocable to such benefits, all determined as of the then most recent valuation date for such Plan using actuarial assumptions used in determining such Plan’s target normal cost for purposes of Section 430(b) of the Code.

“Interest Election Request” means a request by the Borrower to convert or continue a Revolving Borrowing in accordance with Section 2.06.

“Interest Payment Date” means (a) with respect to any ABR Loan, the last Business Day of each March, June, September and December, (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Borrowing with an Interest Period of more than three months’ duration, the day that is three months after the first day of such Interest Period and (c) with respect to any Loan, the Termination Date.

“Interest Period” means with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one week or one, two, three or six months thereafter, as the Borrower may elect; provided that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day; and (b) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and, in the case of a Revolving Borrowing, thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Interpolated Rate” means, at any time, the rate per annum determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the LIBOR Screen Rate for the longest period (for which the LIBOR Screen Rate is available) that is shorter than the Impacted Interest Period and (b) the LIBOR Screen Rate for the shortest period (for which the LIBOR Screen Rate is available) that exceeds the Impacted Interest Period, in each case, at such time.

“Investments” shall have the meaning assigned to such term in Section 6.01(g).

“Investment Grade Date” means the first date on which the Index Debt of CPG achieves an Investment Grade Rating.

“Investment Grade Rating” means a rating of Baa3 or BBB-, respectively, or higher from one of Moody’s or S&P; provided that the other rating received at such time is rated no less than BB+ and Ba1 with an outlook of stable or higher.

“IPO Transaction” means the initial public offering of not more than 75% of the equity of the Borrower and the receipt by Columbia or OpCo of the proceeds of such offering in an amount not less than $500,000,000.

“Joint Venture” means (i) a joint venture with a third party including any Person in which the Credit Parties own (including ownership through its Subsidiaries) equity interests representing less than 100% of the total outstanding equity interests of such Person and including any entity that would otherwise be a Subsidiary if such entity were not designated as a Joint Venture by the Borrower (in its discretion) to the Administrative Agent, or (ii) a Subsidiary formed with the intention of establishing a joint venture; provided that if such entity still constitutes a Subsidiary ninety days after formation it shall no longer constitute a Joint Venture; provided, that in each, all Investments by any Credit Party are made pursuant to and are permitted by Section 6.01(g).

“LC Bank” means the Initial LC Bank or any other Lender approved by the Borrower and the Administrative Agent that may agree to issue Letters of Credit pursuant to an agreement in form satisfactory to the Borrower and the Administrative Agent, so long as such Lender expressly agrees to perform in accordance with their terms all of the obligations that by the terms of this Agreement are required to be performed by it as an LC Bank and notifies the Administrative Agent of its applicable lending office (which information shall be recorded by the Administrative Agent in the Register), for so long as the Initial LC Bank or Lender, as the case may be, shall have a Letter of Credit Commitment.

“LC Exposure” means, at any time, the sum of (a) the LC Outstandings at such time plus (b) the aggregate amount of all Unreimbursed LC Disbursements at such time. The LC Exposure of any Lender at any time shall be its Applicable Percentage of the total LC Exposure at such time.

“LC Outstandings” means, for any date of determination, the aggregate maximum amount available to be drawn under all Letters of Credit outstanding on such date (assuming the satisfaction of all conditions for drawing enumerated therein).

“LC Risk Participation Fee” has the meaning set forth in Section 2.12.

“Lender Notice Date” has the meaning assigned to such term in Section 2.21(b).

“Lenders” means (a) the Persons listed on Schedule 2.01, including any such Person identified thereon or in the signature pages hereto as a Lead Arranger, and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption and (b) if and to the extent so provided in Section 2.04(c), the applicable LC Bank.

“Letter of Credit” means a standby letter of credit issued by the applicable LC Bank pursuant to the terms of this Agreement, as such letter of credit may from time to time be amended, modified or extended in accordance with the terms of this Agreement.

“Letter of Credit Commitment” means, with respect to each LC Bank, the obligation of such LC Bank to issue Letters of Credit for the account of the Borrower from time to time in an aggregate amount up to (a) for the Initial LC Bank, the amount set forth on Schedule 2.01 opposite its name and (b) for any other LC Bank, as separately agreed to by such LC Bank and the Borrower. The Letter of Credit Commitment is part of, and not in addition to, the Commitments.

“LIBO Rate” means, with respect to any Eurodollar Borrowing for any applicable Interest Period, the London interbank offered rate administered by ICE Benchmark Administration (or any other Person that takes over the administration of such rate) for Dollars for a period equal in length to such Interest Period as displayed on pages LIBOR01 or LIBOR02 of the Reuters screen or, in the event such rate does not appear on either of such Reuters pages, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate as shall be selected by the Administrative Agent from time to time in its reasonable discretion (in each case the “LIBOR Screen Rate”) at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period; provided that, if the LIBOR Screen Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement; provided, further, that if a LIBOR Screen Rate shall not be available at such time for such Interest Period (the “Impacted Interest Period”), then the LIBO Rate for such Interest Period shall be the Interpolated Rate; provided, that, if any Interpolated Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement. It is understood and agreed that all of the terms and conditions of this definition of “LIBO Rate” shall be subject to Section 2.14.

“LIBOR Screen Rate” has the meaning assigned to such term in the definition of “LIBO Rate”.

“Lien” has the meaning set forth in Section 6.01(a).

“Loan Party” means each of the Borrower and each Guarantor; and “Loan Parties” means the Borrower and each Guarantor, collectively.

“Loans” means the loans made by the Lenders to the Borrower pursuant to this Agreement.

“Margin Stock” means margin stock within the meaning of Regulations U and X issued by the Board.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, operations, condition (financial or otherwise) of the Credit Parties taken as a whole; (b) the validity or enforceability of any of Credit Documents or the rights, remedies and benefits available to the Administrative Agent and the Lenders thereunder; or (c) the ability of the Borrower or the Guarantors to consummate the Transactions.

“Material Project” means the construction or expansion of any capital project by a Credit Party, the aggregate capital cost of which (inclusive of capital costs expended prior to the acquisition thereof) is reasonably expected by the Borrower to exceed, or exceeds, $25,000,000.

“MLP Agreement” means that certain limited partnership agreement of the Borrower that is in effect on the Effective Date.

“MLP GP” means CPP GP LLC, a Delaware limited liability company.

“Money Pool Arrangement” means (i) prior to the Specified Separation Transaction, that certain System Money Pool Agreement among CPG, NiSource Finance Corp., NiSource Corporate Services Company and certain subsidiaries of CPG, dated as of November 1, 2014, as the same may be amended, restated, supplemented or otherwise modified from time to time and (ii) from and after the Specified Separation Transaction, one or more agreements by and among any or all of the Borrower, CPG, OpCo and certain of their Restricted Subsidiaries (the “Money Pool Parties”) in substantially the same form and for substantially the same purpose; in each case as may be amended, restated, supplemented or otherwise modified from time to time.

“Money Pool Parties” shall have the meaning set forth in the definition of “Money Pool Arrangement”.

“Moody’s” means Moody’s Investors Service, Inc., and any successor thereto.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA that is subject to Title IV of ERISA and to which the Borrower, any Guarantor or an ERISA Affiliate makes, or is required to make, contributions or otherwise has any liability (including contingent liability).

“Multiple Employer Plan” means a single employer plan, as defined in Section 4001(a)(15) of ERISA, which (a) is maintained for employees of the Borrower, any Guarantor or an ERISA Affiliate and at least one Person other than the Borrower and an ERISA Affiliate, or (b) was so maintained and in respect of which the Borrower, any Guarantor or an ERISA Affiliate could have liability under Section 4064 or 4069 of ERISA in the event that such plan has been or were to be terminated.

“NiSource” means NiSource Inc., a Delaware corporation.

“NiSource Release Date” means the earlier of (i) the date on which the Borrower shall deliver written notice to the Administrative Agent that CPG shall have received ratings from both Moody’s and S&P, or their successors and (ii) consummation of the Specified Separation Transaction.

“Non-Extending Lender” has the meaning assigned to such term in Section 2.21(b).

“Non-Recourse Debt” means Indebtedness of the Borrower, any Guarantor or any of their respective Subsidiaries which is incurred in connection with the acquisition, construction, sale, transfer or other disposition of specific assets, to the extent recourse, whether contractual or as a matter of law, for non-payment of such Indebtedness is limited (a) to such assets or (b) if such assets are (or are to be) held by a Subsidiary formed solely for such purpose, to such Subsidiary or the Capital Stock of such Subsidiary.

“Obligations” means all amounts, direct or indirect, contingent or absolute, of every type or description, and at any time existing and whenever incurred (including, without limitation, after the commencement of any bankruptcy proceeding), owing to the Administrative Agent or any Lender pursuant to the terms of this Agreement or any other Credit Document.

“OFAC” means the Office of Foreign Assets Control of the U.S. Department of the Treasury.

“OpCo GP” means CPG OpCo GP LLC, a Delaware limited liability company.

“Organizational Documents” means, with respect to any Person, (i) in the case of any corporation, the certificate of incorporation and by-laws (or similar documents) of such Person, (ii) in the case of any limited liability company, the certificate of formation and limited liability company agreement (or similar documents) of such Person, (iii) in the case of any limited partnership, the certificate of formation and limited partnership agreement (or similar documents) of such Person, (iv) in the case of any general partnership, the partnership agreement (or similar document) of such Person and (v) in any other case, the functional equivalent of the foregoing.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Credit Document, or sold or assigned an interest in any Loan or Credit Document).

“Other Taxes” means any and all present or future stamp, documentary or similar Taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment.

“Outstanding Loans” means, as to any Lender at any time, the aggregate principal amount of all Loans made or maintained by such Lender then outstanding.

“Parent” means, with respect to any Lender, any Person as to which such Lender is, directly or indirectly, a subsidiary.

“Participant” has the meaning set forth in Section 11.04.

“Participant Register” has the meaning set forth in Section 11.04.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Permitted Acquisition” means any Acquisition in connection with which each of the following conditions is met:

(a) before the effectiveness of such Acquisition, the Borrower delivers to the Administrative Agent evidence of company authority to enter into such Acquisition;

(b) a Credit Party is the acquiring or surviving entity;

(c) no Event of Default exists, and the Acquisition will not cause an Event of Default;

(d) after giving effect to such Acquisition on a Pro Forma Basis, the Loan Parties would have been in compliance with all of the covenants set forth in Article VII as of the most recently ended Test Period (assuming, for purposes of Article VII, that such transaction, and all other Permitted Acquisitions consummated since the first day of the relevant Test Period for each of the financial covenants set forth in Article VII ending on or prior to the date of such transaction, had occurred on the first day of such relevant Test Period);

(e) the acquisition target is, or the assets acquired in such Acquisition are used or useful, as applicable, in the same or similar line of business as the Credit Parties; and

(f) solely with respect to an Acquisition of another Person or the Capital Stock of any Person or group of Persons:

(i) the Acquisition shall constitute not less than 50% of the Capital Stock of such target at the time of the Acquisition;

(ii) such Acquisition shall result in the acquisition target becoming a Credit Party to the extent required by Section 6.01(m); and

(iii) the Board of Directors of the Person to be acquired (or whose assets are to be acquired) shall not have indicated publicly its opposition to the consummation of such Acquisition (which opposition has not been publicly withdrawn).

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower, any Guarantor or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Pricing Grid” means the pricing grid attached hereto as Annex A.

“Prime Rate” means the rate of interest per annum publicly announced from time to time by the Administrative Agent as its prime rate in effect at its principal office in Charlotte, North Carolina; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

“Priority Debt” means the sum, without duplication, of (a) all Indebtedness of any Credit Party secured by a Lien, and (b) all unsecured Indebtedness of any Restricted Subsidiary of any Credit Party (excluding (i) unsecured Indebtedness owing to any Loan Party, (ii) any guaranty by a Loan Party of Indebtedness of any other Loan Party, (iii) Indebtedness under the CPG Credit Facility, (iv) unsecured Indebtedness of the Borrower, provided that (w) no Event of Default has occurred and is continuing or would occur after giving effect to such incurrence, (x) after giving effect to the incurrence of such Indebtedness on a Pro Forma Basis, the Loan Parties shall be in compliance with all covenants set forth in Article VII as of the most recent Test Period, (y) the latest maturity date of such Indebtedness shall not be prior to the Termination Date and shall not have a weighted average life to maturity that is shorter than that of the existing Loans, and (z) such Indebtedness does not have the benefit of, directly or indirectly, any covenants or definitions that are more restrictive than those set forth herein, (v) Indebtedness pursuant to the Money Pool Arrangement and (vi) any unsecured Indebtedness of a Restricted Subsidiary that guaranties the Indebtedness under this Agreement on terms satisfactory to the Administrative Agent).

“Pro Forma Basis” means, in connection with any calculation of compliance with any financial covenant or term, the calculation thereof after giving effect on a pro forma basis to the change in such calculation required by the applicable provision hereof, and otherwise on a basis in accordance with GAAP as used in the preparation of the latest financial statements provided pursuant to Section 5.01(h)(i) or (ii) and otherwise reasonably satisfactory to the Administrative Agent.

“Purchase Money Obligation” means, with respect to any Person, the obligations of such Person in respect of Indebtedness (including Capital Lease obligations) incurred for the purpose of financing all or any part of the purchase price of any property (including Capital Stock of any Person) or the cost of installation, construction or improvement of any property and any refinancing thereof; provided, however, that (i) such Indebtedness is incurred prior to, contemporaneously with or within one year after such acquisition of such property by such Person and (ii) the amount of such Indebtedness does not exceed 100% of the cost of such acquisition, installation, construction or improvement, as the case may be, including related costs, fees and expenses.

“Qualified Capital Stock” means, with respect to any Person, any Capital Stock of such Person that are not Disqualified Capital Stock.

“Real Property” means, collectively, all right, title and interest (including any leasehold, mineral or other estate) of any Person in and to any and all parcels of or interests in real property, whether in fee, by lease, license or other means, together with, in each case, all easements, hereditaments and appurtenances relating thereto, all improvements and appurtenant fixtures and equipment, all general intangibles and contract rights and other property and rights incidental to the ownership, lease or operation thereof.

“Recipient” means, as applicable, (a) the Administrative Agent and (b) any Lender.

“Referenced Annual Financial Statements” means (i) prior to the Specified Separation Transaction, the consolidated balance sheet of NiSource and its consolidated Subsidiaries dated as of December 31, 2013, and related statements of income, statements of cash flows and common shareholders’ equity of NiSource and its consolidated Subsidiaries for the fiscal year then ended and (ii) from and after the Specified Separation Transaction, the consolidated balance sheet of the Reporting Parties dated as of December 31, 2014, and related statements of income, statements of cash flows and common shareholders’ equity of the Reporting Parties for the fiscal year then ended, prepared on a Pro Forma Basis giving effect to the Specified Separation Transaction.

“Referenced Quarterly Financial Statements” means (i) prior to the Specified Separation Transaction, the unaudited consolidated balance sheet of NiSource and its consolidated Subsidiaries dated as of September 30, 2014, and related statements of income, statements of cash flows and common shareholders’ equity of NiSource and its consolidated Subsidiaries for the nine-month period then ended and (ii) from and after the Specified Separation Transaction, the unaudited consolidated balance sheet of the Reporting Parties dated as of March 31, 2015 (or, to the extent the Specified Separation Transaction shall occur after June 30, 2015, and to the extent then available, as of June 30, 2015), and related statements of income, statements of cash flows and common shareholders’ equity of the Reporting Parties for three month (or six month, as applicable) period then ended, prepared on a Pro Forma Basis giving effect to the Specified Separation Transaction.

“Register” has the meaning set forth in Section 11.04.

“Release” means any spilling, leaking, seepage, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing, depositing, dispersing, emanating or migrating of any Hazardous Material in, into, onto or through the Environment.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents, advisors and representatives of such Person and such Person’s Affiliates.

“Reporting Parties” means (a) the Borrower and its consolidated Subsidiaries, (b) CPG and its consolidated Subsidiaries, (c) OpCo and its consolidated Subsidiaries and (d) OpCo and its Wholly-Owned Restricted Subsidiaries.

“Request for Issuance” has the meaning set forth in Section 2.04.

“Required Lenders” means, subject to the terms of Section 2.20, Lenders having more than 50% in aggregate amount of the Commitments, or if the Commitments shall have been terminated, of the Total Outstanding Principal.

“Responsible Officer” of a Loan Party means any of (a) the President, the chief financial officer, the chief accounting officer and the Treasurer of such Loan Party and (b) any other officer of such Credit Party whose responsibilities include monitoring compliance with this Agreement.

“Restricted Subsidiary” means any Subsidiary of any Credit Party that is not an Unrestricted Subsidiary. For the avoidance of doubt, OpCo shall at all times be a Restricted Subsidiary of CPG.

“Revolving Credit Exposure” means, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Revolving Loans and its LC Exposure at such time.

“Revolving Loan” means a Loan made pursuant to Section 2.02.

“S&P” means Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business.

“Sale/Leaseback Attributable Indebtedness” means, when used with respect to any Sale and Leaseback Transaction of any Person, as at the time of determination, the present value (discounted at a rate equivalent to such Person’s then-current weighted average cost of funds for borrowed money as at the time of determination, compounded on a semi-annual basis) of the total obligations of the lessee for rental payments during the remaining term of the lease included in any such Sale and Leaseback Transaction.

“Sale and Leaseback Transaction” means, for any Person, any arrangement, directly or indirectly, with any third party whereby such Person shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property which such Person intends to use for substantially the same purpose or purposes as the property being sold or transferred.

“Sanctioned Country” means, at any time, a country or territory which is, or whose government is, the subject or target of any Sanctions.

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC, the U.S. Department of State, the United Nations Security Council, the European Union or any EU member state, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person controlled by any such Person.

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by OFAC or the U.S. Department of State or (b) the United Nations Security Council, the European Union or Her Majesty’s Treasury of the United Kingdom.

“Secured Parties” means, collectively, the Administrative Agent, the Collateral Agent, each LC Bank and each Lender.

“Security Documents” means each security document or pledge agreement delivered in accordance with applicable local or foreign law to grant a valid, perfected security interest in any property as collateral for the Obligations, and all UCC or other financing statements or instruments of perfection required by this Agreement, any security agreement, any mortgage or any other such security document or pledge agreement to be filed with respect to the security interests in property and fixtures created pursuant to any security agreement or any mortgage and any other document or instrument utilized to pledge or grant or purport to pledge or grant a security interest or lien on any property as collateral for the Obligations.

“Services Agreement” means one or more Transition Services Agreement and similar agreements entered into substantially concurrently with the Specified Separation Transaction by and among NiSource Corporate Services Company and Columbia Pipeline Group Services Company, and any of their respective affiliates, relating to the provision of (i) certain transition services for a limited period of time in connection with the operation of the business of CPG and its affiliates, on the one hand, and NiSource Inc. and its affiliates, on the other hand, on and after the Separation and (ii) certain services to CPG and its affiliates by Columbia Pipeline Group Services Company.

“Specified Acquisition Period” means, upon the Borrower’s election by notice to the Administrative Agent, the two full fiscal quarters following the quarter in which a Permitted Acquisition by OpCo or any of its Wholly-Owned Restricted Subsidiaries occurs; provided only one Specified Acquisition Period may be elected with respect to any particular Specified Acquisition.

“Specified Separation Transaction” means the publicly announced tax-free spinoff of NiSource’s Columbia Pipeline Group business.

“Subordinated Indebtedness” means Indebtedness of any Credit Party that is by its terms subordinated in right of payment to the Obligations of such Credit Party, as applicable.

“Subsidiary” means, with respect to any Person, any corporation or other entity of which at least a majority of the outstanding shares of stock or other ownership interests having by the terms thereof ordinary voting power to elect a majority of the Board of Directors of such corporation or other entity (irrespective of whether or not at the time stock or other equity interests of any other class or classes of such corporation or other entity shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or controlled by such Person or one or more of the Subsidiaries of such Person.

“Substantial Subsidiaries” has the meaning set forth in Section 8.01.

“Syndication Agent” means The Bank of Tokyo-Mitsubishi UFJ, LTD., in its capacity as syndication agent for the Lenders hereunder.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, penalties and additions to tax imposed thereon or in connection therewith.

“Termination Date” means the earliest of (a) the five-year anniversary of the Effective Date, which date shall be notified to the Lenders by the Administrative Agent upon satisfaction of the conditions thereto as set forth in Section 3.02 (or such later date pursuant to an extension in accordance with the terms of Section 2.21) and (b) the date upon which the Commitments are terminated pursuant to Section 8.1 or otherwise.

“Test Period” means, at any time, the four consecutive fiscal quarters of CPG most recently ended (in each case taken as one accounting period) for which financial statements have been or are required to be delivered pursuant to Section 5.01(h)(i) or (h)(ii).

“Total Leverage Ratio” means, at any date of determination, the ratio of (i) Consolidated Funded Indebtedness on such date to (ii) Consolidated OpCo EBITDA for the Test Period then most recently ended.

“Total Outstanding Principal” means the aggregate amount of the Outstanding Loans of all Lenders plus the aggregate LC Exposure.

“Transactions” means the execution, delivery and performance by the Borrower and each Guarantor of this Agreement and the Borrowing of Loans and issuances of Letters of Credit hereunder.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the LIBO Rate or the Alternate Base Rate.

“Unreimbursed LC Disbursement” means the unpaid obligation (or, if the context so requires, the amount of such obligation) of the Borrower to reimburse the applicable LC Bank for a payment made by such LC Bank under a Letter of Credit, but shall not include any portion of such obligation that has been repaid with the proceeds of, or converted to, Loans hereunder.

“Unrestricted Subsidiary” means (a) any Subsidiary of any Credit Party that has been designated by the Borrower as an Unrestricted Subsidiary pursuant to Section 6.01(l) subsequent to the Closing Date (and not subsequently designated as a Restricted Subsidiary in accordance with such Section), (b) any Subsidiary of an Unrestricted Subsidiary and (c) for the avoidance of doubt, any Joint Venture of any Credit Party shall be deemed to be an Unrestricted Subsidiary for purposes of this Agreement.

“U.S. Person” means any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning specified in Section 2.17(e).

“Wholly-Owned Subsidiary” means, with respect to any Person, any corporation or other entity of which all of the outstanding shares of stock or other ownership interests in which, other than directors’ qualifying shares (or the equivalent thereof), are at the time directly or indirectly owned or controlled by such Person or one or more of the Subsidiaries of such Person.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Sections 4201, 4203 and 4205 of ERISA.

“Withholding Agent” means any Loan Party and the Administrative Agent.

SECTION 1.02. Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Type (e.g., a “Eurodollar Loan”). Borrowings also may be classified and referred to by Type (e.g., a “Eurodollar Borrowing”).

SECTION 1.03. Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “or” shall not be exclusive. The word “will” shall be construed to have the same meaning and effect as the word “shall”. The word “law” shall be construed as referring to all statutes, rules, regulations, codes and other laws (including official rulings and interpretations thereunder having the force of law or with which affected Persons customarily comply), and all judgments, orders and decrees, of all Governmental Authorities. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, restatements, supplements or modifications set forth herein), (b) any definition of or reference to any statute, rule or regulation shall be construed as referring thereto as from time to time amended, supplemented or otherwise modified (including by succession of comparable successor laws), (c) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (d) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (e) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights. The terms “knowledge of”, “awareness of” and “receipt of notice of” in relation to a Loan Party, and other similar expressions, mean knowledge of, awareness of, or receipt of notice by, a Responsible Officer of such Loan Party.

SECTION 1.04. Accounting Terms; GAAP; Treatment of Unrestricted Subsidiaries. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the Closing Date in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made (i) without giving effect to any election under Accounting Standards Codification 825-10-25 (previously referred to as Statement of Financial Accounting Standards 159) (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Borrower or any Subsidiary at “fair value”, as defined therein and (ii) without giving effect to any treatment of Indebtedness in respect of convertible debt instruments under Financial Accounting Standards Board Staff Position APB 14-1 to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof. Except as otherwise agreed, all accounting and financial calculations and determinations shall be made without consolidating the accounts of Unrestricted Subsidiaries with those of the Credit Parties, notwithstanding that such treatment is inconsistent with GAAP.

ARTICLE II

THE CREDITS

SECTION 2.01. Commitments.

(a) Subject to the terms and conditions set forth herein, each Lender severally agrees to make Revolving Loans in Dollars to the Borrower from time to time during the Availability Period in an aggregate principal amount that will not result in (i) such Lender’s Revolving Credit Exposure exceeding such Lender’s Commitment or (ii) the sum of the Revolving Credit Exposures of all of the Lenders exceeding the Aggregate Commitments.

(b) Subject to the terms and conditions set forth herein, each LC Bank agrees to issue, extend or amend Letters of Credit and each Lender severally agrees to participate in such Letters of Credit, in each case as set forth herein, from time to time during the Availability Period in an aggregate stated amount that will not result in (i) the aggregate LC Outstandings under this Agreement exceeding $50,000,000, (ii) any Lender’s Revolving Credit Exposure exceeding such Lender’s Commitment, (iii) the aggregate LC Outstandings of all Letters of Credit issued by any LC Bank exceeding at any time such LC Bank’s Letter of Credit Commitment or (iv) the sum of the Revolving Credit Exposures of all of the Lenders exceeding the Aggregate Commitments.

(c) Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Revolving Loans and request the issuance, extension or amendment of Letters of Credit.

SECTION 2.02. Revolving Loans and Revolving Borrowings; Requests for Borrowings.

(a) Each Revolving Loan shall be made as part of a Borrowing consisting of Revolving Loans made by the Lenders ratably in accordance with their respective Commitments. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(b) Subject to Section 2.14, each Revolving Borrowing shall be comprised entirely of ABR Loans or Eurodollar Loans or some combination thereof as the Borrower may request in accordance herewith. Each Lender at its option may make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.

(c) At the commencement of each Interest Period for any Eurodollar Revolving Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $5,000,000 and not less than $10,000,000. At the time that each ABR Revolving Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000; provided that an ABR Revolving Borrowing may be in an aggregate amount that is equal to the entire unused balance of the Aggregate Commitments. Borrowings of more than one Type may be outstanding at the same time; provided that there shall not at any time be more than a total of ten Eurodollar Revolving Borrowings outstanding under this Agreement.

(d) To request a Revolving Borrowing, the Borrower shall notify the Administrative Agent of such request by telephone (i) in the case of a Eurodollar Borrowing, not later than 11:00 a.m., New York City time, three Business Days before the date of the proposed Borrowing; or (ii) in the case of an ABR Borrowing, not later than 12:00 noon, New York City time, on the date of the proposed Borrowing. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Borrowing Request in substantially the form of Exhibit C (or such other form as shall be approved by the Administrative Agent) signed by an Authorized Officer of the Borrower. Each such telephonic and written Borrowing Request shall specify the following information:

(i) the aggregate amount of such Borrowing;

(ii) the date of such Borrowing, which shall be a Business Day;

(iii) whether such Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing and the aggregate amount of each Type of Borrowing (if applicable); and

(iv) in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”.

If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Eurodollar Revolving Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

(e) Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Eurodollar Borrowing if the Interest Period requested with respect thereto would end after the Termination Date.

SECTION 2.03. [Reserved].

SECTION 2.04. Letters of Credit.

(a) LC Banks. Subject to the terms and conditions hereof, the Borrower may from time to time request any LC Bank to issue, extend or amend one or more Letters of Credit hereunder. Any such request by the Borrower shall be notified to the Administrative Agent at least five Business Days prior to the date upon which the Borrower proposes that the applicable LC Bank issue, extend or amend such Letter of Credit and in the case of an extension request, shall be in substantially the form of Exhibit D (or such other form as shall be approved by the Administrative Agent and the applicable LC Bank) accompanied by the letter of credit application form of the LC Bank appropriately completed and signed by a Responsible Officer of the Borrower including agreed-upon draft language for such Letter of Credit reasonably acceptable to the applicable LC Bank. At no time shall (i) the aggregate LC Outstandings exceed the sum of the Commitments, (ii) the sum of the aggregate LC Outstandings under this Agreement exceed $50,000,000 or (iii) the aggregate LC Outstandings of all Letters of Credit issued by any LC Bank exceed at any time such LC Bank’s Letter of Credit Commitment. No LC Bank shall be under any obligation to issue any Letter of Credit if:

(A) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such LC Bank from issuing such Letter of Credit, or any Law applicable to such LC Bank or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such LC Bank shall prohibit, or request that such LC Bank refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such LC Bank with respect to such Letter of Credit any restriction, reserve or capital requirement (for which such LC Bank is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon such LC Bank any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which such LC Bank in good faith deems material to it;

(B) the issuance of such Letter of Credit would violate one or more policies of such LC Bank applicable to letters of credit generally;

(C) except as otherwise agreed by the Administrative Agent and such LC Bank, such Letter of Credit is in an initial stated amount less than $10,000;

(D) such Letter of Credit is to be denominated in a currency other than Dollars; and

(E) such Letter of Credit contains any provisions for automatic reinstatement of the stated amount after any drawing thereunder.

No LC Bank shall be under any obligation to amend or extend any Letter of Credit if (A) such Issuing Bank would have no obligation at such time to issue the Letter of Credit in its amended form under the terms hereof or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment thereto.

(b) Letters of Credit. Each Letter of Credit shall be issued (or the stated maturity thereof extended or terms thereof modified or amended) on not less than five Business Days’ prior written notice thereof to the Administrative Agent (which shall promptly distribute copies thereof to the Lenders) and the applicable LC Bank. Each such notice (a “Request for Issuance”) shall specify (i) the date (which shall be a Business Day) of issuance of such Letter of Credit (or the date of effectiveness of such extension, modification or amendment) and the stated expiry date thereof (which shall be not later than the Termination Date), (ii) the proposed stated amount of such Letter of Credit and (iii) such other information as shall demonstrate compliance of such Letter of Credit with the requirements specified therefor in this Agreement. Each Request for Issuance shall be irrevocable unless modified or rescinded by the Borrower not less than two days prior to the proposed date of issuance (or effectiveness) specified therein. If the applicable LC Bank shall have approved the form of such Letter of Credit (or such extension, modification or amendment thereof), such LC Bank shall not later than 11:00 A.M. (New York City time) on the proposed date specified in such Request for Issuance, and upon fulfillment of the applicable conditions precedent and the other requirements set forth herein and as otherwise agreed to between such LC Bank and the Borrower, issue (or extend, amend or modify) such Letter of Credit and provide notice and a copy thereof to the Administrative Agent. The Administrative Agent shall furnish (x) to each Lender, a copy of such notice and (y) to each Lender that may so request, a copy of such Letter of Credit.

(c) Reimbursement on Demand. Subject to the provisions of Section 2.04(d) hereof, the Borrower hereby agrees to pay (whether with the proceeds of Loans made pursuant to this Agreement or otherwise) to the applicable LC Bank on demand (i) on and after each date on which such LC Bank shall pay any amount under any Letter of Credit issued by such LC Bank a sum equal to such amount so paid (which sum shall constitute a demand loan from such LC Bank to the Borrower from the date of such payment by such LC Bank until so paid by the Borrower), plus (ii) interest on any amount remaining unpaid by the Borrower to such LC Bank under clause (i), above, from the date such sum becomes payable on demand until payment in full, at a rate per annum which is equal to 2% plus the then applicable Alternate Base Rate until paid in full.

(d) Loans for Unreimbursed LC Disbursements. If any LC Bank shall make any payment under any Letter of Credit and if the conditions precedent set forth in Section 3.03 of this Agreement have been satisfied as of the date of such honor, then, each Lender’s payment made to such LC Bank pursuant to paragraph (c) of this Section 2.04 in respect of such Unreimbursed LC Disbursement shall be deemed to constitute an ABR Loan made for the account of the Borrower by such Lender. Each such ABR Loan shall mature and be due and payable on the earlier of (i) the first March 31, June 30, September 30 or December 31 to occur following the date such ABR Loan is made and (ii) the Termination Date.

(e) Participation; Reimbursement of the LC Banks.

(i) Upon the issuance of any Letter of Credit by any LC Bank, such LC Bank hereby sells and transfers to each Lender, and each Lender hereby acquires from such LC Bank, an undivided interest and participation to the extent of such Lender’s Applicable Percentage in and to such Letter of Credit, including the obligations of such LC Bank under and in respect thereof and the Borrower’s reimbursement and other obligations in respect thereof, whether now existing or hereafter arising.

(ii) If any LC Bank shall not have been reimbursed in full for any payment made by such LC Bank under any Letter of Credit issued by such LC Bank on the date of such payment, such LC Bank shall promptly notify the Administrative Agent and the Administrative Agent shall promptly notify each Lender of such non-reimbursement and the amount thereof. Upon receipt of such notice from the Administrative Agent, each Lender shall pay to the Administrative Agent for the account of such LC Bank an amount equal to such Lender’s Applicable Percentage of such Unreimbursed LC Disbursement, plus interest on such amount at a rate per annum equal to the Federal Funds Effective Rate from the date of such payment by such LC Bank to the date of payment to such LC Bank by such Lender. All such payments by each Lender shall be made in United States dollars and in same day funds not later than 3:00 P.M. (New York City time) on the later to occur of (A) the Business Day immediately following the date of such payment by the applicable LC Bank and (B) the Business Day on which such Lender shall have received notice of such non-reimbursement; provided, however, that if such notice is received by such Lender later than 11:00 A.M. (New York City time) on such Business Day, such payment shall be payable on the next Business Day. Each Lender agrees that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. If a Lender shall have paid to the applicable LC Bank its ratable portion of any Unreimbursed LC Disbursement, together with all interest thereon required by the second sentence of this subparagraph (ii), such Lender shall be entitled to receive its ratable share of all interest paid by the Borrower in respect of such Unreimbursed LC Disbursement. If such Lender shall have made such payment to the applicable LC Bank, but without all such interest thereon required by the second sentence of this subparagraph (ii), such Lender shall be entitled to receive its ratable share of the interest paid by the Borrower in respect of such Unreimbursed LC Disbursement only from the date it shall have paid all interest required by the second sentence of this subparagraph (ii).

(iii) The failure of any Lender to make any payment to the applicable LC Bank in accordance with subparagraph (ii) above, shall not relieve any other Lender of its obligation to make payment, but neither such LC Bank nor any Lender shall be responsible for the failure of any other Lender to make such payment. If any Lender shall fail to make any payment to the applicable LC Bank in accordance with subparagraph (ii) above, then such Lender shall pay to such LC Bank forthwith on demand such corresponding amount together with interest thereon, for each day until the date such amount is repaid to such LC Bank at the Federal Funds Effective Rate. Nothing herein shall in any way limit, waive or otherwise reduce any claims that any party hereto may have against any non-performing Lender.

(f) Obligations Absolute. The payment obligations of each Lender under Section 2.04(e) and of the Borrower under Section 2.04(c) of this Agreement in respect of any payment under any Letter of Credit and any Loan made under Section 2.04(d) shall be unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including, without limitation, the following circumstances:

(i) any lack of validity or enforceability of any Credit Document or any other agreement or instrument relating thereto or to such Letter of Credit;

(ii) any amendment or waiver of, or any consent to departure from, all or any of the Credit Documents;

(iii) the existence of any claim, set-off, defense or other right which the Borrower may have at any time against any beneficiary, or any transferee, of such Letter of Credit (or any Persons for whom any such beneficiary or any such transferee may be acting), any LC Bank, or any other Person, whether in connection with this Agreement, the transactions contemplated herein or by such Letter of Credit, or any unrelated transaction;

(iv) any statement or any other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;

(v) payment in good faith by the applicable LC Bank under the Letter of Credit issued by such LC Bank against presentation of a draft or certificate which does not comply with the terms of such Letter of Credit; or

(vi) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing.

(g) Liability of LC Banks and the Lenders. The Borrower assumes all risks of the acts and omissions of any beneficiary or transferee of any Letter of Credit. Neither the LC Banks, the Lenders nor any of their respective officers, directors, employees, agents or Affiliates shall be liable or responsible for (i) the use that may be made of such Letter of Credit or any acts or omissions of any beneficiary or transferee thereof in connection therewith; (ii) the validity, sufficiency or genuineness of documents, or of any endorsement thereon, even if such documents should prove to be in any or all respects invalid, insufficient, fraudulent or forged; (iii) payment by any LC Bank against presentation of documents that do not comply with the terms of such Letter of Credit, including failure of any documents to bear any reference or adequate reference to such Letter of Credit; or (iv) any other circumstances whatsoever in making or failing to make payment under such Letter of Credit, except that the Borrower or any Lender shall have the right to bring suit against the applicable LC Bank, and such LC Bank shall be liable to the Borrower and any Lender, to the extent of any direct, as opposed to consequential, damages suffered by the Borrower or such Lender which were caused by such LC Bank’s wilful misconduct or gross negligence as determined by a court of competent jurisdiction in a final and non-appealable judgment, including such LC Bank’s wilful or grossly negligent failure to make timely payment under such Letter of Credit following the presentation to it by the beneficiary thereof of a draft and accompanying certificate(s) which strictly comply with the terms and conditions of such Letter of Credit. In furtherance and not in limitation of the foregoing, the applicable LC Bank may accept sight drafts and accompanying certificates presented under the Letter of Credit issued by such LC Bank that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary. Notwithstanding the foregoing, no Lender shall be obligated to indemnify the Borrower for damages caused by any LC Bank’s wilful misconduct or gross negligence as determined by a court of competent jurisdiction in a final and non-appealable judgment, and the obligation of the Borrower to reimburse the Lenders hereunder shall be absolute and unconditional, notwithstanding the gross negligence or wilful misconduct of any LC Bank.

(h) RESERVED.

(i) LC Bank Agreements. Unless otherwise requested by the Administrative Agent, each LC Bank shall report in writing to the Administrative Agent (i) promptly following the end of each calendar month, the aggregate amount of Letters of Credit issued by it and outstanding at the end of such month, (ii) on or prior to each Business Day on which such LC Bank expects to issue, amend, renew or extend any Letter of Credit, the date of such issuance, amendment, renewal or extension, and the aggregate face amount of the Letters of Credit to be issued, amended, renewed or extended by it and outstanding after giving effect to such issuance, amendment, renewal or extension occurred (and whether the amount thereof changed), it being understood that such LC Bank shall not permit any issuance, renewal, extension or amendment resulting in an increase in the amount of any Letter of Credit to occur without first obtaining written confirmation from the Administrative Agent that it is then permitted under this Agreement, (iii) on each Business Day on which such LC Bank makes any LC Disbursement, the date of such LC Disbursement and the amount of such LC Disbursement, (iv) on any Business Day on which the Borrower fails to reimburse an LC Disbursement required to be reimbursed to such LC Bank on such day, the date of such failure and the amount of such LC Disbursement and (v) on any other Business Day, such other information as the Administrative Agent shall reasonably request.

SECTION 2.05. Funding of Borrowings.

(a) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 1:00 p.m., New York City time, to the account of the Administrative Agent designated by it for such purpose by notice to the Lenders. The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to an account established and maintained by the Borrower at the Administrative Agent’s office in New York City.

(b) Unless the Administrative Agent shall have received notice from a Lender prior to the proposed time of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the Federal Funds Effective Rate or (ii) in the case of the Borrower, the interest rate applicable to ABR Loans. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.

SECTION 2.06. Interest Elections.

(a) Each Borrowing initially shall be of the Type or Types specified in the applicable Borrowing Request and, in the case of a Eurodollar Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Borrowing, may elect Interest Periods therefor, all as provided in this Section. The Borrower may elect different options with respect to different portions of such Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising the affected Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.

(b) To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.02 if the Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election; provided, however, with regard to any election pursuant to this Section 2.06 related to a Eurodollar Borrowing, notice of election shall be delivered not later than 11:00 a.m., New York City time, three (3) Business Days prior to the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Interest Election Request in substantially the form of Exhibit F (or such other form as shall be approved by the Administrative Agent) and signed by the Borrower.

(c) Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:

(i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions of such Borrowing, the portions thereof to be allocated to each resulting Type of Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and

(iv) if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d) Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Type of Borrowing.

(e) If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurodollar Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower, then, so long as an Event of Default is continuing (i) no outstanding Borrowing may be converted to or continued as a Eurodollar Borrowing and (ii) unless repaid, each Eurodollar Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

SECTION 2.07. Mandatory Termination or Reduction of Commitments.

Unless previously terminated, the Commitments shall terminate on the Termination Date.

SECTION 2.08. Mandatory Prepayments.

(a) If at any time the Total Outstanding Principal exceeds the Aggregate Commitments then in effect for any reason whatsoever (including, without limitation, as a result of any reduction in the Aggregate Commitments pursuant to Section 2.09), the Borrower shall prepay Loans or cash collateralize LC Exposure in an account with the Administrative Agent pursuant to the final paragraph of Section 8.01, as applicable, in such aggregate amount (together with accrued interest thereon to the extent required by Section 2.13) as shall be necessary so that, after giving effect to such prepayment, the Total Outstanding Principal does not exceed the Aggregate Commitments.

(b) Each prepayment of Loans pursuant to this Section 2.08 shall be accompanied by the Borrower’s payment of any amounts payable under Section 2.16 in connection with such prepayment. Prepayments of Revolving Loans shall be applied ratably to the Loans so prepaid.

SECTION 2.09. Optional Reduction or Termination of Commitments.

(a) The Borrower may at any time terminate, or from time to time reduce, the Commitments (including the unused Letter of Credit Commitments of the LC Banks); provided that (i) each reduction of the Commitments shall be in an amount that is an integral multiple of $10,000,000 and (ii) the Borrower shall not terminate or reduce the Commitments if, after giving effect to any concurrent prepayment of the Loans in accordance with Section 2.11, the Total Outstanding Principal would exceed the Aggregate Commitments thereafter in effect.

(b) The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Commitments under Section 2.09(a) at least five Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section shall be irrevocable; provided that a notice of termination of the Commitments delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Commitments shall be permanent.

(c) Each reduction of the Commitments pursuant to this Section 2.09 shall be made ratably among the Lenders in accordance with their respective Commitments immediately preceding such reduction.

SECTION 2.10. Repayment of Loans; Evidence of Debt.

(a) The Borrower hereby unconditionally promises to pay to the Administrative Agent (i) for the account of each Lender the then unpaid principal amount of each Revolving Loan on the Termination Date and (ii) for the account of each Lender the then unpaid principal amount of each ABR Loan deemed to be made pursuant to Section 2.04(d) on the maturity date therefor as determined pursuant to Section 2.04(d).

(b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d) The Register and the corresponding entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.

(e) Any Lender may request that Loans made by it be evidenced by a promissory note. In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to such Lender and its registered assigns and in substantially the form of Exhibit F. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 11.04) be represented by one or more promissory notes in such form payable to the payee named therein and its registered assigns.

SECTION 2.11. Optional Prepayment of Loans.

(a) The Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to prior notice in accordance with paragraph (b) of this Section.

(b) The Borrower shall notify the Administrative Agent by telephone (confirmed by telecopy) of any prepayment hereunder (i) in the case of prepayment of a Eurodollar Borrowing, not later than 11:00 a.m., New York City time, three Business Days before the date of prepayment or (ii) in the case of prepayment of an ABR Borrowing, not later than 11:00 a.m., New York City time, one Business Day before the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that, if a notice of prepayment is given in connection with a conditional notice of termination of the Commitments as contemplated by Section 2.09, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.09. Each such telephonic notice of prepayment shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a prepayment notice in substantially the form of Exhibit H (or such other form as shall be approved by the Administrative Agent) and signed by the Borrower. Promptly following receipt of any such notice relating to a Borrowing, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Revolving Borrowing shall be in an amount that would be permitted in the case of an advance of a Revolving Borrowing of the same Type as provided in Section 2.02, it being understood that the foregoing minimum shall not apply to the prepayment in whole of the outstanding Revolving Loans of all Lenders. Each prepayment of a Revolving Borrowing shall be applied ratably to the Loans included in the prepaid Revolving Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.13 and by any amounts payable under Section 2.16 in connection with such prepayment.

SECTION 2.12. Fees.

(a) The Borrower agrees to pay to the Administrative Agent for the account of each Lender a facility fee (each a “Facility Fee”), which shall accrue at the Applicable Rate on the daily amount of the Commitment of such Lender (whether used or unused) during the period from and including the Effective Date to but excluding the date on which such Commitment terminates; provided that, if such Lender continues to have any Revolving Credit Exposure after its Commitment terminates, then such Facility Fee shall continue to accrue on the daily amount of such Lender’s Revolving Credit Exposure from and including the date on which its Commitment terminates to but excluding the date on which such Lender ceases to have any Revolving Credit Exposure. Accrued Facility Fees shall be payable in arrears on the last day of March, June, September and December of each year and on the date on which the Commitments terminate, commencing on the first such date to occur after the Effective Date; provided that any Facility Fees accruing after the date on which the Commitments terminate shall be payable on demand. All Facility Fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(b) The Borrower agrees to pay to the Administrative Agent for the account of each Lender a letter of credit risk participation fee (each a “LC Risk Participation Fee”), which shall accrue at the Applicable Rate on the average daily amount of the LC Outstandings during the period from and including the Effective Date to but excluding the Termination Date or such later date as on which there shall cease to be any LC Outstandings. Accrued LC Risk Participation Fees shall be payable in arrears on the last day of March, June, September and December of each year and on the date on which the Commitments terminate, commencing on the first such date to occur after the Effective Date; provided that any LC Risk Participation Fees accruing after the date on which the Commitments terminate shall be payable on demand. All LC Risk Participation Fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The Borrower shall also pay to the LC Bank for its own account (x) a fronting fee, which fronting fee shall accrue at a per annum rate agreed upon between the Borrower and the applicable LC Bank on the average daily amount of such LC Outstandings in respect of all Letters of Credit issued by such LC Bank during the period each such Letter of Credit shall be outstanding, which fronting fee shall be payable in arrears on the last day of March, June, September and December of each year and on the date on which such Letter of Credit terminates, and (y) documentary and processing charges in connection with the issuance, or modification cancellation, negotiation, or transfer of, and draws under Letters of Credit issued by such LC Bank in accordance with such LC Bank’s standard schedule for such charges as in effect from time to time.

(c) The Borrower agrees to pay to the Administrative Agent for the account of each Lender a ticking fee (each a “Ticking Fee”), which shall accrue at the Applicable Rate for Facility Fees (calculated at Level III Status) on the daily amount of the Commitment of such Lender during the period from and including the date that is ninety (90) days after the Closing Date to but excluding the earlier of (i) the Effective Date and (ii) the date on which such Commitment terminates. The accrued Ticking Fee shall be payable in arrears on the last day of March, June, September and December of each year and on the earlier of (i) the Effective Date and (ii) the date on which such Commitment terminates, commencing on the first such date to occur after the date that is ninety (90) days after the Closing Date. All Ticking Fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(d) The Borrower agrees to pay to the Administrative Agent, JPMorgan Chase Bank, N.A. and Barclays Bank PLC, in each case, for its own account and for the account of the other Persons entitled thereto, the fees provided for in the applicable fee letter dated November 7, 2014, executed and delivered with respect to the credit facility provided for herein, in each case, in the amounts and at the times set forth therein and in immediately available funds.

(e) All fees payable hereunder shall be paid in immediately available funds. Fees due and paid shall not be refundable under any circumstances.

SECTION 2.13. Interest.

(a) The Loans comprising each ABR Borrowing shall bear interest at a rate per annum equal to the Alternate Base Rate plus the Applicable Rate.

(b) The Loans comprising each Eurodollar Borrowing shall bear interest at a rate per annum equal to the LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.

(c) Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% plus the rate otherwise applicable to such Loan as provided above or (ii) in the case of any other amount, 2% plus the rate applicable to ABR Loans as provided above.

(d) Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan; provided that (i) interest accrued pursuant to paragraph (d) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan, accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment, (iii) in the event of any conversion of any Eurodollar Revolving Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion and (iv) all accrued interest shall be payable upon termination of the Commitments.

(e) All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate or LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

SECTION 2.14. Alternate Rate of Interest. If prior to the commencement of any Interest Period for a Eurodollar Borrowing:

(a) the Administrative Agent reasonably determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the LIBO Rate for such Interest Period; or

(b) the Administrative Agent is advised by the Required Lenders that the LIBO Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Revolving Borrowing to, or continuation of any Revolving Borrowing as, a Eurodollar Borrowing shall be ineffective and (ii) if any Borrowing Request requests a Eurodollar Revolving Borrowing, such Borrowing shall be made as an ABR Borrowing.

SECTION 2.15. Increased Costs. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, liquidity, compulsory loan, insurance charge or similar assessment or requirement against assets of, deposits with or for the account of, or credit extended by, any Lender or any LC Bank (except any such reserve requirement described in paragraph (e) of this Section);

(ii) impose on any Lender or any LC Bank or the London interbank market any other condition affecting this Agreement or Eurodollar Loans made by such Lender or participation therein or Unreimbursed LC Disbursements or Letters of Credit and participations therein; or

(iii) subject the Administrative Agent or any Lender to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, Letter of Credit Commitment or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;

and the result of any of the foregoing shall be to increase the cost to the Administrative Agent, such Lender or such LC Bank of making, continuing, converting to or maintaining any Loan or Unreimbursed LC Disbursement or issuing or maintaining Letters of Credit and participation interests therein (or of maintaining its obligation to make any such Loan or issue or participate in such Letter of Credit) or to reduce the amount of any sum received or receivable by the Administrative Agent, such Lender or such LC Bank hereunder (whether of principal, interest or otherwise), then the Borrower will pay to the Administrative Agent, such Lender or such LC Bank, as the case may be, such additional amount or amounts as will compensate the Administrative Agent, such Lender or such LC Bank for such additional costs incurred or reduction suffered.

(b) If any Lender or any LC Bank determines that any Change in Law regarding capital adequacy or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or such LC Bank’s capital or on the capital of its holding company, if any, as a consequence of this Agreement to a level below that which such Lender or such LC Bank or its holding company could have achieved but for such Change in Law (taking into consideration its policies and the policies of its holding company with respect to capital adequacy and liquidity), then from time to time the Borrower will pay to such Lender or such LC Bank, as the case may be, such additional amount or amounts as will compensate it or its holding company for any such reduction suffered.

(c) A certificate of a Lender or the applicable LC Bank, as the case may be, setting forth the amount or amounts necessary to compensate it or its holding company as specified in paragraph (a) or (b) of this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay the amount shown as due on any such certificate within 10 days after receipt thereof.

(d) Failure or delay on the part of any Lender or any LC Bank to demand compensation pursuant to this Section shall not constitute a waiver of its right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender pursuant to this Section for any increased costs or reductions incurred more than ninety days prior to the date that such Lender or such LC Bank notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of its intention to claim compensation therefor; provided, further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the ninety day period referred to above shall be extended to include the period of retroactive effect thereof.

(e) The Borrower shall pay (without duplication as to amounts paid under this Section 2.15) to each Lender, so long as such Lender shall be required under regulations of the Board to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency Liabilities, additional interest on the unpaid principal amount of each Eurodollar Loan of such Lender, from the date of such Loan until such principal amount is paid in full, at an interest rate per annum equal at all times to the remainder obtained by subtracting (i) the LIBO Rate for the Interest Period for such Loan from (ii) the rate obtained by dividing such LIBO Rate by a percentage equal to 100% minus the Eurodollar Rate Reserve Percentage of such Lender for such Interest Period, payable on each date on which interest is payable on such Loan. Such additional interest determined by such Lender and notified to the Borrower and the Administrative Agent, accompanied by the calculation of the amount thereof, shall be conclusive and binding for all purposes absent manifest error.

(f) If any Lender determines that any law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable lending office to make, maintain or fund Eurodollar Loans, or to determine or charge interest rates based upon the LIBO Rate, or any Governmental Authority has imposed material restrictions on the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the London interbank market, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, any obligation of such Lender to make or continue Eurodollar Loans or to convert ABR Loans to Eurodollar Loans shall be suspended until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Borrower shall, upon demand from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all Eurodollar Loans of such Lender to ABR Loans, either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurodollar Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurodollar Loans. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted.

SECTION 2.16. Break Funding Payments. In the event of (a) the payment of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Revolving Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice is permitted to be revocable under Section 2.11(b) and is revoked in accordance therewith), or (d) the assignment of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.19, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. In the case of a Eurodollar Loan, the loss to any Lender attributable to any such event shall be deemed to include an amount reasonably determined by such Lender to be equal to the excess, if any, of (x) the amount of interest that such Lender would pay for a deposit equal to the principal amount of such Loan for the period from the date of such payment, conversion, failure or assignment to the last day of the then current Interest Period for such Loan (or, in the case of a failure to borrow, convert or continue, the duration of the Interest Period that would have resulted from such borrowing, conversion or continuation) if the interest rate payable on such deposit were equal to the LIBO Rate for such Interest Period, over (y) the amount of interest that such Lender would earn on such principal amount for such period if such Lender were to invest such principal amount for such period at the interest rate that would be bid by such Lender (or an affiliate of such Lender) for dollar deposit from other banks in the eurodollar market at the commencement of such period. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

SECTION 2.17. Taxes.

(a) Any and all payments by or on account of any obligation of the Borrower hereunder shall be made free and clear of and without deduction for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then (i) the applicable Withholding Agent shall be entitled to make such deduction or withholding and timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law, and (ii) if such Tax is an Indemnified Tax, then the amount payable shall be increased as necessary so that after making all required deductions (including deductions and withholdings of Indemnified Taxes applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such deductions or withholdings been made.

(b) In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) The Borrower shall indemnify each Recipient, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by such Recipient and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender or any LC Bank, or by the Administrative Agent on its own behalf or on behalf of a Lender or any LC Bank, shall be conclusive absent manifest error.

(d) As soon as practicable after any payment of Indemnified Taxes by a Loan Party to a Governmental Authority, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e)

(i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Credit Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.17(e)(ii)(A) and (ii)(B) and Section 2.17(f) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing,

(A) any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(1) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Credit Document, executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E (as applicable) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Credit Document, IRS Form W-8BEN or IRS Form W-8BEN-E (as applicable) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2) executed copies of IRS Form W-8ECI;

(3) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit H-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E (as applicable); or

(4) to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit H-2 or Exhibit H-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit H-4 on behalf of each such direct and indirect partner; and

(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made.

Each Lender agrees that if any documentation, form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such documentation, form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(f) If a payment made to a Lender under any Credit Document would be subject to U.S. Federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by Law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 2.17(f), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(g) If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.17 (including by the payment of additional amounts pursuant to this Section 2.17), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this Section 2.17(g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 2.17(g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this Section 2.17(g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(h) For purposes of this Section 2.17, the term “applicable law” includes FATCA.

SECTION 2.18. Payments Generally; Pro Rata Treatment; Sharing of Set-Offs.

(a) The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest or fees, or under Section 2.15, 2.16, 2.17 or 11.03, or otherwise) prior to 12:00 noon, New York City time, on the date when due, in immediately available funds, without set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its office listed in Section 11.01(b), except that payments pursuant to Sections 2.15, 2.16, 2.17 and 11.03 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder shall be made in Dollars.

(b) If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, interest and fees then due hereunder, such funds shall be applied (i) first, to pay interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, to pay principal then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal then due to such parties.

(c) If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of the Obligations owing to it resulting in such Lender receiving payment of a greater proportion of the aggregate amount of such Obligations and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Revolving Loans of, or other Obligations owing to, other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Revolving Loans or other Obligations, as applicable; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this

Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant, other than to any Guarantor, the Borrower or any other Subsidiary or Affiliate of the Borrower or any Guarantor (as to which the provisions of this paragraph shall apply). The Borrower and each Guarantor consent to the foregoing and agree, to the extent they may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower and each Guarantor rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower or such Guarantor in the amount of such participation.

(d) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the Federal Funds Effective Rate.

(e) If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.04(e), 2.05(b) or 2.18(d), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

(f) None of the funds or assets of the Borrower that are used to pay any amount due pursuant to this Agreement shall constitute funds obtained from transactions with or relating to Anti-Corruption Laws or Sanctions.

SECTION 2.19. Mitigation Obligations; Replacement of Lenders.

(a) Any Lender claiming reimbursement or compensation from the Borrower under either of Sections 2.15 and 2.17 for any losses, costs or other liabilities shall use reasonable efforts (including, without limitation, reasonable efforts to designate a different lending office of such Lender for funding or booking its Loans or to assign its rights and obligations hereunder to another of its offices, branches or affiliates) to mitigate the amount of such losses, costs and other liabilities, if such efforts can be made and such mitigation can be accomplished without such Lender suffering (i) any economic disadvantage for which such Lender does not receive full indemnity from the Borrower under this Agreement or (ii) otherwise be disadvantageous to such Lender.

(b) In determining the amount of any claim for reimbursement or compensation under Sections 2.15 and 2.17, each Lender will use reasonable methods of calculation consistent with such methods customarily employed by such Lender in similar situations.

(c) Each Lender will notify the Borrower either directly or through the Administrative Agent of any event giving rise to a claim under Section 2.15 or Section 2.17 promptly after the occurrence thereof which notice shall be accompanied by a certificate of such Lender setting forth in reasonable detail the circumstances of such claim.

(d) If any Lender requests compensation under Section 2.15, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, or if any Lender becomes a Defaulting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 11.04, provided that the Administrative Agent may, in its sole discretion, elect to waive the $3,500 processing and recordation fee in connection therewith), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrower shall have received the prior written consent of the Administrative Agent and each LC Bank, which consent, in the case of the Administrative Agent, shall not unreasonably be withheld and, in the case of each LC Bank, may be given or withheld in the sole discretion of such LC Bank, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.15 or payments required to be made pursuant to Section 2.17, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

SECTION 2.20. Defaulting Lenders.

Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a) fees shall cease to accrue on the Commitment of such Defaulting Lender pursuant to Section 2.12(a);

(b) the Commitment and Revolving Credit Exposure of such Defaulting Lender shall not be included in determining whether the Required Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 11.02); provided, that this clause (b) shall not apply to the vote of a Defaulting Lender in the case of an amendment, waiver or other modification requiring the consent of such Lender or each Lender affected thereby;

(c) if any LC Exposure exists at the time such Lender becomes a Defaulting Lender then:

(i) so long as no Default shall be continuing, all or any part of the LC Exposure of such Defaulting Lender shall be reallocated among the non-Defaulting Lenders in accordance with their respective Applicable Percentages but only to the extent the sum of all non-Defaulting Lenders’ Revolving Credit Exposures plus such Defaulting Lender’s LC Exposure does not exceed the total of all non-Defaulting Lenders’ Commitments and to the extent the sum of each non-Defaulting Lender’s Revolving Credit Exposure and LC Exposure does not exceed such non-Defaulting Lender’s Commitment;

(ii) if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrower shall within one (1) Business Day following notice by the Administrative Agent cash collateralize for the benefit of the applicable LC Bank only the Borrower’s obligations corresponding to such Defaulting Lender’s LC Exposure (after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth in the last paragraph of Section 8.01 for so long as such LC Exposure is outstanding;

(iii) if the Borrower cash collateralizes any portion of such Defaulting Lender’s LC Exposure pursuant to clause (ii) above, the Borrower shall not be required to pay any fees to such Defaulting Lender pursuant to Section 2.12(b) or the applicable LC Bank pursuant to Section 2.12(b)(x) (solely with respect to any fronting fee), in each case with respect to such Defaulting Lender’s LC Exposure during the period such Defaulting Lender’s LC Exposure is cash collateralized;

(iv) if the LC Exposure of the non-Defaulting Lenders is reallocated pursuant to clause (i) above, then the fees payable to the Lenders pursuant to Section 2.12(b) shall be adjusted in accordance with such non-Defaulting Lenders’ Applicable Percentages;

(v) if all or any portion of such Defaulting Lender’s LC Exposure is neither reallocated nor cash collateralized pursuant to clause (i) or (ii) above, then, without prejudice to any rights or remedies of any LC Bank or any other Lender hereunder, all Facility Fees that otherwise would have been payable to such Defaulting Lender (solely with respect to the portion of such Defaulting Lender’s Commitment that was utilized by such LC Exposure) and letter of credit fees payable under Section 2.12(b) with respect to such Defaulting Lender’s LC Exposure shall be payable to the applicable LC Bank until and to the extent that such LC Exposure is reallocated and/or cash collateralized; and

(vi) so long as such Lender is a Defaulting Lender, no LC Bank shall be required to issue, amend or increase any Letter of Credit, unless it is reasonably satisfied that (i) the related exposure and the Defaulting Lender’s then outstanding LC Exposure will be 100% covered by the Commitments of the non-Defaulting Lenders and/or cash collateral will be provided by the Borrower in accordance with Section 2.20(c), and (ii) participating interests in any such newly issued or increased Letter of Credit shall be allocated among non-Defaulting Lenders in a manner consistent with Section 2.20(c)(i) (and such Defaulting Lender shall not participate therein).

If (i) a Bankruptcy Event with respect to a Parent of any Lender shall occur following the date hereof and for so long as such event shall continue or (ii) any LC Bank has a good faith belief that any Lender has defaulted in fulfilling its obligations under one or more other agreements in which such Lender commits to extend credit, no LC Bank shall be required to issue, amend or increase any Letter of Credit, unless the applicable LC Bank, shall have entered into arrangements with the Borrower or such Lender, satisfactory to the applicable LC Bank to defease any risk to it in respect of such Lender hereunder.

In the event that the Administrative Agent, the Borrower and the LC Banks each agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the LC Exposure of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Commitment and on such date such Lender shall purchase at par such of the Loans of the other Lenders as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Applicable Percentage.

SECTION 2.21. Extension of Termination Date.

(a) The Borrower may at any time and from time to time not more than sixty (60) days and not less than thirty (30) days prior to any anniversary of the Effective Date (other than the Termination Date), by notice to the Administrative Agent (who shall promptly notify the Lenders), request that each Lender extend (each such date on which an extension occurs, an “Extension Date”) such Lender’s Termination Date to the date that is one year after the Termination Date then in effect for such Lender (the “Existing Termination Date”).

(b) Each Lender, acting in its sole and individual discretion, shall, by notice to the Administrative Agent given not later than the date that is 10 Business Days after the date on which the Administrative Agent received the Borrower’s extension request (the “Lender Notice Date”), advise the Administrative Agent whether or not such Lender agrees to such extension (each Lender that determines to so extend its Termination Date, an “Extending Lender”). Each Lender that determines not to so extend its Termination Date (a “Non-Extending Lender”) shall notify the Administrative Agent of such fact promptly after such determination (but in any event no later than the Lender Notice Date), and any Lender that does not so advise the Administrative Agent on or before the Lender Notice Date shall be deemed to be a Non-Extending Lender. The election of any Lender to agree to such extension shall not obligate any other Lender to so agree, and it is understood and agreed that no Lender shall have any obligation whatsoever to agree to any request made by the Borrower for extension of the Termination Date.

(c) The Administrative Agent shall promptly notify the Borrower of each Lender’s determination under this Section.

(d) The Borrower shall have the right, but shall not be obligated, on or before the applicable Termination Date for any Non-Extending Lender to replace such Non-Extending Lender with, and add as “Lenders” under this Agreement in place thereof, one or more financial institutions that are not Ineligible Institutions (each, an “Additional Commitment Lender”) approved by the Administrative Agent and the LC Banks in accordance with the procedures provided in Section 2.19(d), each of which Additional Commitment Lenders shall have entered into an Assignment and Assumption (in accordance with and subject to the restrictions contained in Section 11.04, with the Borrower obligated to pay any applicable processing or recordation fee; provided, that the Administrative Agent may, in its sole discretion, elect to waive the $3,500 processing and recordation fee in connection therewith) with such Non-Extending Lender, pursuant to which such Additional Commitment Lenders shall, effective on or before the applicable Termination Date for such Non-Extending Lender, assume a Commitment (and, if any such Additional Commitment Lender is already a Lender, its Commitment shall be in addition to such Lender’s Commitment hereunder on such date). Prior to any Non-Extending Lender being replaced by one or more Additional Commitment Lenders pursuant hereto, such Non-Extending Lender may elect, in its sole discretion, by giving irrevocable notice thereof to the Administrative Agent and the Borrower (which notice shall set forth such Lender’s new Termination Date), to become an Extending Lender. The Administrative Agent may effect such amendments to this Agreement as are reasonably necessary to provide solely for any such extensions with the consent of the Borrower but without the consent of any other Lenders.

(e) If (and only if) the total of the Commitments of the Lenders that have agreed to extend their Termination Date and the new or increased Commitments of any Additional Commitment Lenders is more than 50% of the aggregate amount of the Commitments in effect immediately prior to the applicable Extension Date, then, effective as of the applicable Extension Date, the Termination Date of each Extending Lender and of each Additional Commitment Lender shall be extended to the date that is one year after the then Existing Termination Date (except that, if such date is not a Business Day, such Termination Date as so extended shall be the immediately preceding Business Day) and each Additional Commitment Lender shall thereupon become a “Lender” for all purposes of this Agreement and shall be bound by the provisions of this Agreement as a Lender hereunder and shall have the obligations of a Lender hereunder. For purposes of clarity, it is acknowledged and agreed that the Termination Date on any date of determination shall not be a date more than five (5) years after such date of determination, whether such determination is made before or after giving effect to any extension request made hereunder.

(f) Notwithstanding the foregoing, (x) no more than two (2) extensions of the Termination Date shall be permitted hereunder and (y) any extension of any Termination Date pursuant to this Section 2.21 shall not be effective with respect to any Extending Lender unless:

(i) no Default or Event of Default shall have occurred and be continuing on the applicable Extension Date and immediately after giving effect thereto;

(ii) the representations and warranties of the Borrower set forth in this Agreement are true and correct on and as of the applicable Extension Date and after giving effect thereto, as though made on and as of such date (or to the extent that such representations and warranties specifically refer to an earlier date, as of such earlier date); and

(iii) the Administrative Agent shall have received a certificate dated as of the applicable Extension Date from the Borrower signed by an Authorized Officer of the Borrower (A) certifying the accuracy of the foregoing clauses (i) and (ii) and (B) certifying and attaching the resolutions adopted by the Borrower approving or consenting to such extension.

(g) On the Termination Date of each Non-Extending Lender, (i) the Commitment of each Non-Extending Lender shall automatically terminate and (ii) the Borrower shall repay such Non-Extending Lender in accordance with Section 2.09 (and shall pay to such Non-Extending Lender all of the other Obligations owing to it under this Agreement) and after giving effect thereto shall prepay any Revolving Loans outstanding on such date (and pay any additional amounts required pursuant to Section 2.16) to the extent necessary to keep outstanding Revolving Loans ratable with any revised Applicable Percentages of the respective Lenders effective as of such date, and the Administrative Agent shall administer any necessary reallocation of the Revolving Credit Exposures (without regard to any minimum borrowing, pro rata borrowing and/or pro rata payment requirements contained elsewhere in this Agreement).

(h) This Section shall supersede any provisions in Section 2.18 or Section 11.02 to the contrary.

ARTICLE III

CONDITIONS

SECTION 3.01. Conditions Precedent to the Closing Date. This Agreement shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 11.02).

(a) The Administrative Agent (or its counsel) shall have received from each party thereto either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include facsimile or electronic transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement.

(b) The Lenders, the Administrative Agent, the Arrangers and each other Person entitled to the payment of fees or the reimbursement or payment of expenses, pursuant hereto or to those certain fee letters dated November 7, 2014, executed and delivered with respect to the credit facility provided for herein, shall have received all fees required to be paid by the Closing Date (including, without limitation, all fees owing on the Closing Date under Section 2.12(d) hereof), and all expenses for which invoices have been presented on or before the Closing Date.

(c) The Administrative Agent shall have received certified copies of the resolutions of the Board of Directors of each Loan Party approving this Agreement, and of all documents evidencing other necessary corporate action and governmental and regulatory approvals with respect to this Agreement.

(d) The Administrative Agent shall have received from each Loan Party, to the extent generally available in the relevant jurisdiction, a copy of a certificate or certificates of the Secretary of State (or other appropriate public official) of the jurisdiction of its incorporation, dated reasonably near the Closing Date, (i) listing the charters of each Loan Party, as the case may be, and each amendment thereto on file in such office and certifying that such amendments are the only amendments to each Loan Party’s charter, as the case may be, on file in such office, and (ii) stating, in the case of each Loan Party, that such Loan Party is authorized to transact business under the laws of the jurisdiction of its place of formation.

(e) (i) The Administrative Agent shall have received a certificate or certificates of each of each Loan Party, signed on behalf of each Loan Party respectively, by a Secretary, an Assistant Secretary or a Responsible Officer thereof, dated the Closing Date, certifying as to (A) the absence of any amendments to the charter of such Loan Party, as the case may be, since the date of the certificates referred to in paragraph (d) above, (B) a true and correct copy of the bylaws of each Loan Party, as the case may be, as in effect on the Closing Date, (C) the absence of any proceeding for the dissolution or liquidation of the Borrower or any Guarantor, as the case may be, (D) the truth, in all material respects (except that in each case, such materiality qualifier shall not be applicable to any representations and warranties that are already qualified or modified by “materiality,” “Material Adverse Effect” or similar language in the text thereof), of the representations and warranties set forth in Section 4.01(a) through (p), inclusive, (r), (s) and (u), as though made on and as of the Closing Date, and (E) the absence, as of the Closing Date, of any Default or Event of Default; and (ii) each of such certifications shall be true.

(f) The Administrative Agent shall have received a certificate of the Secretary or an Assistant Secretary of each Loan Party certifying the names and true signatures of the officers of each Loan Party, as the case may be, authorized to sign, and signing, this Agreement and the other Credit Documents to be delivered hereunder on or before the Closing Date.

(g) The Administrative Agent shall have received from each of Schiff Hardin LLP and Vinson & Elkins LLP, counsel for the Loan Parties, a favorable opinion, each substantially in the form attached hereto as Exhibit B and as to such other matters as any Lender through the Administrative Agent may reasonably request.

(h) The Administrative Agent and the Lenders shall have received, at least ten business days prior to the Closing Date (or such later date approved by the Administrative Agent) all documentation and other information that is required by the regulatory authorities under the applicable “know your customer” and anti-money-laundering rules and regulations, including, without limitation, the Act.

SECTION 3.02. Conditions Precedent to the Effective Date. The obligations of each Lender to make any initial Extension of Credit and of any LC Bank to make any initial issuance of a Letter of Credit shall be subject to the satisfaction (or waiver in accordance with Section 11.02) of each of the following:

(a) The Lenders, the Administrative Agent, the Arrangers and each other Person entitled to the payment of fees or the reimbursement or payment of expenses, pursuant hereto or to those certain fee letters dated November 7, 2014, executed and delivered with respect to the credit facility provided for herein, shall have received all fees required to be paid by the Effective Date (including, without limitation, all fees owing on the Effective Date under Section 2.12(d) hereof), and all expenses for which invoices have been presented on or before the Effective Date.

(b) (i) The Administrative Agent shall have received a certificate or certificates of each Loan Party, signed on behalf of each Loan Party, respectively, by a Secretary, an Assistant Secretary or a Responsible Officer thereof, dated the Effective Date, certifying as to (A) the absence, as of the Effective Date, of any Default or Event of Default, (B) after giving effect to the Transactions (including the IPO Transaction) the financial covenants contained in Article VII are in compliance on a Pro Forma Basis, (C) the occurrence of the IPO Transaction and (D) the attachment thereto of a full and complete copy of the MLP Agreement; and (ii) each of such certifications shall be true.

(c) After giving effect to the IPO Transaction, the representations and warranties of each Loan Party set forth in this Agreement shall be true and correct in all material respects on and as of the Effective Date, except to the extent that such representations and warranties are specifically limited to a prior date, in which case such representations and warranties shall be true and correct in all material respects on and as of such prior date provided, that, in each case, such materiality qualifier shall not be applicable to any representations and warranties that are already qualified or modified by “materiality,” “Material Adverse Effect” or similar language in the text thereof.

The Administrative Agent shall notify the Borrower and the Lenders of the satisfaction of the foregoing conditions on the Effective Date, and such notice shall be conclusive and binding. Notwithstanding the foregoing, the obligations of the Lenders to make Loans hereunder shall not become effective unless each of the foregoing conditions is satisfied (or waived pursuant to Section 11.02) on or before March 31, 2015 (and, in the event such conditions are not so satisfied or waived, this Agreement shall terminate).

SECTION 3.03. Conditions Precedent to Each Extension of Credit.

The obligation of each Lender to make any Extension of Credit and of each LC Bank to issue, extend (other than an extension pursuant to an automatic extension provision set forth in the applicable Letter of Credit) or amend any Letter of Credit (including the initial Extension of Credit but excluding any conversion or continuation of any Loan) shall be subject to the satisfaction (or waiver in accordance with Section 11.02) of each of the following conditions:

(a) The representations and warranties of the Guarantors and the Borrower set forth in this Agreement (other than, if Level V pricing is not in effect as of the Effective Date, the representation and warranty set forth in Section 4.01(g)) shall be true and correct in all material respects on and as of the date of each Extension of Credit and each Extension Date, except to the extent that such representations and warranties are specifically limited to a prior date, in which case such representations and warranties shall be true and correct in all material respects on and as of such prior date provided, that, in each case, such materiality qualifier shall not be applicable to any representations and warranties that are already qualified or modified by “materiality,” “Material Adverse Effect” or similar language in the text thereof.

(b) After giving effect to (A) such Extension of Credit, together with all other Extensions of Credit to be made contemporaneously therewith, and (B) the repayment of any Loans or Unreimbursed LC Disbursements that are to be contemporaneously repaid at the time such Loan is made, such Extension of Credit will not result in the sum of the then Total Outstanding Principal exceeding the Aggregate Commitments.

(c) Such Extension of Credit will comply with all other applicable requirements of Article II, including, without limitation Sections 2.01, 2.02 and 2.04, as applicable.

(d) At the time of and immediately after giving effect to such Extension of Credit, no Default or Event of Default shall have occurred and be continuing or would result from such Extension of Credit or from the application of the proceeds thereof.

(e) In the case of a Revolving Loan, the Administrative Agent shall have timely received a Borrowing Request; and, in the case of a Letter of Credit issuance, extension (other than an extension pursuant to an automatic extension provision set forth in the applicable Letter of Credit) or amendment, a Request for Issuance.

Each Extension of Credit and the acceptance by the Borrower of the benefits thereof shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in paragraphs (a), (b), (c) and (d) of this Section.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

SECTION 4.01. Representations and Warranties of the Loan Parties. Each of the Borrower and each Guarantor (other than NiSource), and NiSource prior to the NiSource Release Date (exclusive of (i) any matters involving solely Subsidiaries of NiSource other than CPG and its Subsidiaries and (ii) the representations and warranties set forth in Section 4.01(v)), represents and warrants as follows:

(a) Each of the Borrower and each Guarantor is duly organized, validly existing and, in the case of the Borrower, authorized to transact business under the laws of the State of its formation, and, in the case of each Guarantor, in good standing under the laws of the State of its incorporation or formation, as applicable. Schedule 4.01 sets forth as of the Effective Date, all Subsidiaries of each of the Borrower and each Guarantor and designates each either as a Restricted Subsidiary or an Unrestricted Subsidiary.

(b) The execution, delivery and performance by each of the Loan Parties of the Credit Documents to which it is a party (i) are within such Loan Party’s corporate powers, (ii) have been duly authorized by all necessary corporate action, (iii) do not contravene (A) such Loan Party’s charter or by-laws, as the case may be, or (B) any law, rule or regulation, or any material Contractual Obligation or legal restriction, binding on or affecting any Credit Party, as the case may be, and (iv) do not require the creation of any Lien on the property of any Credit Party under any Contractual Obligation binding on or affecting any Credit Party.

(c) No authorization or approval or other action by, and no notice to or filing with, any Governmental Authority or other Person is required for the due execution, delivery and performance by any Loan Party of this Agreement or any other Credit Document to which any of them is a party, except for such as (i) have been obtained or made and that are in full force and effect or (ii) are not presently required under applicable law and have not yet been applied for.

(d) Each Credit Document to which any Loan Party is a party is a legal, valid and binding obligation of such Loan Party, enforceable against such Loan Party in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

(e) The Referenced Annual Financial Statements, copies of which have been made available or furnished to each Lender, fairly present the financial condition of the applicable Credit Parties as at the date thereof and the results of the operations of the applicable Credit Parties for the period ended on such date, all in accordance with GAAP consistently applied.

(f) The Referenced Quarterly Financial Statements, copies of which have been made available or furnished to each Lender, fairly present (subject to year end audit adjustments) the financial condition of the applicable Credit Parties as at the date thereof and the results of the operations of the applicable Credit Parties for the period ended on such date, all in accordance with GAAP consistently applied.

(g) Other than the Specified Separation Transaction, since December 31, 2013, there has been no material adverse change in such condition or operations, or in the business, assets, operations, condition (financial or otherwise) or prospects of any of the Credit Parties.

(h) There is no pending or threatened action, proceeding or investigation affecting such Credit Party before any court, governmental agency or other Governmental Authority or arbitrator that (taking into account the exhaustion of appeals) would have a Material Adverse Effect, or that (i) purports to affect the legality, validity or enforceability of this Agreement or any promissory notes executed pursuant hereto, or (ii) seeks to prohibit the ownership or operation, by any Credit Party, of all or a material portion of their respective businesses or assets.

(i) The Credit Parties, taken as a whole, do not hold or carry Margin Stock having an aggregate value in excess of 10% of the value of their consolidated assets, and no part of the proceeds of any Loan or Letter of Credit hereunder will be used to buy or carry any Margin Stock.

(j) No ERISA Event has occurred, or is reasonably expected to occur, with respect to any Plan that could reasonably be expected to have a Material Adverse Effect.

(k) Schedule SB (Actuarial Information) to the 2013 Annual report (Form 5500 Series) for each Plan, copies of which have been filed with the Internal Revenue Service and made available or furnished to each Lender, is complete and accurate and fairly presents the funding status of such Plan, and since the date of such Schedule SB there has been no adverse change in such funding status which may reasonably be expected to have a Material Adverse Effect.

(l) Neither the Borrower, nor any Guarantor nor any ERISA Affiliate has incurred or is reasonably expected to incur any Withdrawal Liability to any Multiemployer Plan which may reasonably be expected to have a Material Adverse Effect.

(m) Neither the Borrower, nor any Guarantor nor any ERISA Affiliate has been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in reorganization or has been terminated, within the meaning of Title IV of ERISA, and no Multiemployer Plan is reasonably expected to be in reorganization or to be terminated, within the meaning of Title IV of ERISA, in either such case, that could reasonably be expected to have a Material Adverse Effect.

(n) No Loan Party is an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.

(o) Each Credit Party has filed all federal, state and other material income tax returns required to be filed by it and has paid or caused to be paid all taxes due for the periods covered thereby, including interest and penalties, except for any such taxes, interest or penalties which are being contested in good faith and by proper proceedings and in respect of which such Credit Party has set aside adequate reserves for the payment thereof in accordance with GAAP.

(p) Each Credit Party and its Subsidiaries are and have been in compliance with all laws (including, without limitation, all Environmental Laws), except to the extent that any failure to be in compliance, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(q) On and after the Effective Date, the Credit Parties will use the proceeds of the Loans for working capital and general corporate purposes in accordance with Section 5.01(i).

(r) No Subsidiary of any Credit Party is party to, or otherwise bound by, any agreement that prohibits such Subsidiary from making any payments, directly or indirectly, to such Credit Party, by way of dividends, advances, repayment of loans or advances, reimbursements of management or other intercompany charges, expenses and accruals or other returns on investment, or any other agreement that restricts the ability of such Subsidiary to make any payment, directly or indirectly, to such Credit Party, other than prohibitions and restrictions permitted to exist under Section 6.01(e).

(s) The information, exhibits and reports furnished by the Borrower, any Guarantor or any of their respective Subsidiaries to the Administrative Agent or to any Lender in connection with the negotiation of, or compliance with, the Credit Documents, taken as a whole, do not contain any material misstatement of fact and do not omit to state a material fact or any fact necessary to make the statements contained therein not misleading in light of the circumstances made.

(t) Immediately after the consummation of the Transactions to occur on the Effective Date and immediately following the making of each Loan and after giving effect to the application of the proceeds of each Loan, (a) the fair value of the properties of the Loan Parties (taken as a whole on a consolidated basis with their Subsidiaries, and determined on a going concern basis) will exceed the probable liability of their debts and other liabilities, subordinated, contingent or otherwise; (b) the present fair saleable value of the property of the Loan Parties (taken as a whole on a consolidated basis with their Subsidiaries) will be greater than the amount that will be required to pay the probable liability of their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (c) each Loan Party does not intend to, and does not believe that it will, incur debts or liabilities beyond its ability to pay such debts and liabilities as they mature; and (d) the Loan Parties (taken as a whole and on a consolidated basis with their Subsidiaries) will not have unreasonably small capital with which to conduct the business in which they are engaged as such business is now conducted and is proposed to be conducted following the Effective Date.

(u) Each Credit Party and its Subsidiaries have implemented and maintain in effect policies and procedures reasonably designed to ensure compliance by each Credit Party and its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and each Credit Party and its Subsidiaries and their respective officers and employees and to the knowledge of such Credit Party and its Subsidiaries, its respective directors and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects. None of (a) the Credit Parties or its Subsidiaries or to the knowledge of such Credit Party or its Subsidiaries, any of their respective directors, officers or employees, or (b) to the knowledge of the Credit Parties, any agent of the Credit Parties or any of their respective Subsidiaries which agent will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person. No Borrowing, use of proceeds hereunder or other Transactions will violate Anti-Corruption Laws or applicable Sanctions.

(v) In the event that any Security Document is required to be delivered pursuant to Section 5.01(k), such Security Document will, upon execution and delivery thereof, be effective to create in favor of the Administrative Agent, for the benefit of the Secured Parties, legal, valid and enforceable Liens on, and security interests in, all of the applicable Credit Parties’ right, title and interest in and to the Collateral thereunder, and when all appropriate filings or recordings are made in the appropriate offices as may be required under applicable Law, such Security Document will constitute first priority fully perfected Liens on, and security interests in, all right, title and interest of the Credit Parties in such Collateral, subject to Liens permitted by Section 6.01(a).

ARTICLE V

AFFIRMATIVE COVENANTS

SECTION 5.01. Affirmative Covenants. From and after the Effective Date, so long as any Lender shall have any Commitment hereunder or any principal of any Loan, Unreimbursed LC Disbursement, interest or fees payable hereunder shall remain unpaid or any Letter of Credit shall remain outstanding, each of the Loan Parties (determined exclusive of NiSource) will and will cause each of the Credit Parties (determined exclusive of NiSource) to, unless the Required Lenders shall otherwise consent in writing:

(a) Compliance with Laws, Etc. (i) Comply, and cause each of its Subsidiaries to comply, in all material respects with all applicable laws, rules, regulations and orders (including, without limitation, any of the foregoing relating to employee health and safety or public utilities and all Environmental Laws), unless the failure to so comply could not reasonably be expected to have a Material Adverse Effect and (ii) maintain in effect and enforce policies and procedures reasonably designed to ensure compliance by each Credit Party and its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.

(b) Maintenance of Properties, Etc. Maintain and preserve, and cause each Restricted Subsidiary of any Credit Party to maintain and preserve, all of its material properties which are used in the conduct of its business in good working order and condition, ordinary wear and tear excepted, if the failure to do so could reasonably be expected to have a Material Adverse Effect.

(c) Payment of Taxes, Etc. Pay and discharge, and cause each of its Subsidiaries to pay and discharge, before the same shall become delinquent, (i) except to the extent the failure to do so could not reasonably be expected to result in a Material Adverse Effect, all taxes, assessments and governmental charges or levies imposed upon it or upon its property, and (ii) all legal claims which, if unpaid, might by law become a lien upon its property; provided, however, that neither any Credit Party nor any of its Subsidiaries shall be required to pay or discharge any such tax, assessment, charge or claim which is being contested in good faith and by proper proceedings and as to which appropriate reserves are being maintained.

(d) Maintenance of Insurance. Maintain, and cause each of its Subsidiaries to maintain, insurance with responsible and reputable insurance companies or associations in such amounts and covering such risks as is usually obtained by companies engaged in similar businesses of comparable size and financial strength and owning similar properties in the same general areas in which such Credit Party or such Subsidiary operates, or, to the extent such Credit Party or Subsidiary deems it reasonably prudent to do so, through its own program of self-insurance.

(e) Preservation of Corporate Existence, Etc. Preserve and maintain, and cause each Restricted Subsidiary of any Credit Party to preserve and maintain, its corporate existence, rights (charter and statutory) and franchises, except as otherwise permitted under this Agreement; provided that no such Person shall be required to preserve any right or franchise with respect to which the Board of Directors of such Person has determined that the preservation thereof is no longer desirable in the conduct of the business of such Person and that the loss thereof is not disadvantageous in any material respect to any Credit Party or the Lenders.

(f) Visitation Rights. At any reasonable time and from time to time, permit the Administrative Agent or any of the Lenders or any agents or representatives thereof, on not less than five Business Days’ notice (which notice shall be required only so long as no Default shall be occurred and be continuing), to examine and make copies of and abstracts from the records and books of account of, and visit the properties of, such Credit Party or any of its Subsidiaries, and to discuss the affairs, finances and accounts of the Credit Parties and their respective Subsidiaries with any of their respective officers and with their independent certified public accountants; subject, however, in all cases to the imposition of such conditions as the affected Credit Party or Subsidiary shall deem necessary based on reasonable considerations of safety and security and provided that so long as no Default or Event of Default shall have occurred and be continuing, each Lender will be limited to one visit each year.

(g) Keeping of Books. (i) Keep, and cause each of its Subsidiaries to keep, proper books of record and account, in which full and correct entries shall be made of all material financial transactions and the assets and business of each of the Credit Parties and each of their respective Subsidiaries, and (ii) maintain, and cause each of its Subsidiaries to maintain, a system of accounting established and administered in accordance with generally accepted accounting principles consistently applied.

(h) Reporting Requirements. Deliver to the Administrative Agent for distribution to the Lenders:

(i) as soon as available and in any event within 60 days after the end of each of the first three quarters of each fiscal year of the Reporting Parties (or, if earlier, concurrently with the filing thereof with the Securities and Exchange Commission or any national securities exchange in accordance with applicable law or regulation), balance sheets and cash flow statements of the Reporting Parties in comparative form as of the end of such quarter and statements of income, statements of common shareholders’ equity of the Reporting Parties for the period commencing at the end of the previous fiscal year of the Reporting Parties and ending with the end of such quarter, each prepared in accordance with generally accepted accounting principles consistently applied, subject to normal year-end audit adjustments, certified by the chief financial officer of the Borrower;

(ii) as soon as available and in any event within 90 days after the end of each fiscal year of the Reporting Parties (or, if earlier, concurrently with the filing thereof with the Securities and Exchange Commission or any national securities exchange in accordance with applicable law or regulation), a copy of the audit report for such year for the Reporting Parties containing balance sheets and cash flow statements of the Reporting Parties and statements of income, statements of common shareholders’ equity of the Reporting Parties for such year prepared in accordance with generally accepted accounting principles consistently applied as reported on by independent certified public accountants of recognized national standing acceptable to the Required Lenders, which audit was conducted by such accounting firm in accordance with generally accepted auditing standards;

(iii) concurrently with the delivery of financial statements pursuant to clauses (i) and (ii) above or the notice relating thereto contemplated by the final sentence of this Section 5.01(h), a certificate of a senior financial officer of each of the Guarantors and the Borrower (A) to the effect that no Default or Event of Default has occurred and is continuing (or, if any Default or Event of Default has occurred and is continuing, describing the same in reasonable detail and describing the action that any Guarantor or the Borrower, as the case may be, has taken and proposes to take with respect thereto), (B) in the case of the certificate relating to the Borrower, setting forth calculations, in reasonable detail, establishing the Loan Parties’ compliance, as at the end of such fiscal quarter, with the financial covenants contained in Article VII, and (C) listing each Subsidiary which has changed status from or to a Restricted Subsidiary or Unrestricted Subsidiary and identifying such Subsidiary as such as of the date of such certificate;

(iv) concurrently with any delivery of financial statements pursuant to clause (i) or (ii) above, if there are any Unrestricted Subsidiaries at the time, the related consolidating financial statements reflecting the adjustments necessary to eliminate the accounts of Unrestricted Subsidiaries from such consolidated financial statements;

(v) as soon as possible and in any event within five days after the occurrence of each Default or Event of Default continuing on the date of such statement, a statement of the chief financial officer of the Borrower setting forth details of such Event of Default or event and the action which the Borrower has taken and proposes to take with respect thereto;

(vi) promptly after the sending or filing thereof, copies of all reports which the Borrower or any Guarantor sends to its respective stockholders, and copies of all reports and registration statements (other than registration statements filed on Form S-8) that any Guarantor, the Borrower or any Subsidiary of any Guarantor or the Borrower, files with the Securities and Exchange Commission;

(vii) promptly and in any event within 10 days after the Borrower or any Guarantor knows or has reason to know that any material ERISA Event has occurred, a statement of the chief financial officer of the Borrower describing such ERISA Event and the action, if any, which the Borrower, any Guarantor or any affected ERISA Affiliate proposes to take with respect thereto;

(viii) promptly and in any event within two Business Days after receipt thereof by the Borrower or any Guarantor (or knowledge being obtained by the Guarantor of the receipt thereof by any ERISA Affiliate), copies of each notice from the PBGC stating its intention to terminate any Plan or to have a trustee appointed to administer any Plan;

(ix) promptly and in any event within five Business Days after receipt thereof by the Guarantor (or knowledge being obtained by the Guarantor of the receipt thereof by any ERISA Affiliate) from the sponsor of a Multiemployer Plan, a copy of each notice received by the Guarantor or any ERISA Affiliate concerning (A) the imposition on the Borrower, any Guarantor or any ERISA Affiliate of material Withdrawal Liability by a Multiemployer Plan, (B) the reorganization or termination, within the meaning of Title IV of ERISA, of any Multiemployer Plan or (C) the amount of liability incurred, or which may be incurred, by the Borrower, any Guarantor or any ERISA Affiliate in connection with any event described in clause (A) or (B) above;

(x) promptly after a Credit Party has knowledge of the commencement thereof, notice of any actions, suits and proceedings before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, affecting any Credit Party of the type described in Section 4.01(g);

(xi) promptly after any Guarantor or the Borrower knows of any change in the rating of the Index Debt by S&P or Moody’s, a notice of such changed rating;

(xii) concurrently with the occurrence of the Specified Separation Transaction, a certificate of a senior financial officer of the Borrower certifying the occurrence of the Specified Separation Transaction and the attachment to such certificate of full and complete copies of the Referenced Annual Financial Statements described in clause (ii) of the definition thereof and the Referenced Quarterly Financial Statements described in clause (ii) of the definition thereof; and

(xiii) such other information respecting the condition or operations, financial or otherwise, of the Credit Parties as any Lender through the Administrative Agent may from time to time reasonably request.

Notwithstanding the foregoing, (1) the Loan Parties’ obligations to deliver the documents or information required under any of clauses (i), (ii) and (vi) above shall be deemed to be satisfied upon (x) the relevant documents or information being publicly available on the Borrower’s website or other publicly available electronic medium (such as EDGAR) within the time period required by such clause, and (y) the delivery by the Borrower of notice to the Administrative Agent for distribution to the Lenders, within the time period required by such clause, that such documents or information are so available and (2) the documents and reports required to be delivered pursuant to clauses (i) and (ii) above shall be delivered on a consolidated basis with respect to all Reporting Parties.

(i) Use of Proceeds. Use the proceeds of the Loans and the Letters of Credit hereunder for working capital and other general corporate purposes (including funding capital calls) and not request any Extensions of Credit, nor use, and shall procure that its Subsidiaries and its or their respective directors, officers, employees and agents shall not use, the proceeds of any Extension of Credit directly or indirectly (i) for the purpose of funding, financing or facilitating any Acquisition for which the Board of Directors of the Person to be acquired (or whose assets are to be acquired) shall have indicated publicly its opposition to the consummation of such acquisition (which opposition has not been publicly withdrawn), (ii) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (iii) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country or (iv) in any manner that would result in the violation of any Sanctions applicable to any party hereto.

(j) Ratings. At all times maintain ratings by both Moody’s and S&P with respect to the Index Debt.

(k) Security Documents. In the event that the Index Debt of CPG is not rated BB+ or better and Ba1 or better as of the Specified Separation Transaction, then the Borrower and the Guarantors shall deliver such Security Documents as would grant the Administrative Agent appropriate Liens on adequate Collateral on terms and conditions and within time periods to be agreed between the Borrower and the Administrative Agent and customary for borrowers having similar debt ratings, and such Security Documents shall provide for pari passu treatment of certain Hedging Agreements and cash management obligations (including customary keepwell and excluded hedging obligations provisions); provided that all Collateral shall be automatically released on either (i) the Investment Grade Date if no Event of Default exists at such time or (ii) if there is an Event of Default on the Investment Grade Date, the first date thereafter on which there is no Event of Default and on which the Index Debt has an Investment Grade Rating.

(l) Preservation of Ownership. Preserve and maintain, and cause each Restricted Subsidiary of any Credit Party to preserve and maintain, as applicable, ownership interests in (i) each of the Guarantors (other than OpCo GP) such that each is a Wholly-Owned Subsidiary of CPG and (ii) OpCo GP such that OpCo GP is a Wholly-Owned Subsidiary of the Borrower; provided that that no such Person shall be required to preserve any such ownership to the extent required to effect the Specified Separation Transaction.

(m) Guarantors. Cause any Subsidiary of any Credit Party that guaranties the Indebtedness under the CPG Credit Facility (other than CPG or OpCo) to guaranty the Indebtedness under this Agreement on terms satisfactory to the Administrative Agent.

ARTICLE VI

NEGATIVE COVENANTS

SECTION 6.01. Negative Covenants. From and after the Effective Date and so long as any Lender shall have any Commitment hereunder or any principal of any Loan, Unreimbursed LC Disbursement, interest or fees payable hereunder shall remain unpaid or any Letter of Credit shall remain outstanding, no Loan Party (determined exclusive of NiSource) will and will not allow any Credit Party (determined exclusive of NiSource) to, without the written consent of the Required Lenders:

(a) Limitation on Liens. Create or suffer to exist, or permit any of its Restricted Subsidiaries to create or suffer to exist, any lien, security interest, or other charge or encumbrance (collectively, “Liens”) upon or with respect to any of its properties, whether now owned or hereafter acquired, or collaterally assign for security purposes, or permit any of its Restricted Subsidiaries to so assign any right to receive income in each case to secure or provide for or guarantee the payment of Debt for Borrowed Money of any Person, without in any such case effectively securing, prior to or concurrently with the creation, issuance, assumption or guaranty of any such Debt for Borrowed Money, the Obligations (together with, if any Guarantor shall so determine, any other Debt for Borrowed Money of or guaranteed by the Borrower, any Guarantor or any of their respective Restricted Subsidiaries ranking equally with the Loans and Unreimbursed LC Disbursements and then existing or thereafter created) equally and ratably with (or prior to) such Debt for Borrowed Money; provided, however, that the foregoing restrictions shall not apply to or prevent the creation or existence of:

(i) (A) Liens on any property acquired, constructed or improved by the Credit Parties after the date of this Agreement that are created or assumed prior to, contemporaneously with, or within 180 days after, such acquisition or completion of such construction or improvement, to secure or provide for the payment of all or any part of the purchase price of such property or the cost of such construction or improvement; or (B) in addition to Liens contemplated by clauses (ii) and (iii) below, Liens on any property existing at the time of acquisition thereof, provided that the Liens shall not apply to any property theretofore owned by the Credit Parties other than, in the case of any such construction or improvement, (1) unimproved real property on which the property so constructed or the improvement is located, (2) other property (or improvements thereon) that is an improvement to or is acquired or constructed for specific use with such acquired or constructed property (or improvement thereof), and (3) any rights and interests (A) under any agreements or other documents relating to, or (B) appurtenant to, the property being so constructed or improved or such other property;

(ii) existing Liens on any property or indebtedness of a corporation that is merged with or into or consolidated with any Credit Party or any of its Restricted Subsidiaries; provided that such Lien was not created in contemplation of such merger or consolidation;

(iii) Liens on any property or indebtedness of a corporation existing at the time such corporation becomes a Restricted Subsidiary of any Credit Party; provided that such Lien was not created in contemplation of such occurrence;

(iv) At any time Collateral shall secure the Obligations, subordinated Liens to secure Debt for Borrowed Money of a Restricted Subsidiary of a Credit Party to a Credit Party or to another Restricted Subsidiary of any Credit Party on terms and conditions acceptable to the Administrative Agent;

(v) Liens in favor of the United States of America, any State, any foreign country or any department, agency or instrumentality or political subdivision of any such jurisdiction, to secure partial, progress, advance or other payments pursuant to any contract or statute or to secure any Debt for Borrowed Money incurred for the purpose of financing all or any part of the purchase price of the cost of constructing or improving the property subject to such Liens, including, without limitation, Liens to secure Debt for Borrowed Money of the pollution control or industrial revenue bond type;

(vi) Liens existing on the date of this Agreement;

(vii) Liens for the sole purposes of extending, renewing or replacing in whole or in part Debt for Borrowed Money secured by any Lien referred to in the foregoing clauses (i) through (vi), inclusive, or this clause (vii); provided, however, that the principal amount of Debt for Borrowed Money secured thereby shall not exceed the principal amount of Debt for Borrowed Money so secured at the time of such extension, renewal or replacement (which, for purposes of this limitation as it applies to a synthetic lease, shall be deemed to be (x) the lessor’s original cost of the property subject to such lease at the time of extension, renewal or replacement, less (y) the aggregate amount of all prior payments under such lease allocated pursuant to the terms of such lease to reduce the principal amount of the lessor’s investment, and borrowings by the lessor, made to fund the original cost of the property), and that such extension, renewal or replacement shall be limited to all or a part of the property or indebtedness which secured the Lien so extended, renewed or replaced (plus improvements on such property);

(viii) Any Lien, other than a Lien described in any of the foregoing clauses (i) through (vi), inclusive, to the extent that it secures Debt for Borrowed Money, or guaranties thereof, the outstanding principal balance of which at the time of creation of such Lien, when added to the aggregate principal balance of all Debt for Borrowed Money secured by Liens incurred under this clause (viii) then outstanding, does not exceed $200,000,000.

If at any time any Credit Party or any of its Subsidiaries shall create, issue, assume or guaranty any Debt for Borrowed Money secured by any Lien and the first paragraph of this Section 6.01(a) requires that the Loans be secured equally and ratably with such Debt for Borrowed Money, the Borrower shall promptly deliver to the Administrative Agent and each Lender:

(1) a certificate of a duly authorized officer of the Borrower stating that the covenant contained in the first paragraph of this Section 6.01(a) has been complied with; and

(2) an opinion of counsel acceptable to the Required Lenders to the effect that such covenant has been complied with and that all documents executed by any Credit Party or any of its Subsidiaries in the performance of such covenant comply with the requirements of such covenant.

(b) Mergers, Etc. Merge or consolidate with or into, or, except in a transaction permitted under paragraph (c) of this Section, convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to any Person, or permit any Restricted Subsidiary of any Credit Party to do so, except that:

(i) Any Restricted Subsidiary of any Credit Party may merge into the Guarantors (other than NiSource) or transfer assets to the Guarantors (other than NiSource), provided that in the case of any merger or consolidation of a Restricted Subsidiary of any Credit Party into Guarantors or transfer of all or substantially all of the assets of a Restricted Subsidiary of any Credit Party to the Guarantors, immediately after giving effect thereto, no Event of Default shall have occurred and be continuing (determined, for purposes of compliance with Article VII after giving effect to such transaction, on a Pro Forma Basis as if such transaction had occurred on the last day of such Guarantor’s fiscal quarter then most recently ended); provided further that in the case of any merger or consolidation of OpCo into CPG or transfer of all or substantially all of the assets of OpCo to CPG, the Board of Directors of the Borrower have approved of such merger or transfer of assets, as applicable; and

(ii) any Restricted Subsidiary of any Guarantor may merge or consolidate with or into another Restricted Subsidiary of any Guarantor, provided that, immediately after giving effect thereto, no Event of Default shall have occurred and be continuing (determined, for purposes of compliance with Article VII after giving effect to such transaction, on a pro forma basis as if such transaction had occurred on the last day of such Guarantor’s fiscal quarter then most recently ended).

(c) Sales, Etc. of Assets. Sell, lease, transfer or otherwise dispose of, or permit any Restricted Subsidiary of any Credit Party to sell, lease, transfer or otherwise dispose of (other than in connection with a transaction authorized by paragraph (b) of this Section) any substantial part of its assets; provided that the foregoing shall not prohibit (i) the realization on a Lien permitted to exist under Section 6.01(a); (ii) any such sale, conveyance, lease, transfer or other disposition that (A) (1) is for a price not materially less than the fair market value of such assets, (2) would not materially impair the ability of any Credit Party to perform its obligations under this Agreement and (3) together with all other such sales, conveyances, leases, transfers and other dispositions, would have no Material Adverse Effect, or (B) would not result in the sale, lease, transfer or other disposition, in the aggregate, of (1) more than, in the case of the Borrower and its Restricted Subsidiaries (exclusive of OpCo and its Restricted Subsidiaries), 20% of the CPPL MLP OpCo Percentage of the Consolidated Net Tangible Assets in any fiscal year or (2) more than, in the case of the Credit Parties (including the Borrower and its Restricted Subsidiaries) in the aggregate, 20% of the Consolidated Net Tangible Assets in any fiscal year, in each case, determined in accordance with GAAP; (iii) the Specified Separation Transaction; (iv) the IPO Transaction; (v) the conveyance of Capital Stock by any Credit Party to the Borrower or any of the Borrower’s Restricted Subsidiaries so long as (A) such Credit Party receives fair market value (as determined by the conflicts committee of the Board of Directors of each of CPPL and such Credit Party, or as evidenced by a fairness opinion of a nationally recognized investment bank) for such conveyance payable in cash or Capital Stock of the Borrower, and (B) no Default or Event of Default exists or would be caused thereby; (vi) the sale of inventory in the ordinary course of such Person’s business, (vii) the disposition of obsolete or worn-out equipment in the ordinary course of such Person’s business or (vii) the sale of assets between and among the Loan Parties and the other Credit Parties that are Wholly-Owned Subsidiaries of the Loan Parties.

(d) Compliance with ERISA. (i) Terminate, or permit any ERISA Affiliate to terminate, any Plan so as to result in a Material Adverse Effect or (ii) permit to exist any occurrence of any Reportable Event (as defined in Title IV of ERISA), or any other event or condition, that presents a material (in the reasonable opinion of the Required Lenders) risk of such a termination by the PBGC of any Plan, if such termination could reasonably be expected to have a Material Adverse Effect.

(e) Certain Restrictions. Permit any Subsidiary of any Credit Party (other than, in the case of the Borrower, each Guarantor) to enter into or permit to exist any agreement that by its terms prohibits such Subsidiary from making any payments, directly or indirectly, to such Credit Party by way of dividends, advances, repayment of loans or advances, reimbursements of management or other intercompany charges, expenses and accruals or other returns on investment, or any other agreement that restricts the ability of such Subsidiary to make any payment, directly or indirectly, to such Credit Party; provided that the foregoing shall not apply to prohibitions and restrictions (i) imposed by applicable law, (ii) (A) imposed under an agreement in existence on the date of this Agreement, and (B) described on Schedule 6.01(e), (iii) existing with respect to a Subsidiary on the date it becomes a Subsidiary that are not created in contemplation thereof (but shall apply to any extension or renewal of, or any amendment or modification expanding the scope of, any such prohibition or restriction), (iv) contained in agreements relating to the sale of a Subsidiary pending such sale, provided that such prohibitions or restrictions apply only to the Subsidiary that is to be sold and such sale is permitted hereunder, (v) imposed on CPG or any of its Subsidiaries in connection with the CPG Credit Facility or (vi) that could not reasonably be expected to have a Material Adverse Effect.

(f) Indebtedness.

(i) Prior to the Investment Grade Date, incur, create, assume or permit to exist, directly or indirectly, any Indebtedness, except:

(A) Indebtedness incurred under this Agreement and the other Credit Documents;

(B) Indebtedness outstanding on the Closing Date and listed on Schedule 6.01(f), and refinancings or renewals thereof; provided that (1) any such refinancing Indebtedness is in an aggregate principal amount not greater than the aggregate principal amount of the Indebtedness being renewed or refinanced, plus the amount of any premiums required to be paid thereon and reasonable fees and expenses associated therewith and an amount equal to any unutilized commitment under the Indebtedness being renewed or refinanced, (2) such refinancing Indebtedness has a later or equal final maturity and longer or equal weighted average life than the Indebtedness being renewed or refinanced and (3) the covenants, events of default, subordination and other provisions thereof (including any guarantees thereof) shall be, in the aggregate, no less favorable to the Lenders than those contained in the Indebtedness being renewed or refinanced;

(C) Indebtedness under Hedging Obligations with respect to interest rates, foreign currency exchange rates or commodity prices, in each case entered into in the ordinary course of business and not for speculative purposes; provided that if such Hedging Obligations relate to interest rates, (1) such Hedging Obligations relate to payment obligations on Indebtedness otherwise permitted to be incurred by the Credit Documents and (2) the notional principal amount of such Hedging Obligations at the time incurred does not exceed the principal amount of the Indebtedness to which such Hedging Obligations relate;

(D) Indebtedness permitted by Section 6.01(g)(i)(E);

(E) Indebtedness in respect of (1) Purchase Money Obligations and refinancings or renewals thereof and (2) Capital Lease obligations and refinancings or renewals thereof, in an aggregate amount collectively for clauses (1) and (2) not to exceed $60,000,000 at any time outstanding;

(F) Indebtedness in respect of bid, performance or surety bonds, workers’ compensation claims, self-insurance obligations and bankers acceptances issued for the account of any Credit Party in the ordinary course of business, including guarantees or obligations of any Credit Party with respect to letters of credit supporting such bid, performance or surety bonds, workers’ compensation claims, self-insurance obligations and bankers acceptances (in each case other than for an obligation for money borrowed);

(G) contingent obligations of the Credit Parties in respect of Indebtedness otherwise permitted under this Section 6.01(f);

(H) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided, however, that such Indebtedness is extinguished within five Business Days of incurrence;

(I) Indebtedness arising in connection with endorsement of instruments for deposit in the ordinary course of business;

(J) unsecured Indebtedness of any Loan Party; provided that (1) no Event of Default has occurred and is continuing or would occur after giving effect to such incurrence, (2) after giving effect to the incurrence of such Indebtedness on a Pro Forma Basis, the Loan Parties shall be in compliance with all covenants set forth in Article VII as of the most recent Test Period, (3) the latest maturity date of such Indebtedness shall not be prior to the Termination Date and shall not have a weighted average life to maturity that is shorter than that of the existing Loans, and (4) such Indebtedness does not have the benefit of, directly or indirectly, any covenants or definitions that are more restrictive than those set forth herein;

(K) non-recourse Indebtedness of a Restricted Subsidiary of any Credit Party assumed by such Restricted Subsidiary in connection with any Permitted Acquisition (or, if such Restricted Subsidiary is acquired as part of such Permitted Acquisition, existing prior thereto); provided, however, that such Indebtedness exists at the time of such Permitted Acquisition at least in the amounts assumed in connection therewith and is not drawn down, created or increased in contemplation of or in connection with such Permitted Acquisition;

(L) Indebtedness arising from agreements incurred by the seller in connection with an Asset Sale permitted pursuant to Section 6.01(c) and providing for indemnification, adjustments of purchase price or similar obligations; provided, however, that such Indebtedness shall be permitted solely if it is not reflected on the balance sheet and other financial statements of the Credit Parties, as applicable, other than as a contingent obligation referred to in a footnote to such financial statements;

(M) Indebtedness owed to any Person with respect to premiums payable for property, casualty or liability insurance for the Credit Parties, so long as such Indebtedness shall not be in excess of the amount of the unpaid cost of, and shall be incurred only to defer the cost of, such insurance for the year in which such Indebtedness is incurred and such Indebtedness shall be outstanding only during such year;

(N) Indebtedness consisting of indemnity obligations in connection with any Permitted Acquisition; provided, however, that such Indebtedness shall be permitted solely if it is not reflected on the balance sheet and other financial statements of Credit Parties, as applicable, other than as a contingent obligation referred to in a footnote to such financial statements;

(O) Indebtedness pursuant to the Money Pool Arrangement; and

(P) Indebtedness pursuant to the CPG Credit Facility;

(ii) On or after the Investment Grade Date, incur, create, assume or permit to exist, directly or indirectly, any Priority Debt at any one time outstanding in an aggregate principal amount (A) exceeding, in the case of the Borrower and its Restricted Subsidiaries (exclusive of OpCo and its Restricted Subsidiaries), 15% of the CPPL MLP OpCo Percentage of the Consolidated Net Tangible Assets or (B) exceeding, in the case of the Credit Parties (including the Borrower and its Restricted Subsidiaries) in the aggregate, 15% of the Consolidated Net Tangible Assets.

(g) Investments.

(i) Prior to the Investment Grade Date, directly or indirectly, lend money or credit (by way of guarantee or otherwise) or make advances to any Person, or purchase or acquire any stock, bonds, notes, debentures or other obligations or securities of, or any other interest in, or make any capital contribution to, any other Person, or purchase or own a futures contract or otherwise become liable for the purchase or sale of currency or other commodities at a future date in the nature of a futures contract (all of the foregoing, collectively, “Investments”), except that the following shall be permitted:

(A) Investments outstanding on the Effective Date and identified on Schedule 6.01(g);

(B) the Credit Parties may (i) acquire and hold accounts receivables, payment intangibles, chattel paper, notes receivable and similar items owing to any of them if created or acquired in the ordinary course of business, (ii) invest in, acquire and hold cash and Cash Equivalents, (iii) endorse negotiable instruments held for collection in the ordinary course of business or (iv) make lease, utility and other similar deposits in the ordinary course of business;

(C) Hedging Obligations incurred pursuant to Section 6.01(f)(i)(C);

(D) loans and advances to directors, employees and officers of the Credit Parties for bona fide business purposes, in aggregate amount not to exceed $5,000,000 at any time outstanding;

(E) Investments (i) by CPG in any Guarantor and (ii) by a Guarantor in another Guarantor;

(F) Investments in securities of trade creditors or customers in the ordinary course of business received upon foreclosure or pursuant to any plan of reorganization or liquidation or similar arrangement upon the bankruptcy or insolvency of such trade creditors or customers or in settlement of amounts due (including in settlement of delinquent obligations and other disputes with supplies and customers);

(G) Investments made by a Credit Party as a result of consideration received in connection with an Asset Sale made in compliance with Section 6.01(c) or other asset sales not prohibited by this Agreement;

(H) Investments in pledges, deposits and payment or performance bonds made or given in the ordinary course of business;

(I) Investments for purposes of Capital Expenditures of the Credit Parties;

(J) Investments constituting contingent obligations permitted by Section 6.01;

(K) Investments in respect of Permitted Acquisitions;

(L) Investments in the Money Pool Arrangement; and

(M) other Investments in an aggregate amount not to exceed $300,000,000 at any time outstanding.

(ii) On or after the Investment Grade Date, make or permit to remain outstanding any Investments, except Investments that do not violate the Credit Parties’ applicable Organizational Documents.

(h) Prepayments of Other Indebtedness; Modifications of Organizational Documents and Other Documents, etc. Directly or indirectly:

(i) make (or give any notice in respect of), or permit any Credit Party to make (or give any notice in respect of), any voluntary or optional payment or prepayment on or redemption or acquisition for value of, or any prepayment or redemption as a result of any asset sale, change of control or similar event of, any outstanding Subordinated Indebtedness, except as otherwise permitted by this Agreement; or

(ii) terminate, amend, modify or change any of its, or allow any Credit Party to terminate, amend, modify or change any of its (1) Organizational Documents (including by the filing or modification of any certificate of designation) (2) any agreement to which it is a party with respect to its Capital Stock (including any stockholders’ agreement), or enter into any new agreement with respect to its Capital Stock or (3) contracts evidencing Indebtedness or other material contracts, other than, in each case, any such amendments, modifications or changes or such new agreements which do not have a Material Adverse Effect and are not adverse in any material respect to the interests of the Lenders.

(i) Dividends.

(i) Prior to the Investment Grade Date, authorize, declare, pay or set aside funds for the express purpose of making, directly or indirectly, any Dividends with respect to any Credit Party, except that the following shall be permitted:

(A) Dividends by any Restricted Subsidiary to CPG or to any Guarantor that is a Wholly-Owned Subsidiary of CPG;

(B) so long as no Default or Event of Default has occurred or is continuing either prior to or after giving effect to such Dividends, Dividends by CPG in accordance with its Organizational Documents as in effect on the Effective Date;

(C) Dividends by any Credit Party in connection with or pursuant to the Money Pool Arrangement;

(D) so long as no Default or Event of Default has occurred or is continuing either prior to or after giving effect to such Dividends, Dividends to the Borrower up to the amount of Available Cash; and

(E) so long as no Default or Event of Default has occurred or is continuing either prior to or after giving effect to such Dividends, Dividends by the Borrower to the amount of Available Cash.

(ii) On or after the Investment Grade Date, authorize, declare, pay or set aside funds for the express purpose of making, directly or indirectly, any Dividends with respect to the Credit Parties if an Event of Default has occurred and is continuing, or could result therefrom.

(j) Transactions with Affiliates. Enter into, directly or indirectly, any transaction or series of related transactions, whether or not in the ordinary course of business, with any Affiliate of the Credit Parties (other than between or among the Credit Parties), other than on terms and conditions at least as favorable to the applicable Credit Party as would reasonably be obtained by such Credit Party at that time in a comparable arm’s-length transaction with a Person other than an Affiliate, except that the following shall be permitted:

(i) Dividends permitted by Section 6.01(i);

(ii) Investments permitted by Sections 6.01(g)(i)(D), (E), (G), (K) (L) and (M);

(iii) director, officer and employee compensation (including bonuses) and other benefits (including retirement, health, stock option and other benefit plans) and indemnification arrangements, in each case approved by the Board of Directors of CPG;

(iv) transactions with customers, clients, suppliers, joint venture partners or purchasers or sellers of goods and services, in each case in the ordinary course of business and otherwise not prohibited by the Credit Documents;

(v) the existence of, and the performance by any Credit Party of its obligations under the terms of, any limited liability company, limited partnership or other Organizational Document or security holders agreement (including any registration rights agreement or purchase agreement related thereto) to which it is a party on the Closing Date and which has been disclosed to the Lenders as in effect on the Closing Date, and similar agreements that it may enter into thereafter; provided, however, that the existence of, or the performance by any Credit Party of obligations under, any amendment to any such existing agreement or any such similar agreement entered into after the Closing Date shall only be permitted by this Section 6.01(j)(v) to the extent not more adverse to the interest of the Lenders in any material respect, when taken as a whole, than any of such documents and agreements as in effect on the Closing Date;

(vi) Asset Sales permitted by clauses (v) and (viii) of Section 6.01(c);

(vii) any transaction with the Borrower where the only consideration paid by any Credit Party is Qualified Capital Stock of the Borrower;

(viii) the Transactions as contemplated by the Credit Documents;

(ix) payments or transactions pursuant to the MLP Agreement

(x) payments or transactions pursuant to the Services Agreement; and

(xi) the Money Pool Arrangement.

(k) No Further Negative Pledge. Enter into any agreement, instrument, deed or lease which prohibits or limits the ability of any Credit Party to create, incur, assume or suffer to exist any Lien upon any of their respective properties or revenues, whether now owned or hereafter acquired, or which requires the grant of any security for an obligation if security is granted for another obligation, except the following: (1) this Agreement and the other Credit Documents; (2) covenants in documents creating Liens permitted by Section 6.01(a) prohibiting further Liens on the properties encumbered thereby; (3) any other agreement that does not restrict in any manner (directly or indirectly) Liens created pursuant to the Credit Documents on any Collateral securing the Obligations and does not require the direct or indirect granting of any Lien securing any Indebtedness or other obligation by virtue of the granting of Liens on or pledge of property of any Credit Party to secure the Obligations; (4) any document or agreement entered into in connection with the CPG Credit Facility and (5) any prohibition or limitation that (a) exists pursuant to applicable Law, (b) consists of customary restrictions and conditions contained in any agreement relating to the sale of any property permitted under Section 6.01(c) pending the consummation of such sale, (c) restricts subletting or assignment of any lease governing a leasehold interest of any Credit Party, (d) exists in any agreement in effect at the time such Person becomes a Restricted Subsidiary of any Credit Party, so long as such agreement was not entered into in contemplation of such Person becoming a Restricted Subsidiary or (e) is imposed by any amendments or refinancings that are otherwise permitted by the Credit Documents of the contracts, instruments or obligations referred to in clause (3) or (4)(d); provided that such amendments and refinancings are no more materially restrictive with respect to such prohibitions and limitations than those prior to such amendment or refinancing.

(l) Designation of Subsidiaries. CPG may, at any time from and after the Closing Date, designate any Restricted Subsidiary of any Credit Party (other than a Loan Party) as an Unrestricted Subsidiary or any Unrestricted Subsidiary as a Restricted Subsidiary; provided that (i) immediately before and after such designation, no Default or Event of Default shall have occurred and be continuing, (ii) immediately after giving effect to such designation, the Loan Parties shall be in compliance with the covenants set forth in Article VII on a Pro Forma Basis, (iii) no Restricted Subsidiary may be designated as an Unrestricted Subsidiary if it was previously designated as an Unrestricted Subsidiary and (iv) if a Restricted Subsidiary is being designated as an Unrestricted Subsidiary hereunder (A) in the case of the Borrower and its Restricted Subsidiaries (exclusive of OpCo and its Restricted Subsidiaries), such Restricted Subsidiary, together with all other Unrestricted Subsidiaries of the Borrower as of such date of designation, must not have contributed greater than 15% of the CPPL MLP OpCo Percentage of the Consolidated Net Tangible Assets or (B) in the case of the Credit Parties (including the Borrower and its Restricted Subsidiaries) in the aggregate, such Restricted Subsidiary, together with all other Unrestricted Subsidiaries of the Credit Parties as of such date of designation, must not have contributed greater than (x) prior to the Investment Grade Date, $300,000,000 plus any returns received in cash by any Credit Party and (y) from and after the Investment Grade Date, 20% of the Consolidated Net Tangible Assets (but, notwithstanding the definition of Consolidated Net Tangible Assets, calculated inclusive of all Unrestricted Subsidiaries) plus any returns received in cash by any Credit Party on Investments previously made in Unrestricted Subsidiaries, as of the most recently ended fiscal quarter for which financial statements have been delivered pursuant to Section 5.01(h) (or, if prior to the date of the delivery of the first financial statements to be delivered pursuant to Section 5.01(h), the most recent financial statements referred to in Section 3.04(a)(ii)). The designation of any Restricted Subsidiary as an Unrestricted Subsidiary after the Closing Date shall constitute an investment by a Credit Party at the date of designation in an amount equal to the fair market value of such Credit Party’s investment therein. None of the Credit Parties shall at any time be directly or indirectly liable for any Indebtedness that provides the holder thereof may (with the passage of time or notice or both) declare a default thereon or cause the payment thereof to be accelerated upon the occurrence of a default with respect to any Indebtedness, Lien or other obligation of an Unrestricted Subsidiary (including any right to take enforcement action against such Unrestricted Subsidiary). The designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute (i) the incurrence at the time of designation of any investment, Indebtedness or Liens of such Subsidiary existing at such time and (ii) a return on any investment by any Credit Party in Unrestricted Subsidiaries pursuant to the preceding sentence in an amount equal to the fair market value at the date of such designation of such Credit Party’s investment in such Subsidiary.

ARTICLE VII

FINANCIAL COVENANTS

So long as any Lender shall have any Commitment hereunder or any principal of any Loan, Unreimbursed LC Disbursement, interest or fees payable hereunder shall remain unpaid or any Letter of Credit shall remain outstanding:

(a) Maximum Total Leverage Ratio. Commencing on the Effective Date, the Loan Parties shall not permit the Total Leverage Ratio for the last day of each Test Period (a) ending on or prior to December 31, 2015 to exceed 5.75 to 1.0, (b) ending after December 31, 2015 and on or prior to December 31, 2017 to exceed 5.50 to 1.0 and (c) ending after December 31, 2017 to exceed 5.00 to 1.0; provided that the Total Leverage Ratio for the last day of each Test Period ending after December 31, 2017 and during a Specified Acquisition Period shall not exceed 5.50 to 1.0.

(b) Minimum Interest Coverage Ratio. Commencing on the Effective Date and ending on the first date on which the Index Debt achieves an Investment Grade Rating, the Loan Parties shall not permit the Consolidated Interest Coverage Ratio, for the last day of any Test Period to be less than 3.00 to 1.0.

ARTICLE VIII

EVENTS OF DEFAULT

SECTION 8.01. Events of Default. If any of the following events (“Events of Default”) shall occur and be continuing:

(a) From and after the Closing Date until the Effective Date:

(i) The Borrower shall fail to pay the Ticking Fee in accordance with Section 2.12(c) when the same becomes due and payable or any other fees or amounts hereunder within three Business Days after when the same becomes due and payable; or

(ii) Any representation or warranty made by any Loan Party as of the Closing Date pursuant to this Agreement shall prove to have been incorrect in any material respect (or any such representation or warranty that was otherwise qualified by materiality shall prove to have been false or misleading in any respect) when made; or

(b) Prior to the NiSource Release Date any “Event of Default” shall occur under (and as defined in) the Existing NiSource Credit Agreement; or

(c) From and after the Effective Date:

(i) The Borrower shall fail to pay any principal of any Loan or Unreimbursed LC Disbursement when the same becomes due and payable or shall fail to pay any interest, fees or other amounts hereunder within three Business Days after when the same becomes due and payable; or

(ii) Any representation or warranty made by any Loan Party in any Credit Document or by any Loan Party (or any of its officers) in connection with this Agreement shall prove to have been incorrect in any material respect (or any such representation or warranty that was otherwise qualified by materiality shall prove to have been false or misleading in any respect) when made; or

(iii) Any Loan Party shall fail to perform or observe any term, covenant or agreement contained in Section 5.01(e), 5.01(f), 5.01(h) (other than clause (1)(y) of the last paragraph thereof), 5.01(i), 5.01(k), 5.01(l), 6.01 or Article VII; or

(iv) Any Loan Party shall fail to perform or observe any term, covenant or agreement contained in any Credit Document on its part to be performed or observed (other than one identified in paragraph (a), (b) or (c) above) if the failure to perform or observe such other term, covenant or agreement shall remain unremedied for thirty days after written notice thereof shall have been given to the Borrower by the Administrative Agent or any Lender; or

(v) Any Credit Party shall fail to pay any principal of or premium or interest on any Indebtedness (excluding Non-Recourse Debt) which is outstanding in a principal amount of at least $50,000,000 in the aggregate (but excluding the Loans) of such Credit Party, as the case may be, when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Indebtedness; or any other event shall occur or condition shall exist under any agreement or instrument relating to any such Indebtedness and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the scheduled maturity of such Indebtedness; or any such Indebtedness shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment), prior to the stated maturity thereof; or

(vi) Any Credit Party shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against any Credit Party seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against any Credit Party (but not instituted by any Credit Party), either such proceeding shall remain undismissed or unstayed for a period of 60 days, or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, any Credit Party or for any substantial part of its property) shall occur; or any Credit Party shall take any corporate action to authorize any of the actions set forth above in this paragraph (f); or

(vii) One or more Subsidiaries of the Credit Parties in which the aggregate sum of (i) the amounts invested by the Credit Parties in the aggregate, by way of purchases of Capital Stock, Capital Leases, loans or otherwise, and (ii) the amount of recourse, whether contractual or as a matter of law (but excluding Non-Recourse Debt), available to creditors of such Subsidiary or Subsidiaries against the any Credit Party, is

$100,000,000 or more (collectively, “Substantial Subsidiaries”) shall generally not pay their respective debts as such debts become due, or shall admit in writing their respective inability to pay their debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against Substantial Subsidiaries seeking to adjudicate them bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of them or their respective debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for them or for any substantial part of their respective property and, in the case of any such proceeding instituted against Substantial Subsidiaries (but not instituted by any Credit Party or any Subsidiary of any Credit Party), either such proceeding shall remain undismissed or unstayed for a period of 60 days, or any of the actions sought in such proceeding (including, without limitation, the entry of an order for relief against, or the appointment of a receiver, trustee, custodian or other similar official for, the Substantial Subsidiaries or for any substantial part of their respective property) shall occur; or Substantial Subsidiaries shall take any corporate action to authorize any of the actions set forth above in this paragraph (g); or

(viii) Any judgment or order for the payment of money in excess of $50,000,000 shall be rendered against the Borrower, any Guarantor or any of their respective other Subsidiaries and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) there shall be any period of 30 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

(ix) Any ERISA Event shall have occurred with respect to a Plan and, 30 days after notice thereof shall have been given to any Guarantor or the Borrower by the Administrative Agent, (i) such ERISA Event shall still exist and (ii) the sum (determined as of the date of occurrence of such ERISA Event) of the Insufficiency of such Plan and the Insufficiency of any and all other Plans with respect to which an ERISA Event shall have occurred and then exist (or, in the case of a Plan with respect to which an ERISA Event described in clauses (c) through (e) of the definition of ERISA Event shall have occurred and then exist, the liability related thereto) is equal to or greater than $10,000,000 (when aggregated with clauses (x), (xi) and (xii) of this Section 8.01(b)), and a Material Adverse Effect could reasonably be expected to occur as a result thereof; or

(x) The Borrower, any Guarantor or any ERISA Affiliate shall have been notified by the sponsor of a Multiemployer Plan that it has incurred Withdrawal Liability to such Multiemployer Plan in an amount which, when aggregated with all other amounts required to be paid to Multiemployer Plans by the Borrower, each Guarantor and their respective ERISA Affiliates as Withdrawal Liability (determined as of the date of such notification), exceeds $10,000,000 or requires payments exceeding $10,000,000 per annum (in either case, when aggregated with clauses (ix), (xi) and (xii) of this Section 8.01(b)), and a Material Adverse Effect could reasonably be expected to occur as a result thereof; or

(xi) The Borrower, any Guarantor or any ERISA Affiliate shall have been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in reorganization or is being terminated, within the meaning of Title IV of ERISA, if as a result of such reorganization or termination the aggregate annual contributions of the Borrower, each Guarantor and their ERISA Affiliates to all Multiemployer Plans which are then in reorganization or being terminated have been or will be increased over the amounts contributed to such Multiemployer Plans for the respective plan year of each such Multiemployer Plan immediately preceding the plan year in which the reorganization or termination occurs by an amount exceeding $10,000,000 (when aggregated with clauses (ix), (x) and (xii) of this Section 8.01(b)), and a Material Adverse Effect could reasonably be expected to occur as a result thereof; or

(xii) The Borrower, any Guarantor or any ERISA Affiliate shall have committed a failure described in Section 303(k)(1) of ERISA and the amount determined under Section 303(k)(3) of ERISA is equal to or greater than $10,000,000 (when aggregated with clauses (ix), (x) and (xi) of this Section 8.01(b)), and a Material Adverse Effect could reasonably be expected to occur as a result thereof; or

(xiii) Any provision of the Credit Documents shall be held by a court of competent jurisdiction to be invalid or unenforceable against any Loan Party purported to be bound thereby, or any Loan Party shall so assert in writing; or

(xiv) Any Change of Control shall occur;

then, and in any such event, the Administrative Agent (i) shall at the request, or may with the consent, of the Required Lenders, by notice to the Borrower, declare the Commitment of each Lender and the obligation of each LC Bank to issue or maintain Letters of Credit hereunder to be terminated, whereupon the same shall forthwith terminate, and (ii) shall at the request or with the consent of the Required Lenders, by notice to the Borrower, declare all amounts payable under this Agreement to be forthwith due and payable, whereupon all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower; provided that in the event of an actual or deemed entry of an order for relief with respect to any Credit Party under the Federal Bankruptcy Code, (1) the Commitment of each Lender and the obligation of each LC Bank to issue or maintain Letters of Credit hereunder shall automatically be terminated and (2) all such amounts shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Borrower.

Notwithstanding anything to the contrary contained herein, no notice given or declaration made by the Administrative Agent pursuant to this Section 8.01 shall affect (i) the obligation of any LC Bank to make any payment under any outstanding Letter of Credit issued by such LC Bank in accordance with the terms of such Letter of Credit or (ii) the obligations of each Lender in respect of each such Letter of Credit; provided, however, that upon the occurrence and during the continuance of any Event of Default, the Administrative Agent shall at the request, or may with the consent, of the Required Lenders, upon notice to the Borrower, require the Borrower to deposit with the Administrative Agent an amount in the cash account (the “Cash Account”) described below equal to the then current LC Outstandings. Such Cash Account shall at all times be free and clear of all rights or claims of third parties. The Cash Account shall be maintained with the Administrative Agent in the name of, and under the sole dominion and control of, the Administrative Agent, and amounts deposited in the Cash Account shall bear interest at a rate equal to the rate generally offered by Wells Fargo Bank, National Association for deposits equal to the amount deposited by the Borrower in the Cash Account pursuant to this Section 8.01, for a term to be agreed to between the Borrower and the Administrative Agent. If any drawings under any Letter of Credit then outstanding or thereafter made are not reimbursed in full immediately upon demand or, in the case of subsequent drawings, upon being made, then, in any such event, the Administrative Agent may apply the amounts then on deposit in the Cash Account, in such priority as the Administrative Agent shall elect, toward the payment in full of any or all of the Borrower’s obligations hereunder as and when such obligations shall become due and payable. Upon payment in full, after the termination of the Letters of Credit, of all such obligations, the Administrative Agent will repay to the Borrower any cash then on deposit in the Cash Account.

ARTICLE IX

THE ADMINISTRATIVE AGENT

SECTION 9.01. The Administrative Agent.

(a) Each of the Lenders and each LC Bank hereby irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof, together with such actions and powers as are reasonably incidental thereto.

(b) The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the any Loan Party or any of such Loan Party’s Subsidiaries or other Affiliates thereof as if it were not the Administrative Agent hereunder.

(c) The Administrative Agent shall not have any duties or obligations except those expressly set forth herein. Without limiting the generality of the foregoing, (i) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (ii) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that the Administrative Agent is required to exercise in writing by the Required Lenders, and (iii) except as expressly set forth herein, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower, any Guarantor or any of their respective other Subsidiaries that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or, if applicable, all of the Lenders) or in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by the Borrower or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (1) any statement, warranty or representation made in or in connection with this Agreement, (2) the contents of any certificate, report or other document delivered hereunder or in connection herewith, (3) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein, (4) the validity, enforceability, effectiveness or genuineness of this Agreement or any other agreement, instrument or document, or (5) the satisfaction of any condition set forth in Article III or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent and the conformity thereof to such express requirement.

(d) The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. The Administrative Agent may consult with legal counsel (who may be counsel for a Loan Party) independent accountants and other experts selected by it and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

(e) The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

(f) Subject to the appointment and acceptance of a successor Administrative Agent as provided in this paragraph, the Administrative Agent may resign at any time by notifying the Lenders and the Loan Parties. Upon any such resignation, the Required Lenders shall have the right, with the consent of the Borrower (which consent shall not unreasonably be withheld), to appoint a successor, provided that no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent which shall be a bank with an office in New York, New York, or an Affiliate of any such bank, in any event having total assets in excess of $500,000,000 and who shall serve until such time, if any, as an Agent shall have been appointed as provided above. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the Administrative Agent’s resignation hereunder, the provisions of this Article and Section 11.03 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as Administrative Agent.

(g) Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any related agreement or any document furnished hereunder or thereunder.

(h) No Lender identified on the signature pages of this Agreement as a “Lead Arranger”, “Co-Documentation Agent” or “Syndication Agent”, or that is given any other title hereunder other than “LC Bank” or “Administrative Agent”, shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders as such. Without limiting the generality of the foregoing, no Lender so identified as a “Lead Arranger”, “Co-Documentation Agent” or “Syndication Agent” or that is given any other title hereunder, shall have, or be deemed to have, any fiduciary relationship with any Lender. Each Lender acknowledges that it has not relied, and will not rely, on the Lenders so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.

(i) Notwithstanding anything to the contrary herein or in any other Credit Document, the authority to enforce rights and remedies hereunder and in the other Credit Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 8.01 for the benefit of all the Lenders and LC Banks; provided, however, that the foregoing shall not prohibit (i) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Credit Documents, (ii) the LC Banks from exercising the rights and remedies that inure to its benefit (solely in its capacity as LC Bank) hereunder and under the other Credit Documents, (iii) any Lender from exercising setoff rights in accordance with Section 11.08 (subject to the terms of Section 2.18(c)) or (iv) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a Bankruptcy Event relative to any Loan Party; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Credit Documents, then (A) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 8.01 and (B) in addition to the matters set forth in clauses (ii), (iii) and (iv) of the preceding proviso and subject to Section 2.18(c), any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

(j) Each Lender acknowledges and agrees that the Extensions of Credit made hereunder are commercial loans and letters of credit and not investments in a business enterprise or securities. Each Lender further represents that it is engaged in making, acquiring or holding commercial loans in the ordinary course of its business and has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement as a Lender, and to make, acquire or hold Loans hereunder. Each Lender shall, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information (which may contain material, non-public information within the meaning of the United States securities laws concerning the Borrower and its Affiliates) as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any related agreement or any document furnished hereunder or thereunder and in deciding whether or to the extent to which it will continue as a Lender or assign or otherwise transfer its rights, interests and obligations hereunder.

ARTICLE X

GUARANTY

SECTION 10.01. The Guaranty.

(a) Each Guarantor, as primary obligor and not merely as a surety, hereby irrevocably, absolutely and unconditionally guarantees to the Administrative Agent and the Lenders and each of their respective successors, endorsees, transferees and assigns (each a “Beneficiary” and collectively, the “Beneficiaries”) the prompt and complete payment by the Borrower, as and when due and payable, of the Obligations, in accordance with the terms of the Credit Documents. The provisions of this Article X are sometimes referred to hereinafter as the “Guaranty”.

(b) Each Guarantor hereby guarantees that the Obligations will be paid strictly in accordance with the terms of the Credit Documents, regardless of any law now or hereafter in effect in any jurisdiction affecting any such terms or the rights of the Beneficiaries with respect thereto. The obligations and liabilities of each Guarantor under this Guaranty shall be absolute and unconditional irrespective of: (i) any lack of validity or enforceability of any of the Obligations or any Credit Document, or any delay, failure or omission to enforce or agreement not to enforce, or the stay or enjoining, by order of court, by operation of law or otherwise, of the exercise of any right with respect to the foregoing (including, in each case, without limitation, as a result of the insolvency, bankruptcy or reorganization of any Beneficiary, the Borrower or any other Person); (ii) any change in the time, manner or place of payment of, or in any other term in respect of, all or any of the Obligations, or any other amendment or waiver of or consent to any departure from the Credit Documents or any agreement or instrument relating thereto; (iii) any exchange or release of, or non-perfection of any Lien on or in any collateral, or any release, amendment or waiver of, or consent to any departure from, any other guaranty of, or agreement granting security for, all or any of the Obligations; (iv) any claim, set-off, counterclaim, defense or other rights that such Guarantor may have at any time and from time to time against any Beneficiary or any other Person, whether in connection with this Transaction or any unrelated transaction; or (v) any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrower or any other guarantor or surety in respect of the Obligations or such Guarantor in respect hereof.

(c) The Guaranty provided for herein (i) is a guaranty of payment and not of collection; (ii) is a continuing guaranty and shall remain in full force and effect until the Commitments and Letters of Credit have been terminated and the Obligations have been paid in full in cash; and

(iii) shall continue to be effective or shall be reinstated, as the case may be, if at any time any payment, or any part thereof, of any of the Obligations is rescinded or must otherwise be returned by any Beneficiary upon or as a result of the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Borrower or otherwise, all as though such payment had not been made.

(d) The obligations and liabilities of each Guarantor hereunder shall not be conditioned or contingent upon the pursuit by any Beneficiary or any other Person at any time of any right or remedy against the Borrower or any other Person that may be or become liable in respect of all or any part of the Obligations or against any collateral security or guaranty therefor or right of setoff with respect thereto.

(e) Each Guarantor hereby consents that, without the necessity of any reservation of rights against such Guarantor and without notice to or further assent by such Guarantor, any demand for payment of any of the Obligations made by any Beneficiary may be rescinded by such Beneficiary and any of the Obligations continued after such rescission.

(f) Each Guarantor’s obligations under this Guaranty shall be unconditional, irrespective of any lack of capacity of the Borrower or any lack of validity or enforceability of any other provision of this Agreement or any other Credit Document, and this Guaranty shall not be affected in any way by any variation, extension, waiver, compromise or release of any or all of the Obligations or of any security or guaranty from time to time therefor.

(g) The obligations of each Guarantor under this Guaranty shall not be reduced, limited, impaired, discharged, deferred, suspended or terminated by any proceeding or action, voluntary or involuntary, involving the bankruptcy, insolvency, receivership, reorganization, marshalling of assets, assignment for the benefit of creditors, composition with creditors, readjustment, liquidation or arrangement of the Borrower or any similar proceedings or actions, or by any defense the Borrower may have by reason of the order, decree or decision of any court or administrative body resulting from any such proceeding or action. Without limiting the generality of the foregoing, each Guarantor’s liability shall extend to all amounts and obligations that constitute the Obligations and would be owed by the Borrower, but for the fact that they are unenforceable or not allowable due to the existence of any such proceeding or action.

SECTION 10.02. Waivers.

(a) Each Guarantor hereby unconditionally waives: (i) promptness and diligence; (ii) notice of or proof of reliance by the Administrative Agent or the Lenders upon this Guaranty or acceptance of this Guaranty; (iii) notice of the incurrence of any Obligation by the Borrower or the renewal, extension or accrual of any Obligation or of any circumstances affecting the Borrower’s financial condition or ability to perform the Obligations; (iv) notice of any actions taken by the Beneficiaries or the Borrower or any other Person under any Credit Document or any other agreement or instrument relating thereto; (v) all other notices, demands and protests, and all other formalities of every kind in connection with the enforcement of the Obligations, of the obligations of such Guarantor hereunder or under any other Credit Document, the omission of or delay in which, but for the provisions of this Section 10 might constitute grounds for relieving such Guarantor of its obligations hereunder; (vi) any requirement that the Beneficiaries protect, secure, perfect or insure any Lien or any property subject thereto, or exhaust any right or take any action against the Borrower or any other Person or any collateral; and (vii) each other circumstance, other than payment of the Obligations in full, that might otherwise result in a discharge or exoneration of, or constitute a defense to, such Guarantor’s obligations hereunder.

(b) No failure on the part of any Beneficiary to exercise, and no delay in exercising, any right, remedy, power or privilege hereunder or under any Credit Document or any other agreement or instrument relating thereto shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege hereunder or under any Credit Document or any other agreement or instrument relating thereto preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. This Guaranty is in addition to and not in limitation of any other rights, remedies, powers and privileges the Beneficiaries may have by virtue of any other instrument or agreement heretofore, contemporaneously herewith or hereafter executed by any Guarantor or any other Person or by applicable law or otherwise. All rights, remedies, powers and privileges of the Beneficiaries shall be cumulative and may be exercised singly or concurrently. The rights, remedies, powers and privileges of the Beneficiaries under this Guaranty against each Guarantor are not conditional or contingent on any attempt by the Beneficiaries to exercise any of their rights, remedies, powers or privileges against any other guarantor or surety or under the Credit Documents or any other agreement or instrument relating thereto against the Borrower or against any other Person.

(c) Each Guarantor hereby acknowledges and agrees that, until the Commitments have been terminated and all of the Obligations have been paid in full in cash, under no circumstances shall it be entitled to be subrogated to any rights of any Beneficiary in respect of the Obligations performed by it hereunder or otherwise, and each Guarantor hereby expressly and irrevocably waives, until the Commitments have been terminated and all of the Obligations have been paid in full in cash, (i) each and every such right of subrogation and any claims, reimbursements, right or right of action relating thereto (howsoever arising), and (ii) each and every right to contribution, indemnification, set-off or reimbursement, whether from the Borrower or any other Person now or hereafter primarily or secondarily liable for any of the Obligations, and whether arising by contract or operation of law or otherwise by reason of each Guarantor’s execution, delivery or performance of this Guaranty.

(d) Each Guarantor represents and warrants that it has established adequate means of keeping itself informed of the Borrower’s financial condition and of other circumstances affecting the Borrower’s ability to perform the Obligations, and agrees that neither the Administrative Agent nor any Lender shall have any obligation to provide to such Guarantor any information it may have, or hereafter receive, in respect of the Borrower.

ARTICLE XI

MISCELLANEOUS

SECTION 11.01. Notices. Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

(a) if to any Loan Party, to it at:

801 East 86th Avenue

Merrillville, Indiana 46410

Attention: Vice President, Treasurer and Chief Risk Officer

Telecopier: (219) 647-6188;

with a copy to such Loan Party at:

801 East 86th Avenue

Merrillville, Indiana 46410

Attention: Assistant Treasurer

Telecopier: (219) 647-6116;

(b) if to the Administrative Agent, to Wells Fargo Bank, National Association at:

1525 W WT Harris Blvd.

Charlotte, NC 28262

Mail Code D1109-019

Attention: Yvette McQueen

Telephone: 704-715-2706

Email: Yvette.mcqueen@wellsfargo.com;

with a copy, except with respect to the Borrowing Request and any Interest Election Request, to Wells Fargo Bank, National Association at:

301 S. College Street

Charlotte, NC 28202

Mail Code D1053-144

Attention: Leanne Phillips

Telephone: 704-374-6278

Email: Leanne.phillips@wellsfargo.com

(c) if to any Lender, to it at its address (or telecopy number) set forth in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through Electronic Systems, to the extent provided in paragraph (e) below, shall be effective as provided in said paragraph (e).

(d) Notices and other communications to the Lenders hereunder may be delivered or furnished by using Electronic Systems pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

(e) Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website, including an Electronic System, shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

(f) Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

(g) Electronic Systems.

(i) The Borrower and each Lender agrees that the Administrative Agent may, but shall not be obligated to, make Communications (as defined below) available to the Lenders by posting the Communications on Debt Domain, Intralinks, Syndtrak, ClearPar or a substantially similar Electronic System.

(ii) Any Electronic System used by the Administrative Agent is provided “as is” and “as available.” The Agent Parties (as defined below) and the Loan Parties do not warrant the adequacy of such Electronic Systems and expressly disclaim liability for errors or omissions in the Communications. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party or any Loan Party in connection with the Communications or any Electronic System. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) or the Loan Parties have any liability to any Loan Party, any Lender, Administrative Agent or any other Person or entity for damages of any kind, including, without limitation, direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of any Loan Party’s or the Administrative Agent’s transmission of Communications through an Electronic System, except to the extent that such damages, losses or expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party. “Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of any Loan Party pursuant to any Credit Document or the transactions contemplated therein which is distributed by the Administrative Agent or any Lender by means of electronic communications pursuant to this Section, including through an Electronic System.

SECTION 11.02. Waivers; Amendments.

(a) No failure or delay by the Administrative Agent, any LC Bank or any Lender in exercising any right or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the LC Banks and the Lenders hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, no Extension of Credit shall be construed as a waiver of any Default, regardless of whether the Administrative Agent, any LC Bank or any Lender may have had notice or knowledge of such Default at the time.

(b) Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower, each Guarantor and the Required Lenders or by the Borrower, each Guarantor and the Administrative Agent with the consent of the Required Lenders; provided that no such agreement shall (i) increase the Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan or any Unreimbursed LC Disbursement or reduce the rate of interest thereon, or reduce any fees or other amounts payable hereunder, without the written consent of each Lender affected thereby, (iii) postpone the scheduled date of payment of the principal amount of any Loan, any Unreimbursed LC Disbursement or any interest thereon, or any fees or other amounts payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender affected thereby, (iv) change Section 2.18(b) or (c) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender, (v) other than with respect to the release of NiSource on the NiSource Release Date (which release shall be automatic as of such date), release any Guarantor from its obligations under the Guaranty or release all or substantially all of the Collateral except as expressly provided herein without the written consent of each Lender, (vi) waive any of the conditions precedent to the effectiveness of this Agreement set forth in Section 3.01 or any of the conditions precedent to the Effective Date set forth in Section 3.02, in each case, without the written consent of each Lender, (vii) issue any Letter of Credit with an expiry date, or extend the expiry date of any Letter of Credit to a date, that is later than the Termination Date without the written consent of each Lender, or (viii) change any of the provisions of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender; provided, further, that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent or any LC Bank hereunder without the prior written consent of the Administrative Agent or such LC Bank, as the case may be.

SECTION 11.03. Expenses; Indemnity; Damage Waiver.

(a) The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates, including the reasonable fees, charges and disbursements of counsel for the Administrative Agent, in connection with the initial syndication of the credit facilities provided for herein, the preparation and administration of this Agreement or any amendments, modifications or waivers of the provisions hereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by the LC Banks, including the reasonable fees, charges and disbursements of counsel for each LC Bank, in connection with the execution, delivery, administration, modification and amendment of any Letters of Credit to be issued by it hereunder, and (iii) all reasonable out-of-pocket expenses incurred by the Administrative Agent, any LC Bank or any Lender, including the reasonable fees, charges and disbursements of any counsel for the Administrative Agent, any LC Bank or any Lender, in connection with the enforcement or protection of its rights in connection with this Agreement, including its rights under this Section, or in connection with the Loans made and Letters of Credit issued hereunder, including in connection with any workout, restructuring or negotiations in respect thereof.

(b) The Borrower shall indemnify the Administrative Agent, the Syndication Agent, each Co-Documentation Agent, each LC Bank and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, penalties, damages, liabilities and related reasonable expenses, including the reasonable fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement or any agreement or instrument contemplated hereby, the performance by the parties hereto of their respective obligations hereunder or the consummation of the Transactions or any other transaction contemplated hereby, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property now, in the past or hereafter owned or operated by the Borrower, any Guarantor or any of their respective other Subsidiaries, or any Environmental Liability related in any way to the Borrower, any Guarantor or any of their respective other Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower, any Guarantor or any of their respective Subsidiaries, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee. This Section 11.03(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

(c) To the extent that the Borrower fails to pay any amount required to be paid by it to the Administrative Agent or any LC Bank under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent or such LC Bank such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent or such LC Bank in its capacity as such.

(d) To the extent permitted by applicable law, (i) the Borrower shall not assert, and does hereby waive, any claim against any Indemnitee for any damages arising from the use by others of information or other materials obtained through telecommunications, electronic or other information transmission systems (including the Internet), and (ii) without limiting the rights of indemnification of any Indemnitee set forth in this Agreement with respect to liabilities asserted by third parties, each party hereto shall not assert, and hereby waives, any claim against each other party, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions or any Loan or the use of the proceeds thereof.

(e) All amounts due under this Section shall be payable not later than 20 days after written demand therefor.

SECTION 11.04. Successors and Assigns.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby; provided that, (i) except to the extent permitted pursuant to Section 6.01(b)(ii) and (iii), no Loan Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender and each LC Bank (and any attempted assignment or transfer by a Loan Party without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more Persons (other than an Ineligible Institution) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed) of:

(A) the Borrower (provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within ten (10) Business Days after having received notice thereof); provided, further, that no consent of the Borrower shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or, if an Event of Default has occurred and is continuing, any other assignee;

(B) the Administrative Agent; and

(C) each LC Bank.

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 unless each of the Borrower and the Administrative Agent otherwise consent, provided that no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing;

(B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement, provided that this clause shall not be construed to prohibit the assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of such Lender’s Loans;

(C) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500, such fee to be paid by either the assigning Lender or the assignee Lender or shared between such Lenders;

(D) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire in which the assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Borrower and its affiliates and their Related Parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws;

(E) without the prior written consent of the Administrative Agent, no assignment shall be made to a prospective assignee that bears a relationship to the Borrower described in Section 108(e)(4) of the Code; and

(F) no assignment shall be made to any Affiliate of any Loan Party.

For the purposes of this Section 11.04(b), the terms “Approved Fund” and “Ineligible Institution” have the following meanings:

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Ineligible Institution” means (a) a natural person, (b) a Defaulting Lender, (c) the Borrower, any of its Subsidiaries or any of its Affiliates, or (d) a company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person or relative(s) thereof.

Subject to acceptance and recording thereof pursuant to paragraph (d) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.15, 2.16, 2.17 and 11.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (e) of this Section.

(c) The Administrative Agent, acting for this purpose as a non-fiduciary agent of the Borrower, shall maintain at one of its offices in The City of New York a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount (and stated interest) of the Loans and other Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive (absent manifest error), and the Borrower, the Administrative Agent, the LC Banks and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.

(d) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(e) Any Lender may, without the consent of or notice to the Borrower, any LC Bank or the Administrative Agent, sell participations to one or more banks or other entities (a “Participant”), other than an Ineligible Institution, in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, each Guarantor and the Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 11.02(b) that affects such Participant. Subject to paragraph (f) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.15, 2.16 and 2.17 (subject to the requirements and limitations therein (it being understood that the documentation required under Section 2.17(e) and (f) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant agrees to be subject to the provisions of Section 2.19 as through it were an assignee under paragraph (b) of this Section. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the obligations under this Agreement (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in the obligations under this Agreement) except to the extent that such disclosure is necessary to establish that such interest is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(f) A Participant shall not be entitled to receive any greater payment under Section 2.l5 or 2.17 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation.

(g) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including, without limitation, to a Federal Reserve Bank or any central bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such assignee for such Lender as a party hereto.

SECTION 11.05. Survival. All covenants, agreements, representations and warranties made by the Borrower and each Guarantor herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the making of any Loans and issuance of any Letters of Credit. The provisions of Sections 2.15, 2.16, 2.17, 10.01(c)(iii) and 11.03 and Article IX shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Commitments or the termination of this Agreement or any provision hereof.

SECTION 11.06. Counterparts; Integration; Effectiveness; Electronic Execution. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the commitment letter relating to the credit facility provided hereby (to the extent provided therein) and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Sections 3.01 and 3.02, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic imaging shall be effective as delivery of an original executed counterpart of this Agreement. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to any document to be signed in connection with this Agreement and the transactions contemplated hereby shall be deemed to include Electronic Signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

SECTION 11.07. Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 11.08. Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each LC Bank or any Affiliate thereof is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender to or for the credit or the account of any Loan Party against any of and all the Obligations now or hereafter existing under this Agreement held by such Lender or such LC Bank, irrespective of whether or not such Lender or such LC Bank shall have made any demand under this Agreement and although such Obligations may be unmatured. The rights of each Lender and each LC Bank under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

SECTION 11.09. Governing Law; Jurisdiction; Consent to Service of Process.

(a) This Agreement shall be construed in accordance with and governed by the law of the State of New York.

(b) Each Loan Party hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in the Borough of Manhattan and of the United States District Court of the Southern District of New York sitting in the Borough of Manhattan, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the Administrative Agent, any LC Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement against any Loan Party or its properties in the courts of any jurisdiction.

(c) Each Loan Party hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 11.01. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 11.10. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 11.11. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 11.12. Confidentiality. Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) actual or prospective counterparty (or its advisors) to any swap or derivative transaction or any credit insurance provider, in each case, relating to the Borrower and its obligations, (g) with the consent of the Borrower or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent, any LC Bank or any Lender on a nonconfidential basis from a source other than a Loan Party or any Subsidiary of a Loan Party. For the purposes of this Section, “Information” means all information received from any Loan Party or any Subsidiary of a Loan Party relating to a Loan Party or any Subsidiary of a Loan Party or its respective businesses, other than any such information that is available to the Administrative Agent, any LC Bank or any Lender on a nonconfidential basis prior to disclosure by any Loan Party or any Subsidiary of a Loan Party; provided that, in the case of information received from any Loan Party or any Subsidiary of a Loan Party after the Effective Date, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information. In addition, the Administrative Agent and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry and service providers to the Administrative Agent, the Co-Documentation Agents, the Syndication Agent, the Arrangers and the Lenders in connection with the administration of this Agreement, the other Loan Documents, and the Commitments.

EACH LENDER ACKNOWLEDGES THAT INFORMATION AS DEFINED IN THE IMMEDIATELY PRECEDING PARAGRAPH FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING THE BORROWER AND ITS RELATED PARTIES OR THEIR RESPECTIVE SECURITIES, AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

ALL INFORMATION, INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS, FURNISHED BY THE BORROWER OR THE ADMINISTRATIVE AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION ABOUT THE BORROWER, THE OTHER LOAN PARTIES AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES. ACCORDINGLY, EACH LENDER REPRESENTS TO THE BORROWER AND THE ADMINISTRATIVE AGENT THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW.

SECTION 11.13. USA PATRIOT Act. Each Lender hereby notifies the Loan Parties that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies the Loan Parties, which information includes the name and address of the Loan Parties and other information that will allow such Lender to identify the Loan Parties in accordance with the Act.

SECTION 11.14. Acknowledgments. Each of the Guarantors and the Borrower hereby acknowledges that:

(a) it has been advised by and consulted with its own legal, accounting, regulatory and tax advisors (to the extent it deemed appropriate) in the negotiation, execution and delivery of this Agreement and the other Credit Documents;

(b) neither any Arranger, any Agent nor any Lender has any fiduciary relationship with or duty to any Guarantor or the Borrower arising out of or in connection with this Agreement or any of the other Credit Documents, and the relationship between any Arranger, the Administrative Agent and the Lenders, on one hand, and the Guarantors and the Borrower, on the other hand, in connection herewith or therewith is solely that of debtor and creditor, and, to the fullest extent permitted by law, each of the Guarantors and the Borrower hereby waives and releases any claims that it may have against the Administrative Agent, the Arrangers and the

Lenders with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby;

(c) it is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Credit Documents; and

(d) no joint venture is created hereby or by the other Credit Documents or otherwise exists by virtue of the transactions contemplated hereby among the Arrangers, the Administrative Agent and the Lenders or among the Guarantors, the Borrower and the Lenders.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

COLUMBIA PIPELINE PARTNERS LP, as Borrower

By: CPP GP LLC, its general partner

By:	/s/ David J. Vajda
Name: David J. Vajda
Title: Vice President, Treasurer and Chief Risk Officer

Federal Tax Identification Number: 51-0658510

NISOURCE INC., as Guarantor

By:	/s/ David J. Vajda
Name: David J. Vajda
Title: Vice President, Treasurer and Chief Risk Officer

Federal Tax Identification Number: 35-2108964

COLUMBIA PIPELINE GROUP, INC., as Guarantor

By:	/s/ David J. Vajda
Name: David J. Vajda
Title: Vice President, Treasurer and Chief Risk Officer

Federal Tax Identification Number: 47-1982552

Signature Page to

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CPG OPCO LP, as Guarantor

By: CPG OPCO GP, LLC, its general partner

By:	/s/ David J. Vajda
Name: David J. Vajda
Title: Vice President, Treasurer and Chief Risk Officer

Federal Tax Identification Number: 38-3940976

COLUMBIA ENERGY GROUP, as Guarantor

By:	/s/ David J. Vajda
Name: David J. Vajda
Title: Vice President, Treasurer and Chief Risk Officer

Federal Tax Identification Number: 13-1594808

CPG OPCO GP LLC, as Guarantor

By:	/s/ David J. Vajda
Name: David J. Vajda
Title: Vice President, Treasurer and Chief Risk Officer

Federal Tax Identification Number: 51-0658513

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WELLS FARGO BANK, NATIONAL ASSOCIATION, as a Lender, as an LC Bank and as Administrative Agent

By:	/s/ Leanne S. Phillips
Name: Leanne S. Phillips
Title: Director

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ROYAL BANK OF CANADA, as a Lender

By:	/s/ D. Scott McMurtry
Name: D. Scott McMurtry
Title: Authorized Signatory

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THE BANK OF TOKYO-MITSUBISHI UFJ, LTD., as a Lender

By:	/s/ Maria Ferradas
Name: Maria Ferradas
Title: Vice President

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JPMORGAN CHASE BANK, N.A., as a Lender

By:	/s/ Robert L. Mendoza
Name: Robert L. Mendoza
Title: Senior Vice President

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CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as a Lender

By:	/s/ Vipul Dhadda
Name: Vipul Dhadda
Title: Authorized Signatory

By:	/s/ D. Andrew Maletta
Name: D. Andrew Maletta
Title: Authorized Signatory

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BARCLAYS BANK PLC, as a Lender

By:	/s/ Ann E. Sutton
Name: Ann E. Sutton
Title: Director

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KEYBANK NATIONAL ASSOCIATION, as a Lender

By:	/s/ Lisa A. Ryder
Name: Lisa A. Ryder
Title: Vice President

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THE NORTHERN TRUST COMPANY, as a Lender

By:	/s/ Michael Fornal
Name: Michael Fornal
Title: Vice President

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BNP PARIBAS, as a Lender

By:	/s/ Christopher Sked
Name: Christopher Sked
Title: Managing Director

By:	/s/ Louise Roussel
Name: Louise Roussel
Title: Vice President

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THE BANK OF NEW YORK MELLON, as a Lender

By:	/s/ Mark W. Rogers
Name: Mark W. Rogers
Title: Vice President

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U.S. BANK NATIONAL ASSOCIATION, as a Lender

By:	/s/ John Prigge
Name: John Prigge
Title: Vice President

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THE BANK OF NOVA SCOTIA, as a Lender

By:	/s/ Mark Sparrow
Name: Mark Sparrow
Title: Director

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FIFTH THIRD BANK, as a Lender

By:	/s/ Daniel J. Clarke, Jr.
Name: Daniel J. Clarke, Jr.
Title: Managing Director

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BANK OF AMERICA, N.A., as a Lender

By:	/s/ Michael Clayborne
Name: Michael Clayborne
Title: Vice President

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COBANK, ACB, as a Lender

By:	/s/ Michael Gee
Name: Michael Gee
Title: Vice President

Signature Page to

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MORGAN STANLEY BANK, N.A., as a Lender

By:	/s/ Michael King
Name: Michael King
Title: Authorized Signatory

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THE HUNTINGTON NATIONAL BANK, as a Lender

By:	/s/ Margaret Niekrash
Name: Margaret Niekrash
Title: Vice President

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CITIBANK, N.A., as a Lender

By:	/s/ Todd Mogil
Name: Todd Mogil
Title: Vice-President

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PNC BANK, NATIONAL ASSOCIATION, as a Lender

By:	/s/ Jon R. Hinard
Name: Jon R. Hinard
Title: Senior Vice President

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MIZUHO BANK, LTD., as a Lender

By:	/s/ Leon Mo
Name: Leon Mo
Title: Authorized Signatory

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GOLDMAN SACHS BANK, N.A., as a Lender

By:	/s/ Rebecca Kratz
Name: Rebecca Kratz
Title: Authorized Signatory

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BANCO BILBAO VIZCAYA ARGENTARIA, S.A. NEW YORK BRANCH, as a Lender

By:	/s/ Mauricio Benitez
Name: Mauricio Benitez
Title: Vice President

By:	/s/ Luca Sacchi
Name: Luca Sacchi
Title: Managing Director

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Annex A

PRICING GRID

The “Applicable Rate” for any day with respect to any Eurodollar Loan, ABR Loan, Facility Fee or LC Risk Participation Fee, as the case may be, is the percentage set forth below in the applicable row under the column corresponding to the Status that exists on such day:

Status	Level I	Level II	Level III	Level IV	Level V
Eurodollar Revolving Loans (basis points)	100	107.5	127.5	147.5	165
ABR Loans (basis points)	0	7.5	27.5	47.5	65
Facility Fee (basis points)	12.5	17.5	22.5	27.5	35
LC Risk Participation Fee (basis points)	100	107.5	127.5	147.5	165

For purposes of this Pricing Grid, the following terms have the following meanings (as modified by the provisos below):

“Level I Status” exists at any date if, at such date, the Index Debt is rated either BBB+ or higher by S&P or Baa1 or higher by Moody’s.

“Level II Status” exists at any date if, at such date, the Index Debt is rated either BBB by S&P or Baa2 by Moody’s.

“Level III Status” exists at any date if, at such date, the Index Debt is rated either BBB- by S&P or Baa3 by Moody’s.

“Level IV Status” exists at any date if, at such date, the Index Debt is rated either BB+ by S&P or Ba1 by Moody’s.

“Level V Status” exists at any date if, at such date, the Index Debt is rated either BB or lower or by S&P or Ba2 or lower by Moody’s or no other Status exists.

“Status” refers to the determination of which of Level I Status, Level II Status, Level III Status, Level IV Status or Level V Status exists at any date.

The credit ratings to be utilized for purposes of this Pricing Grid are those assigned to the Index Debt, and any rating assigned to any other debt security of NiSource or CPG shall be disregarded. The rating in effect at any date is that in effect at the close of business on such date.

Provided, that the applicable Status shall change as and when the applicable Index Debt ratings change.

Annex A-1

Provided further, that if the Index Debt is split-rated, the applicable Status shall be determined on the basis of the higher of the two ratings then applicable; provided further, that, if the Index Debt is split-rated by two or more levels, the applicable Status shall instead be determined on the basis of the rating that is one level above the lower of the two ratings then applicable.

Provided further, that if both Moody’s and S&P, or their successors as applicable, shall have ceased to issue or maintain such ratings, then the applicable Status shall be Level V.

Annex A-2

EXHIBIT A

ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Revolving Credit Agreement identified below (as amended, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including any letters of credit, guarantees, and swingline loans included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:

2.	Assignee:
[and is a Lender/an Affiliate/an Approved Fund of [identify Lender]1]

3.	Borrower(s):	Columbia Pipeline Partners LP, a Delaware limited partnership

4.	Administrative Agent:	Wells Fargo Bank, National Association, as the administrative agent under the Credit Agreement

[1]	Select as applicable.

5.	Credit Agreement:	Revolving Credit Agreement, dated as of December 5, 2014, by and among Columbia Pipeline Partners LP, as borrower, NiSource Inc., Columbia Pipeline Group, Inc., CPG OpCo LP, Columbia Energy Group and CPG OpCo GP LLC, each as a guarantor, the lenders from time to time party thereto, Wells Fargo Bank, National Association, as administrative agent, and the other agents parties thereto
6.	Assigned Interest:

Aggregate Amount of Commitment/ Loans for all Lenders	Amount of Commitment/ Loans Assigned	Percentage Assigned of Commitment/Loans[2]

$	$	%

$	$	%

$	$	%

Effective Date:                 , 20     [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR

[NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE

[NAME OF ASSIGNEE]

By:
Title:

Consented to and Accepted:

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent and LC Bank

By:
Title:

[2]	Set forth, so at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

Consented to:

[ ], as LC Bank

By:
Title:

[COLUMBIA PIPELINE PARTNERS LP, as Borrower] [3]

By: CPP GP LLC, its general partner

By:
Title:

[3]	To be added only if the consent of the Borrower is required by the terms of the Credit Agreement.

ANNEX I

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1 Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Credit Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Credit Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Credit Document.

1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it satisfies the requirements, if any, specified in the Credit Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 5.01(h) thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, (v) if it is a Foreign Lender, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (vi) it does not bear a relationship to the Borrower described in Section 108(e)(4) of the Code; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Credit Documents are required to be performed by it as a Lender.

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. THIS ASSIGNMENT AND ASSUMPTION SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

EXHIBIT B

FORM OF OPINIONS OF VINSON & ELKINS LLP AND SCHIFF HARDIN LLP

EXHIBIT C

FORM OF REVOLVING LOAN BORROWING REQUEST

REVOLVING LOAN BORROWING REQUEST

Date:            ,

To: Wells Fargo Bank, National Association

as Administrative Agent

1525 W WT Harris Blvd.

Charlotte, NC 28262

Mail Code D1109-019

Attention: Yvette McQueen

Telephone: 704-715-2706

Email: Yvette.mcqueen@wellsfargo.com

Ladies and Gentlemen:

Reference is made to that certain Revolving Credit Agreement, dated as of December 5, 2014 (as may be amended, restated, amended and restated, extended, supplemented or otherwise modified in writing from time to time in accordance with its terms, the “Agreement”; the terms defined therein being used herein as therein defined), by and among, Columbia Pipeline Partners LP, a Delaware limited partnership (the “Borrower”), NiSource Inc., a Delaware corporation (“NiSource”), Columbia Pipeline Group, Inc., a Delaware corporation (“CPG”), CPG OpCo LP, a Delaware limited partnership (“OpCo”), Columbia Energy Group, a Delaware corporation (“Columbia”), CPG OpCo GP LLC, a Delaware limited liability company (“OpCo GP”, and together with NiSource, CPG, OpCo and Columbia, the “Guarantors”), the Lenders party thereto, Wells Fargo Bank, National Association, as the administrative agent (in such capacity, the “Administrative Agent”), and the other parties thereto.

The Borrower hereby requests a Revolving Borrowing, as follows:

1.	In the aggregate amount of $ .

2.	On , 201 (a Business Day).

3.	Comprised of [an ABR] [a Eurodollar] Borrowing.

[4.	With an Interest Period of months.][4]

[4][5].	The Borrower’s account to which funds are to be disbursed is:

Account Number:

Location:

This Borrowing Request and the Revolving Borrowing requested herein comply with the Agreement, including

Sections 2.01(a), 2.02, 3.02 and 3.03 of the Agreement.

[Signature Page Follows.]

[4]	Insert if a Eurodollar Borrowing.

COLUMBIA PIPELINE PARTNERS LP

By: CPP GP LLC, its general partner

By:
Name:
Title:

EXHIBIT D

FORM OF LETTER OF CREDIT EXTENSION REQUEST

LETTER OF CREDIT EXTENSION REQUEST

Date:             ,

To: [                    ],

as LC Bank

[                    ]

cc: Wells Fargo Bank, National Association

as Administrative Agent

1525 W WT Harris Blvd.

Charlotte, NC 28262

Mail Code D1109-019

Attention: Yvette McQueen

Telephone: 704-715-2706

Email: Yvette.mcqueen@wellsfargo.com

Ladies and Gentlemen:

Reference is made to that certain Revolving Credit Agreement, dated as of December 5, 2014 (as may be amended, restated, amended and restated, extended, supplemented or otherwise modified in writing from time to time in accordance with its terms, the “Agreement”; the terms defined therein being used herein as therein defined), by and among, Columbia Pipeline Partners LP, a Delaware limited partnership (the “Borrower”), NiSource Inc., a Delaware corporation (“NiSource”), Columbia Pipeline Group, Inc., a Delaware corporation (“CPG”), CPG OpCo LP, a Delaware limited partnership (“OpCo”), Columbia Energy Group, a Delaware corporation (“Columbia”), CPG OpCo GP LLC, a Delaware limited liability company (“OpCo GP”, and together with NiSource, CPG, OpCo and Columbia, the “Guarantors”), the Lenders party thereto, Wells Fargo Bank, National Association, as the administrative agent (in such capacity, the “Administrative Agent”), and the other parties thereto.

The Borrower hereby requests a Letter of Credit extension by the LC Bank listed above, as follows:

1. [An issuance of a new Letter of Credit in the amount of $[        ]] [an amendment to existing Letter of Credit No. [            ] issued by such LC Bank].

2. On             , 201     (a Business Day).

This request for a Letter of Credit extension complies with the Agreement, including Sections 2.04, 3.02 and 3.03 of the Agreement.

[Signature Page Follows.]

COLUMBIA PIPELINE PARTNERS LP

By: CPP GP LLC, its general partner

By:
Name:
Title:

EXHIBIT E

FORM OF REVOLVING NOTE

REVOLVING NOTE

FOR VALUE RECEIVED, the undersigned (the “Borrower”), hereby promises to pay to                      or registered assigns (the “Lender”), in accordance with the provisions of the Agreement (as hereinafter defined), the aggregate unpaid principal amount of each Revolving Loan from time to time made by the Lender to the Borrower under that certain Revolving Credit Agreement, dated as of December 5, 2014 (as may be amended, restated, amended and restated, extended, supplemented or otherwise modified in writing from time to time in accordance with its terms, the “Agreement”; the terms defined therein being used herein as therein defined), by and among, Columbia Pipeline Partners LP, a Delaware limited partnership (the “Borrower”), NiSource Inc., a Delaware corporation (“NiSource”), Columbia Pipeline Group, Inc., a Delaware corporation (“CPG”), CPG OpCo LP, a Delaware limited partnership (“OpCo”), Columbia Energy Group, a Delaware corporation (“Columbia”), CPG OpCo GP LLC, a Delaware limited liability company (“OpCo GP”, and together with NiSource, CPG, OpCo and Columbia, the “Guarantors”), the Lenders party thereto, Wells Fargo Bank, National Association, as the administrative agent (in such capacity, the “Administrative Agent”), and the other parties thereto. The Borrower promises to pay interest on the aggregate unpaid principal amount of each Revolving Loan from time to time made by the Lender to the Borrower under the Agreement from the date of such Loan until such principal amount is paid in full, at such interest rates and at such times as provided in the Agreement. All payments of principal and interest shall be made to the Administrative Agent for the account of the Lender in Dollars in immediately available funds at the Administrative Agent’s office pursuant to the terms of the Agreement. If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Agreement.

This Revolving Note is one of the promissory notes referred to in Section 2.10(e) of the Agreement, is one of the Credit Documents, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein. Upon the occurrence and continuation of one or more of the Events of Default specified in the Agreement, all amounts then remaining unpaid on this Revolving Note shall become, or may be declared to be, immediately due and payable all as provided in the Agreement. Revolving Loans made by the Lender shall be evidenced by one or more loan accounts or records maintained by the Lender in the ordinary course of business. The Lender may also attach schedules to this Revolving Note and endorse thereon the date, amount and maturity of its Revolving Loans and payments with respect thereto.

The Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Revolving Note.

THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

[Signature Page Follows.]

COLUMBIA PIPELINE PARTNERS LP

By:	CPP GP LLC, its general partner

By:
Name:
Title:

LOANS AND PAYMENTS WITH RESPECT THERETO

Date	Type of Loan Made	Amount of Loan Made	End of Interest Period	Amount of Principal or Interest Paid This Date	Outstanding Principal Balance This Date	Notation Made By

EXHIBIT F

FORM OF INTEREST ELECTION REQUEST

INTEREST ELECTION REQUEST

Date:             ,

To: Wells Fargo Bank, National Association

as Administrative Agent

1525 W WT Harris Blvd.

Charlotte, NC 28262

Mail Code D1109-019

Attention: Yvette McQueen

Telephone: 704-715-2706

Email: Yvette.mcqueen@wellsfargo.com

Ladies and Gentlemen:

Reference is made to that certain Revolving Credit Agreement, dated as of December 5, 2014 (as may be amended, restated, amended and restated, extended, supplemented or otherwise modified in writing from time to time in accordance with its terms, the “Agreement”; the terms defined therein being used herein as therein defined), by and among, Columbia Pipeline Partners LP, a Delaware limited partnership (the “Borrower”), NiSource Inc., a Delaware corporation (“NiSource”), Columbia Pipeline Group, Inc., a Delaware corporation (“CPG”), CPG OpCo LP, a Delaware limited partnership (“OpCo”), Columbia Energy Group, a Delaware corporation (“Columbia”), CPG OpCo GP LLC, a Delaware limited liability company (“OpCo GP”, and together with NiSource, CPG, OpCo and Columbia, the “Guarantors”), the Lenders party thereto, Wells Fargo Bank, National Association, as the administrative agent (in such capacity, the “Administrative Agent”), and the other parties thereto.

This Interest Election Request is delivered to you pursuant to Section 2.06 of the Agreement and relates to the following:

1. ☐ A conversion of a Borrowing ☐ A continuation of a Borrowing (select one).

2. In the aggregate principal amount of $            .

3. which Borrowing is being maintained as a [ABR Revolving Borrowing] [Eurodollar Revolving Borrowing with an Interest Period ending on             , 201  ].

4. (select relevant election)

☐   If such Borrowing is a Eurodollar Revolving Borrowing, such Borrowing shall be continued as a Eurodollar Revolving Borrowing having an Interest Period of [                    ] months.

☐   If such Borrowing is a Eurodollar Revolving Borrowing, such Borrowing shall be converted to an ABR Revolving Borrowing.

☐ If such Borrowing is an ABR Revolving Borrowing, such Borrowing shall be converted to a Eurodollar Revolving Borrowing having an Interest Period of [                    ] months.

5. Such election to be effective on , 201   (a Business Day).

This Interest Election Request and the election made herein comply with the Agreement, including Section 2.06 of the Agreement.

[Signature Page Follows.]

COLUMBIA PIPELINE PARTNERS LP

By: CPP GP LLC, its general partner

By:
Name:
Title:

EXHIBIT G

FORM OF PREPAYMENT NOTICE

PREPAYMENT NOTICE

Date:             ,

To: Wells Fargo Bank, National Association

as Administrative Agent

1525 W WT Harris Blvd.

Charlotte, NC 28262

Mail Code D1109-019

Attention: Yvette McQueen

Telephone: 704-715-2706

Email: Yvette.mcqueen@wellsfargo.com

Ladies and Gentlemen:

Reference is made to that certain Revolving Credit Agreement, dated as of December 5, 2014 (as may be amended, restated, amended and restated, extended, supplemented or otherwise modified in writing from time to time in accordance with its terms, the “Agreement”; the terms defined therein being used herein as therein defined), by and among, Columbia Pipeline Partners LP, a Delaware limited partnership (the “Borrower”), NiSource Inc., a Delaware corporation (“NiSource”), Columbia Pipeline Group, Inc., a Delaware corporation (“CPG”), CPG OpCo LP, a Delaware limited partnership (“OpCo”), Columbia Energy Group, a Delaware corporation (“Columbia”), CPG OpCo GP LLC, a Delaware limited liability company (“OpCo GP”, and together with NiSource, CPG, OpCo and Columbia, the “Guarantors”), the Lenders party thereto, Wells Fargo Bank, National Association, as the administrative agent (in such capacity, the “Administrative Agent”), and the other parties thereto.

This Prepayment Notice is delivered to you pursuant to Section 2.11 of the Agreement. The Borrower hereby gives notice of a prepayment of Revolving Loans as follows:

1. (select Type(s) of Loans)

☐   ABR Revolving Loans in the aggregate principal amount of $            .

☐   Eurodollar Revolving Loans with an Interest Period ending             , 201     in the aggregate principal amount of $            .

2. On             , 201   (a Business Day).

This Prepayment Notice and prepayment contemplated hereby comply with the Agreement, including Section 2.11 of the Agreement.

[Signature Page Follows.]

COLUMBIA PIPELINE PARTNERS LP

By: CPP GP LLC, its general partner

By:
Name:
Title:

EXHIBIT H-1

FORM OF

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to that certain Revolving Credit Agreement, dated as of December 5, 2014 (as may be amended, restated, amended and restated, extended, supplemented or otherwise modified in writing from time to time in accordance with its terms, the “Agreement”; the terms defined therein being used herein as therein defined), by and among, Columbia Pipeline Partners LP, a Delaware limited partnership (the “Borrower”), NiSource Inc., a Delaware corporation (“NiSource”), Columbia Pipeline Group, Inc., a Delaware corporation (“CPG”), CPG OpCo LP, a Delaware limited partnership (“OpCo”), Columbia Energy Group, a Delaware corporation (“Columbia”), CPG OpCo GP LLC, a Delaware limited liability company (“OpCo GP”, and together with NiSource, CPG, OpCo and Columbia, the “Guarantors”), the Lenders party thereto, Wells Fargo Bank, National Association, as the administrative agent (in such capacity, the “Administrative Agent”), and the other parties thereto.

Pursuant to the provisions of Section 2.17 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower with a certificate of its non-U.S. Person status on IRS Form W-8BEN or IRS Form W-8BEN-E. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date: , 20[ ]

EXHIBIT H-2

FORM OF

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to that certain Revolving Credit Agreement, dated as of December 5, 2014 (as may be amended, restated, amended and restated, extended, supplemented or otherwise modified in writing from time to time in accordance with its terms, the “Agreement”; the terms defined therein being used herein as therein defined), by and among, Columbia Pipeline Partners LP, a Delaware limited partnership (the “Borrower”), NiSource Inc., a Delaware corporation (“NiSource”), Columbia Pipeline Group, Inc., a Delaware corporation (“CPG”), CPG OpCo LP, a Delaware limited partnership (“OpCo”), Columbia Energy Group, a Delaware corporation (“Columbia”), CPG OpCo GP LLC, a Delaware limited liability company (“OpCo GP”, and together with NiSource, CPG, OpCo and Columbia, the “Guarantors”), the Lenders party thereto, Wells Fargo Bank, National Association, as the administrative agent (in such capacity, the “Administrative Agent”), and the other parties thereto.

Pursuant to the provisions of Section 2.17 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN or IRS Form W-8BEN-E. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date: , 20[ ]

EXHIBIT H-3

FORM OF

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to that certain Revolving Credit Agreement, dated as of December 5, 2014 (as may be amended, restated, amended and restated, extended, supplemented or otherwise modified in writing from time to time in accordance with its terms, the “Agreement”; the terms defined therein being used herein as therein defined), by and among, Columbia Pipeline Partners LP, a Delaware limited partnership (the “Borrower”), NiSource Inc., a Delaware corporation (“NiSource”), Columbia Pipeline Group, Inc., a Delaware corporation (“CPG”), CPG OpCo LP, a Delaware limited partnership (“OpCo”), Columbia Energy Group, a Delaware corporation (“Columbia”), CPG OpCo GP LLC, a Delaware limited liability company (“OpCo GP”, and together with NiSource, CPG, OpCo and Columbia, the “Guarantors”), the Lenders party thereto, Wells Fargo Bank, National Association, as the administrative agent (in such capacity, the “Administrative Agent”), and the other parties thereto.

Pursuant to the provisions of Section 2.17 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or IRS Form W-8BEN-E or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or IRS Form W-8BEN-E from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date: , 20[ ]

EXHIBIT H-4

FORM OF

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to that certain Revolving Credit Agreement, dated as of December 5, 2014 (as may be amended, restated, amended and restated, extended, supplemented or otherwise modified in writing from time to time in accordance with its terms, the “Agreement”; the terms defined therein being used herein as therein defined), by and among, Columbia Pipeline Partners LP, a Delaware limited partnership (the “Borrower”), NiSource Inc., a Delaware corporation (“NiSource”), Columbia Pipeline Group, Inc., a Delaware corporation (“CPG”), CPG OpCo LP, a Delaware limited partnership (“OpCo”), Columbia Energy Group, a Delaware corporation (“Columbia”), CPG OpCo GP LLC, a Delaware limited liability company (“OpCo GP”, and together with NiSource, CPG, OpCo and Columbia, the “Guarantors”), the Lenders party thereto, Wells Fargo Bank, National Association, as the administrative agent (in such capacity, the “Administrative Agent”), and the other parties thereto.

Pursuant to the provisions of Section 2.17 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to the Credit Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or IRS Form W-8BEN-E or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or IRS Form W-8BEN-E from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date: , 20[ ]

SCHEDULE 2.01

Names, Addresses, Allocation of Aggregate Commitment, and Applicable Percentages of Banks

Bank Name	Domestic Lending Office	Eurodollar Lending Office	Commitment	Applicable Percentage
Wells Fargo Bank, National Association	Wells Fargo Bank 1525 W WT Harris Blvd. Charlotte, NC 28262	Wells Fargo Bank 1525 W WT Harris Blvd. Charlotte, NC 28262	$50,000,000	10.00%
The Bank of Tokyo-Mitsubishi UFJ, Ltd.	On file with the Administrative Agent	On file with the Administrative Agent	$35,000,000	7.00%
Credit Suisse AG, Cayman Islands Branch	On file with the Administrative Agent	On file with the Administrative Agent	$35,000,000	7.00%
Royal Bank of Canada	On file with the Administrative Agent	On file with the Administrative Agent	$35,000,000	7.00%
JPMorgan Chase Bank, N.A.	On file with the Administrative Agent	On file with the Administrative Agent	$22,500,000	4.50%
Bank of America, N.A.	On file with the Administrative Agent	On file with the Administrative Agent	$22,500,000	4.50%

Bank Name	Domestic Lending Office	Eurodollar Lending Office	Commitment	Applicable Percentage
The Bank of Nova Scotia	On file with the Administrative Agent	On file with the Administrative Agent	$22,500,000	4.50%
BNP Paribas	On file with the Administrative Agent	On file with the Administrative Agent	$22,500,000	4.50%
Goldman Sachs Bank USA	On file with the Administrative Agent	On file with the Administrative Agent	$22,500,000	4.50%
Barclays Bank PLC	On file with the Administrative Agent	On file with the Administrative Agent	$22,500,000	4.50%
Mizuho Bank, Ltd.	On file with the Administrative Agent	On file with the Administrative Agent	$22,500,000	4.50%
Morgan Stanley Bank, N.A.	On file with the Administrative Agent	On file with the Administrative Agent	$22,500,000	4.50%
Banco Bilbao Vizcaya Argentaria, S.A., New York Branch	On file with the Administrative Agent	On file with the Administrative Agent	$22,500,000	4.50%
PNC Bank, National Association	On file with the Administrative Agent	On file with the Administrative Agent	$22,500,000	4.50%

Bank Name	Domestic Lending Office	Eurodollar Lending Office	Commitment	Applicable Percentage
Citibank, N.A.	On file with the Administrative Agent	On file with the Administrative Agent	$22,500,000	4.50%
U.S. Bank National Association	On file with the Administrative Agent	On file with the Administrative Agent	$22,500,000	4.50%
KeyBank National Association	On file with the Administrative Agent	On file with the Administrative Agent	$12,500,000	2.50%
CoBank, ACB	On file with the Administrative Agent	On file with the Administrative Agent	$12,500,000	2.50%
The Northern Trust Company	On file with the Administrative Agent	On file with the Administrative Agent	$12,500,000	2.50%
The Bank of New York Mellon	On file with the Administrative Agent	On file with the Administrative Agent	$12,500,000	2.50%
Fifth Third Bank	On file with the Administrative Agent	On file with the Administrative Agent	$12,500,000	2.50%

Bank Name	Domestic Lending Office	Eurodollar Lending Office	Commitment	Applicable Percentage
The Huntington National Bank	On file with the Administrative Agent	On file with the Administrative Agent	$12,500,000	2.50%

TOTAL			$500,000,000	100%

Letter of Credit Commitment

Bank Name	Letter of Credit Commitment
Wells Fargo Bank, National Association	$50,000,000

SCHEDULE 4.01

SUBSIDIARIES

Columbia Pipeline Group, Inc.	Restricted Subsidiary
Columbia Energy Group	Restricted Subsidiary
CNS Microwave, Inc.	Restricted Subsidiary
Columbia Energy Holdings Corporation	Restricted Subsidiary
Columbia Hardy Holdings, LLC	Restricted Subsidiary
Columbia Hardy Corporation	Restricted Subsidiary
Columbia Gas Transmission, LLC	Restricted Subsidiary
Columbia Gulf Transmission Company	Restricted Subsidiary
Columbia Pipeline Group Services Company	Restricted Subsidiary
CPP GP LLC	Restricted Subsidiary
Columbia Pipeline Partners LP	Restricted Subsidiary
CPG OpCo GP LLC	Restricted Subsidiary
Columbia Midstream & Minerals Group, LLC	Restricted Subsidiary
(f/k/a NiSource Midstream & Minerals Group, LLC)
Columbia Midstream Group, LLC	Restricted Subsidiary
(f/k/a NiSource Midstream Services, LLC)
Columbia Pennant, LLC	Restricted Subsidiary
(f/k/a NiSource Pennant, LLC)
Columbia Energy Ventures, LLC	Restricted Subsidiary
(f/k/a NiSource Energy Ventures, LLC)
CEVCO Production Holdings I, LLC	Restricted Subsidiary
(f/k/a NEVCO Energy Ventures, LLC)

SCHEDULE 6.01(e)

EXISTING AGREEMENTS

None.

SCHEDULE 6.01(f)

INDEBTEDNESS

Intercompany Debt to be Repaid Prior to the occurrence of the Specified Separation Transaction:

All debt balances below stated as of 11/30/2014.

Promissory Notes Issued to NiSource Finance Corp.

Entity	Maturity Date	Coupon Rate	Principal Amount
Columbia Gas Transmission
Inter-Company Note to NFC	11/30/2015	5.41%	$98,500,000
Inter-Company Note to NFC	11/28/2016	5.45%	$38,550,000
Inter-Company Note to NFC	11/28/2025	5.92%	$113,500,000
Inter-Company Note to NFC	11/29/2032	4.63%	$45,000,000
Inter-Company Note to NFC	11/30/2037	4.94%	$95,000,000
Inter-Company Note to NFC	11/28/2042	5.26%	$95,000,000

Total Inter-Company Notes			$485,550,000

Columbia Gulf Transmission
Inter-Company Note to NFC	11/30/2015	5.41%	$17,350,000
Inter-Company Note to NFC	11/28/2016	5.45%	$6,790,000
Inter-Company Note to NFC	11/28/2025	5.92%	$20,000,000
Inter-Company Note to NFC	11/28/2042	5.26%	$75,000,000

Total Inter-Company Notes			$119,140,000

NiSource Midstream Services
Inter-Company Note to NFC	12/21/2037	5.16%	$55,000,000
Inter-Company Note to NFC	12/19/2042	5.49%	$95,000,000

Total Inter-Company Notes			$150,000,000

Capital Expenditure Notes Issued to NiSource Finance Corp.

Entity	Maturity Date	Coupon Rate	Principal Amount
Columbia Gas
Transmission(1)	12/31/2016	4.75%	$794,061,115
Columbia Gulf
Transmission(2)	12/31/2016	4.75%	$97,039,334
NiSource Midstream
Services (3)	12/31/2016	4.75%	$15,405,549

(1)	Includes $122,000,000 of anticipated borrowings during December 2014 and January 2015.
(2)	Includes $15,000,000 of anticipated borrowings during December 2014 and January 2015.
(3)	Includes $2,000,000 of anticipated borrowings during December 2014 and January 2015.

With respect to any of the foregoing, any refinancings, consolidations, or novations thereof will be permitted, provided that (1) no maturity is shortened from the maturity set forth above, (2) all such refinancings, consolidations or novations will be consummated prior to the occurrence of the Specified Separation Transaction and (3) NiSource Finance Corp. shall be the holder of any such Indebtedness.

SCHEDULE 6.01(g)

INVESTMENTS

Millennium Pipeline Company, LLC (Columbia Transmission owns a 47.5% interest in Millennium Pipeline).

Hardy Storage Company, LLC (50.0% joint venture interest held by subsidiaries of Columbia Transmission).

Pennant Midstream, LLC (50.0% joint venture interest held by NiSource Midstream Services, LLC).